    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 1997



                                                      REGISTRATION NO. 333-37377

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            LCI INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)
                            ------------------------

            DELAWARE                            4813                           13-3498232
  (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
      of incorporation or           Classification Code Number)           Identification No.)
         organization)

                             8180 GREENSBORO DRIVE
                                   SUITE 800
                             MCLEAN, VIRGINIA 22102
                                 (703) 442-0220
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              LEE M. WEINER, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                            LCI INTERNATIONAL, INC.
                             8180 GREENSBORO DRIVE
                                   SUITE 800
                             MCLEAN, VIRGINIA 22102
                                 (703) 442-0220
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

         PETER S. KOLEVZON, ESQ.                     JOSEPH A. HOFFMAN, ESQ.
    KRAMER, LEVIN, NAFTALIS & FRANKEL                J. DAVID WASHBURN, ESQ.
             919 THIRD AVENUE                             ARTER & HADDEN
         NEW YORK, NEW YORK 10022                  1717 MAIN STREET, SUITE 4100
                                                       DALLAS, TEXAS 75201

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:

As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the Agreement and Plan of Merger, dated September 17, 1997, described in the Joint Proxy
Statement/Prospectus included in the Registration Statement have been satisfied or waived.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 [LOGO]                                                                                    [LOGO']


                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    The Boards of Directors of LCI International, Inc. and USLD Communications Corp. have agreed upon a merger of LCI and USLD and are seeking your vote for this important transaction.


    If the merger is effected, USLD will become a subsidiary of LCI and stockholders of USLD will become LCI stockholders. LCI is the sixth largest long-distance carrier in the United States and provides a wide array of worldwide voice and data transmission services to businesses, residential customers and other carriers through its fiber-optic network. USLD is a communications company offering an integrated group of communications services, including direct dial long-distance and local services, prepaid calling cards, travel cards, Internet access, data transmission and calling center services. By combining the two companies, LCI and USLD expect to enhance long-term value for their stockholders. In addition, the merger will give stockholders of USLD the opportunity to participate in a combined enterprise which will have greater financial, technical and marketing resources and is expected to produce a stronger competitor, both domestically and internationally, than USLD would be on a stand-alone basis.



    Stockholders of USLD are being asked, at a special meeting of USLD stockholders, to approve and adopt the merger and the merger agreement relating to the merger. You can find the full text of the merger agreement at the back of this document in Annex A. In the merger, stockholders of USLD will receive LCI shares in exchange for their shares of USLD stock. The exchange ratio, which is the fraction of an LCI share you will receive for each share of USLD stock, will depend on the average trading price for LCI shares over a designated period of time prior to the merger. Interested parties may call toll free 1-800-579-1938 at any time after December 1, 1997 for current information on the exchange ratio.


    According to the rules and regulations of the New York Stock Exchange, where the shares of LCI are traded, LCI must obtain the approval of the LCI stockholders in the event that LCI is required to issue 20% or more of its outstanding shares in the merger. As the exact exchange ratio will be calculated only a few days prior to the merger, the Board of Directors of LCI has decided to call a special meeting of LCI stockholders to authorize the issuance of the LCI shares in the merger in the event that such shares are 20% or more of LCI's outstanding shares at such time. If it is evident that the authorization of the LCI stockholders to issue the LCI shares in the merger is not required, the special meeting of LCI stockholders may be cancelled. As there can be no assurances as to whether the LCI special meeting will or will not be required, you are asked to assume that the meeting will be held and act accordingly.

    Whether or not you plan to attend a meeting, please take the time to vote on the proposal(s) submitted to stockholders by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the proposal(s). YOUR VOTE IS VERY IMPORTANT.

    The dates, times and places of the meetings are:


      For USLD stockholders:
      December 17, 1997



      9:00 a.m., Central standard time



      Airport Hilton and Conference Center
      Lone Star West Ballroom
      611 N.W. Loop 410
      San Antonio, Texas 78216


      _____________________________


      For LCI stockholders:



      December 17, 1997



      10:00 a.m., Eastern standard time



      Sheraton Premiere at Tysons Corner
      8661 Leesburg Pike,
      Vienna, Virginia 22182


    This document provides you with detailed information about the proposed merger. In addition, you may obtain information about LCI and USLD from documents that LCI and USLD have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.


    USLD stockholders who have any questions about the merger should contact USLD's Investor Relations department, 1-800-460-1110. LCI stockholders who have any questions about the merger should contact LCI's Investor Relations, 1-800-450-6527.


                                  [LOGO]
                                [LOGO]
  H. Brian Thompson                                       Larry M. James
  Chairman and Chief Executive Officer                    Chairman, Chief Executive Officer and President
  LCI International, Inc.                                 USLD Communications Corp.

 SEE "CERTAIN CONSIDERATIONS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN
     MATTERS WHICH SHOULD BE CONSIDERED BY STOCKHOLDERS WITH RESPECT TO THE
             TRANSACTIONS TO BE CONSIDERED AT THE SPECIAL MEETINGS.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE SECURITIES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



  Joint Proxy Statement/Prospectus dated November 7, 1997 and first mailed to stockholders November 8, 1997.

                            LCI INTERNATIONAL, INC.
                        8180 GREENSBORO DRIVE, SUITE 800
                                MCLEAN, VA 22102

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            ------------------------


    Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of LCI International, Inc. ("LCI") will be held at 10:00 a.m., Eastern standard time, with registration beginning at 9:00 a.m., on December 17, 1997 at the Sheraton Premiere at Tysons Corner, 8661 Leesburg Pike, Vienna, Virginia 22182, to approve the issuance of the shares of Common Stock, par value $.01 per share, of LCI in connection with the merger of USLD Communications Corp. with LCI Acquisition Corp., a wholly owned subsidiary of LCI.



    Only holders of LCI Common Stock of record at the close of business on November 6, 1997 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof.


                                       By Order of the Board of Directors

                                                     [LOGO]
                                              James D. Heflinger,
                                                   SECRETARY


McLean, Virginia
November 7, 1997


                                   IMPORTANT


    WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE RETURN ENVELOPE PROVIDED TO BE RECEIVED NO LATER THAN DECEMBER 16, 1997. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING IN YOUR PROXY PROMPTLY.

                           USLD COMMUNICATIONS CORP.

                           9311 SAN PEDRO, SUITE 100
                             SAN ANTONIO, TX 78216

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            ------------------------


    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of USLD Communications Corp. ("USLD") will be held at 9:00 a.m., Central standard time, on December 17, 1997 at the Airport Hilton and Conference Center, Lone Star West Ballroom, 611 N.W. Loop 410, San Antonio, Texas 78216 to approve the merger of USLD with LCI Acquisition Corp., a wholly owned subsidiary of LCI International, Inc., a Delaware corporation, and to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") relating thereto.


    A copy of the Merger Agreement is set forth as Annex A to the Joint Proxy Statement/Prospectus accompanying this notice.


    Only holders of USLD Common Stock of record at the close of business on November 6, 1997 are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Special Meeting will be available for examination at the offices of USLD for ten days prior to the Special Meeting.


                      By Order of the Board of Directors,

                                     [LOGO]
                                 W. Audie Long,
                              CORPORATE SECRETARY


San Antonio, Texas
November 7, 1997


                                   IMPORTANT


    WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE RETURN ENVELOPE PROVIDED TO BE RECEIVED NO LATER THAN DECEMBER 16, 1997. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING IN YOUR PROXY PROMPTLY.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----

QUESTIONS AND ANSWERS ABOUT THE LCI/USLD MERGER............................................................           1
SUMMARY....................................................................................................           3
  The Companies............................................................................................           3
  The Meetings.............................................................................................           3
  Reasons for the Merger...................................................................................           3
  Recommendations to Stockholders..........................................................................           3
  The Merger...............................................................................................           4
  Certain Considerations...................................................................................           7
  Summary Selected Financial Information for LCI and USLD..................................................           8
CERTAIN CONSIDERATIONS.....................................................................................          12
USLD SPECIAL MEETING.......................................................................................          14
  Time, Place and Purpose of the USLD Special Meeting......................................................          14
  Record Date; Voting Rights; Proxies......................................................................          14
  Solicitation of Proxies..................................................................................          15
  Quorum...................................................................................................          15
  Required Vote............................................................................................          15
  1998 Annual Meeting of Stockholders......................................................................          15
LCI SPECIAL MEETING........................................................................................          16
  Purpose of the LCI Special Meeting.......................................................................          16
  Record Date; Voting Rights; Proxies......................................................................          16
  Solicitation of Proxies..................................................................................          16
  Quorum...................................................................................................          17
  Required Vote............................................................................................          17
THE MERGER.................................................................................................          18
  General..................................................................................................          18
  Effective Time...........................................................................................          18
  Conversion of Shares; Procedures for Exchange of Certificates............................................          19
  Background of the Merger.................................................................................          19
  Recommendation of the Board of Directors of USLD; Reasons of USLD for the Merger.........................          22
  Opinion of USLD's Financial Advisor......................................................................          23
  Recommendation of the Board of Directors of LCI; Reasons of LCI for the Merger...........................          27
  Opinion of LCI's Financial Advisor.......................................................................          28
  Cautionary Statement Concerning Forward-Looking Statements...............................................          32
  Interests of Certain Persons in the Merger...............................................................          32
  Certain United States Federal Income Tax Consequences....................................................          35
  Anticipated Accounting Treatment.........................................................................          37
  Effect on Stock Plans and Agreements and Warrants........................................................          37
  Certain Legal Matters....................................................................................          38
  Federal Securities Law Consequences......................................................................          38
  Stock Exchange Listing...................................................................................          39
  Dividends................................................................................................          39
  Absence of Appraisal Rights..............................................................................          39
  USLD Rights Agreement....................................................................................          39
  Termination Fee..........................................................................................          39
THE MERGER AGREEMENT.......................................................................................          40
  Terms of the Merger......................................................................................          40
  Exchange of Certificates.................................................................................          41

                                                                                                                PAGE
                                                                                                                -----
  Representations and Warranties...........................................................................          43
  Conduct of Business Pending the Merger...................................................................          43
  Additional Agreements....................................................................................          45
  Conditions to the Merger.................................................................................          46
  Termination..............................................................................................          48
  Termination Fee..........................................................................................          49
  Other Fees and Expenses..................................................................................          50
  Amendment and Waiver.....................................................................................          50
  Closing and Closing Date.................................................................................          50
COMPARATIVE PER SHARE PRICES AND DIVIDENDS.................................................................          51
  LCI......................................................................................................          51
  USLD.....................................................................................................          52
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS................................................          53
BUSINESS OF LCI............................................................................................          60
BUSINESS OF USLD...........................................................................................          61
  Direct Dial Long-distance Services.......................................................................          61
  Operator Services........................................................................................          62
  Local Services...........................................................................................          62
  Spin-off of Billing Information Concepts Corp. ..........................................................          63
DESCRIPTION OF CAPITAL STOCK OF LCI........................................................................          64
  Common Stock.............................................................................................          64
  Preferred Stock..........................................................................................          64
  Stockholder Rights Plan..................................................................................          65
  Stock Exchange Listing...................................................................................          66
COMPARISON OF STOCKHOLDER RIGHTS...........................................................................          67
  Authorized Capital.......................................................................................          67
  Board of Directors.......................................................................................          67
  Removal of Directors.....................................................................................          67
  Compromise or Arrangement with Creditors or Stockholders.................................................          68
  Actions of Stockholders Without a Meeting................................................................          68
  Officers.................................................................................................          68
  Annual Statement.........................................................................................          68
  Amendment of Charter and Bylaws..........................................................................          68
  Indemnification of Directors and Officers................................................................          69
  Section 203 of the Delaware General Corporation Law......................................................          69
LEGAL MATTERS..............................................................................................          69
EXPERTS....................................................................................................          70
WHERE TO FIND MORE INFORMATION.............................................................................          70
LIST OF DEFINED TERMS......................................................................................          72
ANNEXES
  ANNEX A--Agreement and Plan of Merger
  ANNEX B--Opinion of ABN AMRO Chicago Corporation
  ANNEX C--Opinion of Lehman Brothers

                             QUESTIONS AND ANSWERS
                           ABOUT THE LCI/USLD MERGER


Q:         WHY HAVE USLD COMMUNICATIONS CORP. AND LCI
           INTERNATIONAL, INC. PROPOSED THAT USLD BE
           ACQUIRED IN A MERGER BY LCI?

A: USLD is a communications company offering an integrated group of communications services, including direct dial long-distance and local services, prepaid calling cards, travel cards, Internet access, data transmission and calling center services. LCI is the nation's sixth largest long-distance carrier (based upon presubscribed telephone lines as reported by the Federal Communications Commission) and provides a wide array of worldwide voice and data transmission services to businesses, residential customers and other carriers through its fiber-optic network.
           For the two companies, the merger is an
           attractive strategic combination which should benefit from synergies and cost savings. For
           USLD stockholders, the merger will improve stockholder value by providing stockholders with a premium over historic market value for their shares and improve stockholder liquidity by providing stockholders with shares of an actively-traded NYSE listed company. The merger will also provide the USLD stockholders with the opportunity to participate, as holders of LCI Common Stock, in a combined enterprise which will have greater resources and is expected to produce a stronger competitor than USLD would be on a stand-alone basis.
           For a more detailed discussion of the reasons for the merger, see "The
           Merger--Recommendation of the Board of
           Directors of LCI; Reasons of LCI for the Merger;" and "--Recommendation of the Board of Directors of USLD; Reasons of USLD for the Merger." Achieving the anticipated benefits of the merger is subject to certain risks, as discussed under "Certain Considerations" and
           "The Merger--Cautionary Statement Concerning
           Forward-Looking Statements."

Q:         WHAT WILL HAPPEN TO THE STOCK OF USLD IN THE
           MERGER?

A: In the merger, USLD stockholders will receive shares of LCI in exchange for their shares of USLD stock. The exchange ratio will depend on the average trading price of LCI stock over a designated period of time prior to the merger, as described below. Cash will be paid instead of the distribution of fractional shares of LCI.

Q:         HOW IS THE EXCHANGE RATIO OF LCI SHARES FOR
           USLD SHARES DETERMINED?

A:         The exchange ratio has been designed to give
           USLD stockholders $20.00 in value of LCI shares for each of their USLD shares, subject to certain exceptions. The value of the LCI shares for this purpose is deemed to be the average daily trading price of the LCI shares on the New York Stock Exchange over the twenty trading days ending December 12, 1997 (unless consummation of the merger is delayed more than three trading days after the USLD special stockholders' meeting, in which case such twenty-day period shall end two trading days prior to the closing of the merger).


           - If the average daily trading price for LCI shares is between $21.60 and $26.40, the exchange ratio will be set between .9259 and .7576 so that USLD stockholders will receive LCI shares having a value of $20.00
                      (based upon the average daily trading
                      price) for each share of USLD stock.

           - If the average daily trading price for LCI shares is greater than $26.40, the exchange ratio will be set at .7576, so that the value to be received by USLD stockholders for each share of USLD stock (based upon the average daily trading price) will increase above $20.00 as the average daily trading price increases above $26.40 per share.

           - If the average daily trading price for LCI shares is less than $21.60, the exchange ratio will be set at .9259, so that the value to be received by USLD stockholders for each share of USLD stock (based upon the average daily trading price) will decrease below $20.00 as the average daily trading price decreases below $21.60 per share.

           -          If, however, the average daily trading
                      price for LCI shares is less than $20.40, either USLD or LCI can terminate the merger agreement unless LCI agrees to an exchange ratio so that the value of LCI shares received by USLD stockholders for each USLD share is at least $18.90. If the average daily trading price for LCI shares is calculated after the USLD special stockholders' meeting because consummation of the merger is delayed more than three trading days, USLD will not have the right to terminate the merger agreement if the average daily trading price for LCI shares is less than $20.40.

The average daily trading price for LCI shares on the New York
Stock Exchange for the twenty trading days ended October 31, 1997 was $26.45. Accordingly, should the average daily trading price actually used in calculating the exchange ratio equal this price, the exchange ratio would be .7576 and USLD stockholders would receive $20.04 in value (based on such average daily trading price) for each share of USLD stock.



Q:         HOW WILL STOCKHOLDERS KNOW WHAT THE ACTUAL
           EXCHANGE RATIO IS?

A:         Interested parties can call toll free
           1-800-579-1938 at any time after December 1, 1997 for the average daily trading price of LCI shares for the preceding twenty trading days and the exchange ratio that would be in effect based on that average daily trading price. The actual average daily trading price and the actual exchange ratio will be calculated after the close of business on December 12, 1997 and may be obtained by calling the toll-free number after that date.
           If consummation of the merger is delayed more than three days after the USLD special stockholders' meeting, interested parties will be able to call the same number for updated average daily trading price and exchange ratio information.

Q:         WHEN WILL THE MERGER TAKE EFFECT?

A: LCI and USLD expect that the merger will become effective promptly after the stockholders of USLD approve the merger and the merger agreement and, if necessary, after the stockholders of LCI approve the issuance of the LCI shares in the merger, provided that the necessary regulatory approvals for the merger have been obtained. The stockholder meetings of both USLD and LCI are scheduled for December 17, 1997.

Q:         WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES
           OF THE MERGER FOR THE STOCKHOLDERS OF USLD?

A:         The receipt of LCI shares in the merger
           generally will be tax free to the stockholders of USLD; however, a stockholder may be required to pay taxes on cash received in lieu of a fractional share of LCI. For a detailed discussion of the tax consequences of the merger, see "Certain Considerations" and "The
           Merger--Certain United States Federal Income
           Tax Consequences."

Q:         WILL STOCKHOLDERS HAVE APPRAISAL RIGHTS?

A: No. Stockholders of USLD will not have any appraisal rights as a result of the merger.

Q:         WHAT SHOULD STOCKHOLDERS DO NOW?

A: Stockholders should mail their signed and dated proxy card in the enclosed envelope, as soon as possible, so that their shares will be represented at the USLD or LCI special stockholders' meeting. The Board of Directors of USLD unanimously recommends that USLD stockholders vote in favor of the merger. The
           Board of Directors of LCI unanimously
           recommends that LCI stockholders vote in favor of the issuance of the LCI shares in the merger. After the merger is completed, stockholders of USLD will receive written instructions for exchanging their share certificates. Stockholders should continue to hold their share certificates until they receive such instructions and should not send their certificates to LCI until then.

Q:         CAN STOCKHOLDERS CHANGE THEIR VOTE AFTER THEY
           HAVE MAILED IN A SIGNED PROXY CARD?

A: Yes. Stockholders can change their vote in one of three ways at any time before their proxies are used. First, stockholders can revoke their proxies by written notice. Second, stockholders can complete new, later-dated proxy cards. Third, stockholders can attend the special stockholders' meeting and vote in person.

Q:         HOW ARE SHARES HELD IN A BROKER'S NAME VOTED?

A: Brokers will vote shares nominally held in their name (or in what is commonly called
           "street name") only if the beneficial
           stockholder provides the broker with written instructions on how to vote. Absent such instructions, these shares will not be voted.
           Stockholders are urged to instruct their brokers in writing to vote shares held in street name for the merger and the issuance of the LCI shares in the merger.

Q:         WHOM SHOULD STOCKHOLDERS CALL WITH QUESTIONS?

A: USLD stockholders who have questions about the merger should call USLD's Investor Relations department at 1-800-460-1110. LCI stockholders who have questions about the merger should call LCI's Investor Relations at
           1-800-450-6527.

                                    SUMMARY


    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS JOINT PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH YOU HAVE BEEN REFERRED. SEE "WHERE TO FIND MORE INFORMATION." FOR A TABLE OF THE DEFINED TERMS USED IN THIS SUMMARY AND ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, SEE PAGES 72 AND 73.


                                 THE COMPANIES

USLD COMMUNICATIONS CORP.
9311 San Pedro, Suite 100
San Antonio, Texas 78216
(210) 525-9009

    USLD Communications Corp. was domesticated in Delaware in 1987. USLD is a communications company offering an integrated group of communications services, including direct dial long-distance and local services, prepaid calling cards, travel cards, Internet access, data transmission and calling center services. For further information on the business of USLD, see "Business of USLD."

LCI INTERNATIONAL, INC.
8180 Greensboro Drive, Suite 800
McLean, Virginia 22102
(703) 442-0220


    LCI International, Inc, was incorporated in Delaware in 1988. LCI is the sixth largest long-distance carrier in the United States based upon presubscribed telephone lines as reported by the Federal Communications Commission. LCI provides a wide array of worldwide voice and data transmission services to businesses, residential customers and other carriers through its fiber-optic network. LCI also currently provides local telephone service to commercial customers in 31 U.S. markets. For further information on the businesses of LCI, see "Business of LCI."


                                  THE MEETINGS


    The meetings of the USLD stockholders, and, if required, the LCI stockholders will be held on December 17, 1997.



    The record date for USLD stockholders entitled to receive notice of and to vote at the USLD Special Meeting is November 6, 1997. On that date there were 16,309,858 shares of USLD Common Stock outstanding.



    The record date for stockholders of LCI entitled to receive notice of and to vote at the LCI Special Meeting is November 6, 1997. On that date there were 83,616,465 shares of LCI Common Stock outstanding. The LCI Special Meeting may be cancelled if it is determined that less than 20% of the outstanding shares of LCI will be issued in the Merger.


                             REASONS FOR THE MERGER

    For the two companies, the Merger is an attractive strategic combination which should benefit from synergies and cost savings. For LCI, the Merger presents an opportunity consistent with its acquisition strategy of seeking acquisitions that provide for strategic geographic expansion into new markets, enhance its network and technology base and which are likely to be accretive to earnings. For USLD stockholders, the Merger will, among other things, provide the opportunity to (i) receive LCI Common Stock in a tax-free exchange valued at a premium over the pre-announcement market price for their shares of USLD and
(ii) participate in a combined enterprise that is expected to have greater financial, technical and marketing resources and be a stronger competitor in the communications industry, both domestically and internationally, than USLD would be on a stand-alone basis.

    To review the reasons for the Merger in greater detail, see "The Merger--Recommendation of the Board of Directors of LCI; Reasons of LCI for the Merger;" and "--Recommendation of the Board of Directors of USLD; Reasons of USLD for the Merger."

                        RECOMMENDATIONS TO STOCKHOLDERS

TO USLD STOCKHOLDERS:

    The USLD Board of Directors believes that the Merger is fair to and in the best interests of USLD and the USLD stockholders and unanimously recommends that stockholders vote FOR the proposal to approve and adopt the Merger and the Merger Agreement.

TO LCI STOCKHOLDERS:

    The LCI Board of Directors believes that the issuance of the LCI Common Stock in the Merger is in the best interests of LCI and the LCI stockholders and unanimously recommends that stockholders vote FOR the proposal to authorize the issuance of the LCI Common Stock in the Merger.

                                   THE MERGER


    THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS. YOU SHOULD READ THE MERGER AGREEMENT AS IT IS THE LEGAL DOCUMENT WHICH GOVERNS THE MERGER.


CONSEQUENCES OF THE MERGER

    In the Merger, USLD will merge with a subsidiary of LCI. As a result, USLD will become a wholly owned subsidiary of LCI, and the former stockholders of USLD will become stockholders of LCI.

WHAT USLD STOCKHOLDERS WILL RECEIVE IN THE MERGER


    In the Merger, USLD stockholders will receive shares of LCI Common Stock in exchange for their shares of USLD Common Stock. The Exchange Ratio will depend on the average daily trading price of LCI Common Stock over the twenty trading days ending three trading days prior to the date of the USLD Special Meeting (unless consummation of the Merger is delayed more than three trading days after the USLD Special Meeting, in which case such twenty-day period shall end two days prior to the Closing) (the "Average Stock Price"). If the Average Stock Price is between $21.60 and $26.40, the Exchange Ratio will be set between .9259 and .7576 shares of LCI Common Stock for each share of USLD Common Stock so that the product of the Average Stock Price and the Exchange Ratio is equal to $20.00. If the Average Stock Price is more than $26.40, the Exchange Ratio will be fixed at .7576. If the Average Stock Price is less than $21.60, the Exchange Ratio will be fixed at .9259. If the Average Stock Price is less than $20.40, either USLD (subject to the following sentence) or LCI may terminate the Merger Agreement unless LCI agrees to an Exchange Ratio so that the product of the Exchange Ratio and the Average Stock Price is at least equal to $18.90. If the Average Stock Price is calculated after the USLD Special Meeting, USLD will not have the right to terminate the Merger Agreement if the Average Stock Price is less than $20.40. The average daily trading price of LCI Common Stock on the New York Stock Exchange for the twenty trading days ended October 31, 1997 was $26.45 (the "October 31 Average Stock Price"). Assuming an Average Stock Price equal to the October 31 Average Stock Price, the Exchange Ratio would be .7576. Cash will be paid in lieu of the distribution of fractional shares of LCI Common Stock. For more detailed information, see "The Merger Agreement--Terms of the Merger." Interested parties may call toll free 1-800-579-1938 at any time after December 1, 1997 for current information on the Average Stock Price and the Exchange Ratio.


CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The Merger is expected to be a tax-free reorganization under the United States Internal Revenue Code of 1986, as amended. Stockholders of USLD generally should not have any taxable gain or loss for U.S. federal income tax purposes upon receipt of LCI Common Stock in the Merger; however, a stockholder may be required to pay taxes on cash received in lieu of a fractional share of LCI Common Stock.

    For further details, see "Certain Considerations" and "The Merger--Certain United States Federal Income Tax Consequences."

THE PROPOSALS

    The USLD stockholders are being asked to approve the Merger and the Merger Agreement. THE USLD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT USLD STOCKHOLDERS VOTE IN FAVOR OF THE MERGER AND THE MERGER AGREEMENT.

    The LCI stockholders are being asked to approve the issuance of the shares of LCI Common Stock in the Merger. This approval is required only in the event that the LCI Common Stock to be issued in the Merger will equal 20% or more of the outstanding shares of LCI Common Stock at the Effective Time. THE LCI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LCI STOCKHOLDERS VOTE IN FAVOR OF THE LCI SHARE ISSUANCE PROPOSAL.

STOCKHOLDER VOTE REQUIRED

    The favorable vote of a majority of the outstanding shares of USLD Common Stock is required to approve the Merger and the Merger Agreement. IF YOU FAIL TO RETURN YOUR PROXY CARD, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE MERGER (UNLESS YOU APPEAR IN PERSON AT THE USLD SPECIAL MEETING AND VOTE FOR THE MERGER). The favorable vote of a majority of the shares of LCI Common Stock voting at the LCI Special Meeting is required to approve the LCI Share Issuance Proposal. In addition, the NYSE requires a majority of the outstanding shares of LCI Common Stock to vote on the LCI Share Issuance Proposal.


    As of the USLD Record Date, the percentage of issued and outstanding shares of USLD Common Stock entitled to vote held by USLD directors, executive officers and their respective affiliates, was 5.0% or 841,450 shares of USLD Common Stock, inclusive of exercisable stock options. As of the LCI Record Date, the percentage of issued and outstanding shares of LCI Common Stock entitled to vote held by LCI directors, executive officers and their respective affiliates was 10.2% or 8,765,834 shares of LCI Common Stock, inclusive of exercisable stock options.


INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

    In considering the recommendation of the USLD Board of Directors in favor of the Merger, USLD stockholders should be aware that members of the Board of Directors and management of USLD will receive certain benefits as a result of the Merger that will be in addition to benefits received by stockholders generally. For further details, see "The Merger--Interests of Certain Persons in the Merger."

CONDITIONS OF THE MERGER

    The consummation of the Merger depends upon satisfaction of a number of conditions, including the following:

    (1) approval and adoption of the Merger and the Merger Agreement by the stockholders of USLD and, if required, the approval by the stockholders of LCI of the LCI Share Issuance Proposal;

    (2) listing on the New York Stock Exchange of the shares of LCI Common Stock to be issued in the Merger;
    (3) receipt of any required regulatory approvals;

    (4) absence of governmental action prohibiting the Merger or requiring LCI to dispose of or hold separate any material portion of its business or assets;

    (5) absence of any law that makes the Merger illegal;

    (6) receipt by LCI and USLD of the written opinion of the other's respective counsel as to certain customary corporate and legal matters relating to the other;

    (7) receipt by LCI and USLD of the written opinion of their respective counsel that the Merger will constitute a reorganization within the meaning of
Section 368 of the Code; and

    (8) the Merger shall be accounted for as a pooling of interests.

    These conditions may be waived by the party entitled to the benefits of the conditions. For further details, see "The Merger Agreement--Conditions to the Merger."

TERMINATION OF THE MERGER AGREEMENT

    Either USLD or LCI may terminate the Merger Agreement if:

    (1) the Merger is not completed by February 28, 1998 (provided that this right to terminate the Merger Agreement shall not be available to (i) any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date or (ii) LCI in the event that a Material LCI Transaction has been the cause of or resulted in the failure of the Merger to occur on or before such date);

    (2) a court or governmental agency permanently prohibits the Merger;

    (3) the stockholders of USLD do not approve the Merger and the Merger Agreement or the stockholders of LCI, if required, do not approve the LCI Share Issuance Proposal at their respective Special Meetings;

    (4) the stockholders of USLD do not approve the Merger and the Merger Agreement or the stockholders of LCI, if required, do not approve the LCI Share Issuance Proposal, by February 28, 1998; PROVIDED, HOWEVER, that in the event that a Material LCI Transaction prevents holding the USLD Special Meeting or the LCI Special Meeting, as the case may be, by February 28, 1998, the February 28, 1998 date shall be extended until the earlier of (x) the 45th consecutive day that the Registration Statement is effective and (y) December 31, 1998;

    (5) the other party breaches its representations, warranties or obligations under the Merger Agreement and that breach cannot be remedied;

    (6) the Board of Directors of USLD adversely modifies its approval of the Merger or the Merger Agreement, but USLD may terminate under these circumstances only if the Board's modification is in keeping with its fiduciary obligations to its stockholders as set forth in the Merger Agreement; or

    (7) subject to the right of LCI to prevent termination by agreeing to a modification in the Exchange Ratio, if the Average Stock Price for LCI Common Stock is less than $20.40, but USLD may not terminate under these circumstances if the Average Stock Price is calculated after the USLD Special Meeting.

    For further details, see "The Merger Agreement--Termination."

TERMINATION FEE

    USLD is required to pay a termination fee to LCI of $11 million if the Merger Agreement is terminated under certain circumstances. LCI is required to pay a termination fee of $11 million to USLD if the Merger Agreement is terminated under certain other circumstances.

    For further details, see "The Merger Agreement--Termination--Termination
Fee."

REGULATORY APPROVALS

    LCI and USLD have given each other a commitment to use their reasonable best efforts to take whatever actions are required to obtain necessary regulatory approvals.


    The Hart-Scott-Rodino statute prohibits LCI and USLD from completing the Merger until they have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and a required waiting period has expired or been terminated. This waiting period was terminated on October 21, 1997. The Antitrust Division and the FTC have the authority to challenge the Merger on antitrust grounds before or after the Merger is completed. Each state and country where either LCI or USLD has operations also may review the Merger under such jurisdiction's antitrust law.


    The Merger also requires the approval of the Federal Communications Commission and of various state regulatory authorities in the jurisdictions where USLD and LCI operate.

ANTICIPATED ACCOUNTING TREATMENT

    LCI and USLD expect the Merger to qualify as a pooling of interests for accounting purposes, which means that the companies will be treated as if they had always been combined for accounting and financial reporting purposes. Each company must receive an opinion from its independent accounting firm regarding qualification of the Merger as a pooling of interests for accounting purposes. Pooling of interests accounting treatment of the Merger is a condition to the consummation of the Merger. See "The Merger--Anticipated Accounting Treatment."

OPINIONS OF FINANCIAL ADVISORS

    ABN AMRO Chicago Corporation delivered its opinion to the Board of Directors of USLD on September 17, 1997 to the effect that, as of the date thereof, the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of USLD Common Stock from a financial point of view.

    The full text of the written opinion of ABN AMRO Chicago Corporation, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex B and is incorporated herein by reference. HOLDERS OF SHARES OF USLD COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger-- Opinion of USLD's Financial Advisor."

    Lehman Brothers delivered its written opinion to LCI on September 17, 1997 to the effect that, as of the date thereof, the consideration to be paid by

LCI in the Merger is fair to LCI from a financial point of view.

    The full text of the written opinion of Lehman Brothers, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex C and is incorporated herein by reference. HOLDERS OF SHARES OF LCI COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "The Merger--Opinion of LCI's Financial Advisor."

ABSENCE OF APPRAISAL RIGHTS

    USLD stockholders do not have appraisal rights in connection with the Merger. See "The Merger--Appraisal Rights."

COMPARATIVE PER SHARE MARKET PRICE INFORMATION; LISTING


    LCI Common Stock is listed on the New York Stock Exchange. USLD Common Stock is listed on the Nasdaq Stock Market's National Market. The New York Stock Exchange closing price per share for the LCI Common Stock was $24 1/16 on September 17, 1997, the last full trading day prior to the public announcement of the proposed Merger. On November 6, 1997, the closing price per share of LCI Common Stock on the New York Stock Exchange was $27 3/16. The closing price per share on the Nasdaq Stock Market's National Market of the USLD Common Stock was $18 1/8 on September 17, 1997 and $20 3/16 on November 6, 1997.


    Application will be made to list the shares of LCI Common Stock issuable in the Merger on the New York Stock Exchange.

                             CERTAIN CONSIDERATIONS

    For a discussion of certain considerations with respect to the approval of the Merger and the Merger Agreement by the USLD stockholders and of the LCI Share Issuance Proposal by the LCI stockholders, please carefully review the information beginning on page 12.

            SUMMARY SELECTED FINANCIAL INFORMATION FOR LCI AND USLD



    The following information is provided to assist in analyzing the financial aspects of the Merger. The selected historical financial information for LCI has been derived from LCI's audited consolidated financial statements for the years ended December 31, 1992 through 1996 and from LCI's unaudited financial statements for the six months ended June 30, 1997. The selected historical financial information for USLD has been derived from USLD's audited financial statements for the fiscal years ended September 30, 1994 through 1996, from USLD's books and records for the fiscal years ended September 30, 1992 and 1993 and from USLD's unaudited financial statements for the nine months ended June 30, 1997. The information is only a summary. The selected historical financial information should be read in conjunction with the historical financial statements and related notes and management's discussions and analysis thereof contained in the annual, quarterly and other reports filed by LCI and USLD with the Commission. See "Where to Find More Information."



                 SELECTED LCI HISTORICAL FINANCIAL INFORMATION
                  (IN MILLIONS, EXCEPT PER SHARE INFORMATION)



                                                                                      AT OR FOR THE YEAR ENDED
                                                                                            DECEMBER 31,
                                                                        -----------------------------------------------------
                                                                          1996       1995      1994(A)    1993(A)    1992(A)
                                                      AT OR FOR THE     ---------  ---------  ---------  ---------  ---------
                                                        SIX MONTHS
                                                      ENDED JUNE 30,
                                                           1997
                                                    ------------------
                                                       (UNAUDITED)
INCOME STATEMENT INFORMATION:
  Revenues........................................      $    653.0      $ 1,103.0  $   672.9  $   464.0  $   341.2  $   260.5
  Income (loss) from continuing operations........      $     41.9      $    74.8  $    50.8  $     6.8  $   (2.6)  $  (41.7)
  Income (loss) from continuing operations per
    common share (B)..............................  $          0.49     $    0.86  $    0.62  $    0.02  $   (0.10) $   (1.33)
  Cash dividends declared per common share........        --               --         --         --         --         --

  Shares used in computing income (loss) from
    continuing operations per common share........             85.6          87.3       82.1       66.7       47.2       31.4

BALANCE SHEET INFORMATION:
  Book value per common share.....................  $          5.64     $    4.93  $    4.20  $    3.02  $    4.14  $  (1.21)
  Total assets....................................  $       1,134.5     $   950.0  $   773.4  $   469.7  $   359.8  $   323.6
  Long-term debt..................................  $         378.9     $   235.8  $   274.7  $   144.8  $    84.3  $   255.9
  Stockholders' equity (deficit)..................  $         483.2     $   430.8  $   344.8  $   201.7  $   195.3  $  (38.0)


------------------------

(A) Includes write-off of assets, loss contingency expenses and restructuring charges of $62.5 in 1994, $13.8 in 1993, and $24.4 in 1992.

(B) Income (loss) from continuing operations per common share are presented on a fully diluted basis.

                 SELECTED USLD HISTORICAL FINANCIAL INFORMATION
                  (IN MILLIONS, EXCEPT PER SHARE INFORMATION)



                                                AT OR FOR THE                    AT OR FOR THE YEAR ENDED
                                                 NINE MONTHS                           SEPTEMBER 30,
                                               ENDED JUNE 30,      -----------------------------------------------------
                                                   1997(A)          1996(B)     1995       1994       1993       1992
                                            ---------------------  ---------  ---------  ---------  ---------  ---------
                                                 (UNAUDITED)
INCOME STATEMENT INFORMATION:
  Revenues................................        $   162.0        $   180.3  $   144.1  $   117.5  $    80.1  $    48.1
  Income (loss) from continuing
    operations............................        $     3.7        $  (13.7)  $   (2.1)  $   (2.5)  $   (1.3)  $   (1.8)
  Income (loss) from continuing
    operations per common share...........  $           0.22       $   (0.89) $   (0.14) $   (0.18) $   (0.10) $   (0.16)
  Cash dividends declared per common
    share.................................         --                 --         --         --         --         --
  Shares used in computing income (loss)
    from continuing operations per common
    share.................................              16.5            15.4       14.5       14.1       12.1       11.5

BALANCE SHEET INFORMATION:
  Book value per common share.............  $           4.15       $    3.78  $    4.67  $    3.50  $    3.15  $    0.91
  Total assets............................  $          116.6       $    99.2  $    86.0  $    79.4  $    64.8  $    36.6
  Long-term debt..........................  $           11.1       $    10.1  $    12.3  $    12.9  $     9.0  $    12.5
  Stockholders' equity....................  $           68.4       $    58.3  $    68.1  $    49.2  $    38.1  $    10.5


------------------------

(A) Income from continuing operations includes a non-recurring special charge of $1.2 associated with former Chairman's separation from USLD.

(B) Loss from continuing operations includes costs and restructuring charges of $15.8 incurred in connection with the Billing Distribution.

                             SELECTED LCI AND USLD
          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                  (IN MILLIONS, EXCEPT PER SHARE INFORMATION)



    The following selected LCI and USLD unaudited pro forma combined condensed financial information is derived from the unaudited pro forma combined condensed financial statements found on pages 53 to 59. The unaudited pro forma combined condensed financial statements give effect to the Merger using the pooling of interests method of accounting, after giving effect to the pro forma adjustments and assumptions described in the accompanying notes. The unaudited pro forma combined condensed financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto and the managements' discussions and analyses thereof of LCI and USLD which are incorporated by reference in this Joint Proxy Statement/Prospectus. USLD's current fiscal year end is September 30; however, for pro forma purposes, USLD's financial statements have been conformed to LCI's fiscal year end of December 31.



    The unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had occurred on the dates indicated below, nor is it necessarily indicative of the future operating results or financial position of the merged companies. The unaudited pro forma combined condensed financial information does not include the impact of cost synergies between the two companies expected after the Merger. LCI estimates the combined results will be accretive to earnings within 12 months after the consummation of the Merger. As a result of the Merger, LCI expects to exchange approximately 14.5 million shares of LCI Common Stock for the approximately 19.1 million shares of USLD Common Stock, assuming all USLD Stock Options and USLD Warrants are exercised and assuming an Exchange Ratio equal to .7576 based on the October 31 Average Stock Price.


    The unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Merger as if it had occurred on June 30, 1997, combining the balance sheets of LCI and USLD at June 30, 1997. The unaudited Pro Forma Combined Condensed Statements of Income give effect to the Merger as if it had occurred at the beginning of the earliest period presented, combining the results of LCI and USLD for each year in the three-year period ended December 31, 1996, and for the six-month period ended June 30, 1997.

                                                                                             FOR THE YEAR ENDED
                                                                                                DECEMBER 31,
                                                                  FOR THE SIX MONTHS   -------------------------------
                                                                  ENDED JUNE 30, 1997    1996       1995       1994
                                                                  -------------------  ---------  ---------  ---------
INCOME STATEMENT INFORMATION:
  Revenues......................................................       $   766.2       $ 1,292.4  $   823.7  $   589.5
  Cost of services..............................................           458.5           766.4      495.3      351.9
                                                                        --------       ---------  ---------  ---------
  Gross margin..................................................           307.7           526.0      328.4      237.6
  Selling, general and administrative expenses..................           174.1           305.0      193.2      142.3
  Non-recurring special charge..................................             1.2          --         --         --
  Direct spin-off costs.........................................          --                13.0     --         --
  Restructuring charges.........................................          --                 2.8     --         --
  Depreciation and amortization.................................            44.2            75.2       54.4       44.9
                                                                        --------       ---------  ---------  ---------
  Operating income..............................................            88.2           130.0       80.8       50.4
  Other expense (income), net...................................             0.5           (0.1)      (0.8)       59.6
  Interest expense, net.........................................             13.7           29.2       17.1        9.9
  Income tax expense (benefit)..................................             29.6           37.8       16.0     (24.5)
                                                                         --------      ---------  ---------  ---------
  Income from continuing operations.............................  $          44.4      $    63.1  $    48.5  $     5.4
                                                                         --------      ---------  ---------  ---------
                                                                         --------      ---------  ---------  ---------
  Income (loss) from continuing operations per common share:
      Primary...................................................  $          0.45      $    0.64  $    0.53  $   (0.01)
      Fully diluted.............................................  $          0.45      $    0.64  $    0.52  $   (0.01)
  Shares used in computing income from continuing operations per common share:
      Primary...................................................             98.2           99.2       92.1       76.2
      Fully diluted.............................................             98.3           99.3       93.3       77.5


                                                                    AS OF JUNE 30,
                                                                         1997
                                                                  -------------------
BALANCE SHEET INFORMATION:
  Book value per common share...................................       $    5.29
  Total assets..................................................       $ 1,231.1
  Long-term debt................................................       $   390.1
  Stockholders' equity..........................................       $   519.9

                       COMPARATIVE PER SHARE INFORMATION


    Summarized below is the per share information for LCI and USLD on an historical, pro forma combined, and equivalent basis. The USLD per share equivalents are calculated by multiplying the unaudited pro forma combined per share amounts by an Exchange Ratio of .7576 (which ratio assumes an Average Stock Price equal to the October 31 Average Stock Price).



                                                                                         LCI AND
                                                                                          USLD             USLD
                                                         LCI             USLD           UNAUDITED       EQUIVALENT
                                                     HISTORICAL       HISTORICAL        PRO FORMA      PRO FORMA PER
                                                   PER SHARE DATA   PER SHARE DATA   PER SHARE DATA     SHARE DATA
                                                   ---------------  ---------------  ---------------  ---------------
AT OR FOR THE SIX MONTHS ENDED JUNE 30, 1997
Income from continuing operations per common
  share (A)......................................     $    0.49        $    0.15        $    0.45        $    0.34
Cash dividends declared per common share.........        --               --               --               --
Book value per common share......................     $    5.64        $    4.11        $    5.29        $    4.01

AT OR FOR THE YEAR ENDED DECEMBER 31, 1996
Income (loss) from continuing operations per
  common share:
    Primary......................................     $    0.86        $   (0.75)       $    0.64        $    0.48
    Fully diluted................................     $    0.86        $   (0.74)       $    0.64        $    0.48
Cash dividends declared per common share.........        --               --               --               --
Book value per common share......................     $    4.93        $    3.78           --               --

AT OR FOR THE YEAR ENDED DECEMBER 31, 1995
Income (loss) from continuing operations per
  common share:
    Primary......................................     $    0.63        $   (0.16)       $    0.53        $    0.40
    Fully diluted................................     $    0.62        $   (0.15)       $    0.52        $    0.39
Cash dividends declared per common share.........        --               --               --               --
Book value per common share......................     $    4.20        $    4.83           --               --

AT OR FOR THE YEAR ENDED DECEMBER 31, 1994
Income (loss) from continuing operations per
  common share (A)...............................     $    0.02        $   (0.10)       $   (0.01)       $   (0.00)
Cash dividends declared per common share.........        --               --               --               --
Book value per common share......................     $    3.02        $    3.70           --               --


------------------------

(A) The primary and fully diluted income from continuing operations per share on an historical, pro forma combined, and equivalent basis are the same.

                             CERTAIN CONSIDERATIONS

    Stockholders of USLD, in considering whether to approve the Merger and the Merger Agreement on which they are being asked to vote at the USLD Special Meeting, and stockholders of LCI, in the event that they are required to approve the LCI Share Issuance Proposal at the LCI Special Meeting, should consider carefully the following considerations, as well as other information included and/or incorporated by reference in this Joint Proxy Statement/Prospectus. Certain statements set forth below constitute forward-looking statements within the meaning of the Reform Act. See "The Merger--Cautionary Statement Concerning Forward-Looking Statements."


    ADJUSTABLE EXCHANGE RATIO. USLD stockholders should be aware that the Average Stock Price will be determined on the basis of the average daily trading prices of LCI Common Stock over the twenty trading days ending three trading days prior to the date of the USLD Special Meeting. The calculation of the Exchange Ratio is designed so that USLD stockholders will receive $20.00 in value of LCI Common Stock (as determined by the Average Stock Price) for each share of USLD Common Stock converted in the Merger if the Average Stock Price is equal to or greater than $21.60 but less than or equal to $26.40. If the Average Stock Price is more than $26.40, the Exchange Ratio will be fixed at .7576 and USLD stockholders will receive LCI Common Stock having a value of more than $20.00 per share of USLD Common Stock (as determined by the Average Stock Price). If the Average Stock Price is less than $21.60, the Exchange Ratio will be equal to .9259 and USLD stockholders will receive LCI Common Stock having a value of less than $20.00 per share of USLD Common Stock (as determined by the Average Stock Price). However, if the Average Stock Price is less than $20.40, USLD, subject to the next sentence, and LCI may terminate the Merger Agreement unless LCI agrees to exchange LCI Common Stock having a value of at least $18.90 per share of USLD Common Stock. In the event that the Closing of the Merger is delayed more than three trading days after the date of the USLD Special Meeting, the Exchange Ratio will be recalculated based on the twenty-trading-day period ending two trading days prior to the Closing Date, and USLD will no longer be entitled to terminate the Merger Agreement on this basis. Thus, if the price of LCI Common Stock declines after the USLD Special Meeting, unless a condition to the obligations of USLD or LCI to consummate the Merger is not met, the Merger is expected to be consummated and USLD stockholders may receive a fraction of a share of LCI Common Stock having a value on the date the Merger is consummated of less than $18.90 per share of USLD Common Stock. It is possible that the Closing of the Merger may be delayed after the USLD Special Meeting because certain regulatory approvals have not been obtained, or for other reasons, and the price of LCI Common Stock may change based upon changes in the business, operations and prospects of LCI, general market and economic conditions, regulatory considerations and other factors beyond the control of USLD or LCI. The price of LCI Common Stock at the Effective Time could be higher or lower than the price of the LCI Common Stock on the day before the proposed Merger was publicly announced ($24 1/16), the day before this Joint Proxy Statement/ Prospectus was printed ($27 3/16) or the Average Stock Price. Interested parties are urged to obtain current market quotations for LCI Common Stock and USLD Common Stock and to call 1-800-579-1938 at any time after December 1, 1997 for current information regarding the Average Stock Price and the Exchange Ratio.


    TAX TREATMENT. The Merger is intended to be treated as a reorganization within the meaning of Section 368 of the Code, and generally tax free to the stockholders of USLD. It is a condition to the obligations of USLD and LCI to consummate the Merger that they receive opinions from their respective counsel that the Merger will be treated as a reorganization. In rendering their opinions, counsel to USLD and LCI will rely upon certain representations of USLD and LCI, made as of the Effective Time. If such representations are untrue, incorrect or incomplete, the Merger may not be treated as a reorganization within the meaning of Section 368 of the Code and the receipt in the Merger by USLD stockholders of LCI Common Stock may be taxable. See "The Merger--Certain United States Federal Income Tax Consequences."

    INTEGRATION; POTENTIALLY DILUTIVE EFFECT OF THE MERGER ON LCI'S
EARNINGS. The Merger involves the integration of two companies that have previously operated independently. No assurance can be given that LCI will integrate the operations of USLD without encountering difficulties or that the expected benefits from such integration will be realized. In addition, there can be no assurance that LCI will realize the expected synergies of the Merger. Consequently, although LCI expects that the Merger will be accretive to earnings within 12 months of the Closing, this expectation is subject to the risks that LCI will not achieve the benefits anticipated from a successful integration of the businesses of the two companies and that the expected synergies of the Merger will not be realized.

    HISTORICAL PERFORMANCE NO INDICATION. The historical share and earnings performances of LCI and USLD are not necessarily indicative of LCI's future share price or earnings results.

    TELECOMMUNICATIONS INDUSTRY. The telecommunications industry is capital intensive, intensely competitive and subject to extensive regulation by federal, state and foreign regulatory authorities. Recently, the telecommunications industry has experienced significant consolidation, and that trend seems to be continuing. As a result of such consolidation, LCI and USLD face increasing competition from fewer, but significantly larger, providers of telecommunications services. Legislation passed in early 1996 further enhanced the competitive environment in which LCI and USLD compete. The Telecommunications Reform Act of 1996 allows the former regional Bell operating companies ("RBOCs"), to provide long-distance telecommunications services outside of their regional operating areas and will allow the RBOCs to provide long-distance telecommunications services within their operating regions when certain criteria intended to foster competition for local services within their region have been satisfied. The major competitors of USLD and LCI presently consist of AT&T, MCI, Sprint, WorldCom and others with substantially larger financial and other resources. In the near future competitors also are likely to include the incumbent local exchange carriers, which also have substantially larger financial and other resources than LCI and USLD together with long established customer relationships. While the Telecommunications Reform Act of 1996 also permits long-distance telecommunications providers, such as LCI and USLD, to provide local telecommunications services in competition with the local exchange carriers, it may prove difficult to compete effectively with these carriers in their markets, and there can be no assurance that LCI, after the Merger, will be able to compete successfully in the market for local services.

                              USLD SPECIAL MEETING

TIME, PLACE AND PURPOSE OF THE USLD SPECIAL MEETING

    At the special meeting (the "USLD Special Meeting") of the stockholders of USLD Communications Corp., a Delaware corporation ("USLD"), holders of USLD common stock, par value $.01 per share (the "USLD Common Stock"), will consider and vote upon a proposal to approve and adopt the merger (the "Merger") of USLD with LCI Acquisition Corp. ("Merger Sub"), a Delaware subsidiary of LCI International, Inc., a Delaware corporation ("LCI"), and the Agreement and Plan of Merger (the "Merger Agreement"), dated September 17, 1997, among LCI, Merger Sub and USLD, providing for the Merger.


    The USLD Special Meeting will be held at the Airport Hilton and Conference Center--Lone Star West Ballroom, 611 N.W. Loop 410, San Antonio, Texas 78216, on December 17, 1997, starting at 9:00 a.m. Central standard time.


    This Joint Proxy Statement/Prospectus is furnished in connection with the solicitation of proxies from the holders of USLD Common Stock for use at the USLD Special Meeting. The Board of Directors of USLD has unanimously approved the Merger and the Merger Agreement and recommends that USLD stockholders vote FOR approval and adoption of the Merger and the Merger Agreement. See "The Merger--Background of the Merger," "--Recommendation of the Board of Directors of USLD; Reasons of USLD for the Merger" and "--Interests of Certain Persons in the Merger."

RECORD DATE; VOTING RIGHTS; PROXIES


    The USLD Board of Directors has fixed the close of business on November 6, 1997 as the record date (the "USLD Record Date") for determining holders entitled to notice of and to vote at the USLD Special Meeting. Only holders of record of shares of USLD Common Stock on the USLD Record Date are entitled to notice of and to vote at the USLD Special Meeting.



    As of the USLD Record Date, there were 16,309,858 shares of USLD Common Stock issued and outstanding, each of which entitles its holder to one vote. All shares of USLD Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF USLD COMMON STOCK WILL BE VOTED IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to the Corporate Secretary of USLD, by signing and returning a later-dated proxy or by voting in person at the USLD Special Meeting. However, mere attendance at the USLD Special Meeting will not in and of itself have the effect of revoking the proxy.


    If a stockholder is a participant in the USLD Employee Stock Purchase Plan (the "USLD ESPP") or owns, on the USLD Record Date, shares of USLD Common Stock under the USLD 401(k) Retirement Plan (the "USLD 401(k) Plan"), a proxy card representing the number of shares in such participant's plan account and voting instructions for such shares will be sent separately to each such stockholder. Shares of USLD Common Stock in the USLD ESPP and the USLD 401(k) Plan cannot be voted unless these proxy cards are signed and returned.

    Votes cast by proxy or in person at the USLD Special Meeting will be tabulated by the election judge appointed for the meeting, who will determine whether or not a quorum is present. The election judge will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but because the affirmative vote of a majority of the outstanding shares of USLD Common Stock is required to approve and adopt the Merger and the Merger Agreement, abstentions will have the effect of votes against the Merger and the Merger Agreement. Similarly, if a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote for quorum purposes but will have the effect of votes against the matters presented.

SOLICITATION OF PROXIES

    USLD will bear its own cost of solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names.


    USLD has retained D. F. King & Co., Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation at a fee of $5,500 plus expenses. To the extent necessary in order to ensure sufficient representation at the USLD Special Meeting, USLD may request by telephone or telegram the return of proxy cards. The extent to which this will be necessary depends entirely upon how promptly proxy cards are returned. Stockholders are urged to send in their proxies without delay.


QUORUM

    The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of USLD Common Stock as of the USLD Record Date is necessary to constitute a quorum at the USLD Special Meeting.

REQUIRED VOTE

    The approval and adoption of the Merger and the Merger Agreement require the affirmative vote of the holders of a majority of the issued and outstanding shares of USLD Common Stock. In certain circumstances, including if USLD stockholders fail to approve the Merger and the Merger Agreement at the USLD Special Meeting (unless the average of the closing prices of LCI Common Stock on the NYSE for the three trading days immediately prior to the USLD Special Meeting is less than $20.40), USLD will be obligated to pay to LCI a termination fee of $11 million. See "The Merger Agreement--Termination-- Termination Fee."


    As of the USLD Record Date, the percentage of issued and outstanding shares of USLD Common Stock entitled to vote held by USLD directors, executive officers and their respective affiliates was 5.0% or 841,450 shares of USLD Common Stock, inclusive of exercisable stock options.


1998 ANNUAL MEETING OF STOCKHOLDERS

    USLD will hold a 1998 Annual Meeting of Stockholders only if the Merger is not consummated prior to the date thereof. In the event of such a meeting, any stockholder proposals intended to be presented thereat shall have been received by USLD at its principal executive offices at 9311 San Pedro, Suite 100, San Antonio, Texas 78216, by September 19, 1997.

    THE MATTERS TO BE CONSIDERED AT THE USLD SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF USLD. ACCORDINGLY, USLD STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                              LCI SPECIAL MEETING

PURPOSE OF THE LCI SPECIAL MEETING

    According to the rules and regulations of the New York Stock Exchange (the "NYSE") where the shares of LCI Common Stock are traded, LCI must obtain the approval of the LCI stockholders in the event that LCI is required to issue 20% or more of its outstanding shares of LCI Common Stock in the Merger. Because the exact Exchange Ratio will be calculated only a few days prior to the Merger, the Board of Directors of LCI has decided to call a Special Meeting of LCI stockholders (the "LCI Special Meeting" and together with the USLD Special Meeting, the "Special Meetings") to consider and vote upon a proposal (the "LCI Share Issuance Proposal") to authorize the issuance of the shares of LCI Common Stock in the Merger in the event that such shares are 20% or more of the LCI Common Stock outstanding at the Effective Time. If it is evident that the authorization of the LCI stockholders to issue the LCI Common Stock in the Merger is not required by the NYSE, the LCI Special Meeting may be cancelled. As there can be no assurances as to whether the LCI Special Meeting will be cancelled, LCI stockholders are asked to assume that the LCI Special Meeting will be held.

    The Board of Directors of LCI has unanimously approved the LCI Share Issuance Proposal and recommends that LCI stockholders vote FOR approval of the LCI Share Issuance Proposal. See "The Merger--Recommendation of the Board of Directors of LCI; Reasons of LCI for the Merger."

RECORD DATE; VOTING RIGHTS; PROXIES


    The LCI Board of Directors has fixed the close of business on November 6, 1997 as the record date (the "LCI Record Date") for determining holders entitled to notice of and to vote at the LCI Special Meeting.



    As of the LCI Record Date, there were 83,616,465 shares of LCI common stock, par value $.01 per share (the "LCI Common Stock"), issued and outstanding, each of which entitles its holder to one vote. All shares of LCI Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF LCI COMMON STOCK WILL BE VOTED IN FAVOR OF APPROVAL OF THE LCI SHARE ISSUANCE PROPOSAL. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice of revocation to the Secretary of LCI, by signing and returning a later-dated proxy or by voting in person at the LCI Special Meeting. However, mere attendance at the LCI Special Meeting will not in and of itself have the effect of revoking the proxy.


    Votes cast by proxy or in person at the LCI Special Meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present to vote for purposes of determining the presence of a quorum but will have the effect of votes against any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present for quorum purposes but as unvoted with respect to the matters presented.

SOLICITATION OF PROXIES

    LCI will bear its own cost of solicitation of proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock held in their names.


    LCI has retained Georgeson & Company, Inc. to aid in the solicitation of proxies and to verify certain records related to the solicitation at a fee of $9,000 plus certain expenses.

QUORUM

    The presence in person or by properly executed proxy of holders of a majority of the issued and outstanding shares of LCI Common Stock as of the LCI Record Date is necessary to constitute a quorum at the LCI Special Meeting.

REQUIRED VOTE

    The approval of the LCI Share Issuance Proposal requires the affirmative vote of the holders of a majority of the shares of LCI Common Stock voting at the LCI Special Meeting. In addition, the NYSE requires a majority of the outstanding shares of LCI Common Stock to vote on the LCI Share Issuance Proposal. In certain circumstances, including if LCI stockholders fail to approve the LCI Share Issuance Proposal at the LCI Special Meeting, if such approval is required, LCI will be obligated to pay USLD a termination fee of $11 million. See "The Merger Agreement--Termination--Termination Fee."


    As of the LCI Record Date, the percentage of issued and outstanding shares of LCI Common Stock entitled to vote held by LCI directors, executive officers and their respective affiliates was 10.2% or 8,765,834 shares of LCI Common Stock, inclusive of exercisable stock options.


    THE MATTERS TO BE CONSIDERED AT THE LCI SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF LCI. ACCORDINGLY, LCI STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   THE MERGER

    This section of the Joint Proxy Statement/Prospectus as well as the next section of the Joint Proxy Statement/Prospectus entitled "The Merger Agreement" describe certain aspects of the proposed Merger. The following discussion is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A to this Joint Proxy Statement/Prospectus, and to the other agreements and documents that are discussed herein, which are filed as exhibits to the Registration Statement of which this Joint Proxy Statement/Prospectus forms a part. All stockholders are urged to read the Merger Agreement in its entirety.

GENERAL

    The Merger Agreement provides that the Merger will be consummated if the required approval of the USLD stockholders, and if required, of the LCI stockholders, is obtained and all other conditions to the Merger are either satisfied or waived. Upon consummation of the Merger, Merger Sub will be merged with and into USLD, and USLD will become a wholly owned subsidiary of LCI.


    Pursuant to the Merger Agreement, each outstanding share of USLD Common Stock will be converted into a fraction of a share of LCI Common Stock. The exchange ratio (the "Exchange Ratio") of LCI Common Stock receivable in the Merger for each share of USLD Common Stock will depend on the Average Stock Price of LCI Common Stock, as described under "The Merger Agreement--Terms of the Merger." If the Average Stock Price is between $21.60 and $26.40, the Exchange Ratio will be set between .9259 and .7576 shares of LCI Common Stock for each share of USLD Common Stock so that the product of the Average Stock Price and the Exchange Ratio is equal to $20.00. If the Average Stock Price is more than $26.40, the Exchange Ratio will be fixed at .7576. If the Average Stock Price is less than $21.60, the Exchange Ratio will be fixed at .9259. If, however, the Average Stock Price is less than $20.40, either USLD (subject to the following sentence) or LCI may terminate the Merger Agreement unless LCI agrees to an Exchange Ratio such that the product of the Exchange Ratio and the Average Stock Price is at least equal to $18.90. If the Average Stock Price is calculated after the USLD Special Meeting, USLD will not have the right to terminate the Merger Agreement if the Average Stock Price is less than $20.40. Assuming an Average Stock Price equal to the October 31 Average Stock Price, the Exchange Ratio would be .7576. Cash will be paid in lieu of the distribution of fractional shares of LCI Common Stock. For more detailed information, see "The Merger Agreement--Terms of the Merger."



    Based upon the number of shares of USLD Common Stock outstanding on October 31, 1997, and assuming the exercise of all USLD Stock Options and USLD Warrants expected to be outstanding as of the Effective Time and an Exchange Ratio of
 .7576 (which ratio assumes the Average Stock Price is equal to the October 31 Average Stock Price), approximately 14.5 million shares of LCI Common Stock would be issued in the Merger. On this basis and based upon the capitalization of LCI and USLD at October 31, 1997, the stockholders of USLD would own approximately 14.8% of the outstanding shares of LCI Common Stock following consummation of the Merger. The maximum number of shares of LCI Common Stock that may be issued in the Merger assuming instead an Exchange Ratio of .9259 (the highest Exchange Ratio provided for in the Merger Agreement, except for any ratio agreed to by LCI in order to prevent termination of the Merger Agreement), would be approximately 17.7 million shares of LCI Common Stock, representing approximately 17.5% of the outstanding LCI Common Stock following consummation of the Merger.


EFFECTIVE TIME

    As promptly as practicable after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, the parties will file a Certificate of Merger with the Secretary of State of the State of Delaware (the "Certificate of Merger"). The effective time of the Merger (the "Effective Time") will occur upon the filing of the Certificate of Merger. The Merger Agreement may be terminated by either party if the Merger has not been consummated on or before February 28, 1998 (provided that this right to terminate the Merger Agreement shall not be available (i) to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date or (ii) to LCI in the event that a Material LCI Transaction has been the cause of or resulted in the failure of the Merger to occur on or before such date). The Merger Agreement also may be terminated under certain other circumstances. See "The Merger Agreement--Conduct of Business Pending the Merger," "--Conditions to the Merger," and "--Termination."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

    The conversion of USLD Common Stock into the right to receive LCI Common Stock will occur automatically at the Effective Time.

    As soon as practicable after the Effective Time, a transmittal letter will be mailed by the Exchange Agent to each USLD stockholder informing stockholders of the procedures to follow in forwarding stock certificates representing USLD Common Stock to the Exchange Agent. Upon receipt of a stockholder's USLD stock certificates, the Exchange Agent will deliver certificates for full shares of LCI Common Stock to such stockholder and cash in lieu of fractional shares pursuant to the terms of the Merger Agreement and in accordance with the transmittal letter, together with any dividends or other distributions to which such stockholder is entitled.

    If any issuance of shares of LCI Common Stock in exchange for shares of USLD Common Stock is to be made to a person other than the USLD stockholder in whose name the certificate is registered at the Effective Time, it will be a condition of such exchange that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the USLD stockholder requesting such issuance either pay any transfer or other tax required or establish to the satisfaction of LCI that such tax has been paid or is not payable.

    After the Effective Time, there will be no further transfers of USLD Common Stock on the stock transfer books of USLD. If a certificate representing USLD Common Stock is presented for transfer, it will be cancelled and a certificate representing the appropriate number of full shares of LCI Common Stock and cash in lieu of fractional shares together with any dividends and distributions will be issued in exchange therefor.

    After the Effective Time and until surrendered, shares of USLD Common Stock will be deemed for all corporate purposes, other than the payment of dividends and distributions, to evidence ownership of the number of full shares of LCI Common Stock into which such shares of USLD Common Stock were converted at the Effective Time. No dividends or other distributions, if any, payable to holders of LCI Common Stock will be paid to the holders of any certificates for shares of USLD Common Stock until such certificates are surrendered. Upon surrender of such certificates, all such declared dividends and distributions which shall have become payable with respect to such LCI Common Stock in respect of a record date after the Effective Time will be paid to the holder of record of the full shares of LCI Common Stock represented by the certificate issued in exchange therefor, without interest. See "The Merger Agreement-- Exchange of Certificates."

    USLD STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. USLD STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

BACKGROUND OF THE MERGER

    Both LCI and USLD have active acquisition programs designed to identify, review and evaluate potential business combinations, corporate acquisition and/or strategic alliances and other significant corporate transactions involving participants in the telecommunications industry. During the course of the last five years, LCI has completed 8 acquisitions and USLD has completed 12 acquisitions.

    During 1994 and 1995, certain representatives of LCI and former representatives of USLD engaged in discussions regarding strategic alliances generally. These discussions did not result in any agreement between the parties.


    On October 7, 1996, Thomas J. Wynne, LCI's then President and Chief Operating Officer, and Joseph A. Lawrence, LCI's Executive Vice President and Chief Financial Officer, approached Larry M. James, USLD's Chief Executive Officer, President and current Chairman of the Board, at an industry conference about the possibility of a potential strategic business combination between LCI and USLD. At the conclusion of this brief meeting, Mr. James indicated a general interest in exploring such a transaction.



    On October 29, 1996, Phillip J. Storin, USLD's Senior Vice President, Chief Financial Officer and Corporate Treasurer, received a letter from John Taylor, Senior Vice President of LCI, stating LCI's interest in pursuing a strategic business combination with USLD. This letter requested that USLD provide certain information and documentation for management of LCI to review. Further discussions of a general nature took place in November and December 1996. On January 8, 1997, LCI and USLD entered into a customary confidentiality agreement and a preliminary due diligence review was commenced by LCI.


    Over the next several months, LCI evaluated the information it received from USLD and concluded that USLD could be a good strategic fit with LCI primarily due to the geographic market served by USLD and the potential for significant synergies and cost savings. Accordingly, on March 21, 1997, at the request of LCI, representatives of USLD and LCI met in San Antonio, Texas to discuss a potential business combination involving the two companies. During the meeting, the representatives of both companies discussed whether a strategic combination of LCI and USLD might be feasible, each other's businesses, the business impact of a potential strategic combination, integration issues that such a combination would present and the most appropriate structure for a possible transaction. It was agreed at that time that a stock-for-stock merger would be the most appropriate structure and that discussions regarding value should be deferred until the parties had assembled sufficient information to enable each other to further evaluate the financial and operational effects of a possible combination. In attendance for LCI were Mr. Lawrence and Matthew D. Wald, Director of Corporate Development. Present for USLD were Messrs. James and Storin; Parris H. Holmes, Jr., then Chairman of the Board; W. Audie Long, General Counsel, Senior Vice President-Legal and Regulatory Affairs and Corporate Secretary; Stan G. Masters, Senior Vice President-Sales; and James S. Speirs, Senior Vice President--Network Operations and Chief Technology Officer. As a result of this meeting, the parties concluded that there was sufficient mutual interest to discuss further the possibility of a transaction. On March 28, 1997, representatives of USLD and LCI met in San Antonio, Texas to discuss further the possible synergies that could be obtained by a combination of the two companies.

    On April 27, 1997, the Board of Directors of USLD held a meeting by teleconference wherein the Board and management discussed various strategic issues, including continued consolidation in the telecommunications industry. In this context, USLD management discussed with the Board matters relating to a potential merger with LCI. At this time, the Board of Directors concurred with Mr. Holmes's decision to commence discussions with H. Brian Thompson, LCI's Chairman and Chief Executive Officer, regarding a preliminary range of values and other terms of a potential transaction.

    On May 14, 1997, Mr. Holmes and Mr. Thompson met in Chicago to discuss a potential transaction and a preliminary range of values for USLD in a merger of the two companies. At the close of the meeting, each of the parties concluded that an agreement between USLD and LCI could not be reached due to the significant disparity between the parties with respect to an acceptable value range and other terms of a potential transaction. Further, the parties mutually agreed that further merger discussions would prove fruitless and, as a result, all merger discussions terminated. On May 31, 1997, Mr. Storin confirmed with Mr. Lawrence by correspondence that merger discussions had been terminated and requested the return of all materials supplied by USLD in connection with LCI's preliminary due diligence. LCI returned all such materials by the middle of June 1997.

    On August 21, 1997, at the request of LCI, Mr. Lawrence met with Mr. James and, citing USLD's financial performance and LCI's plans to expand into USLD's principal territory, expressed LCI's renewed interest in resuming discussions between the two companies. At the conclusion of this meeting, Mr. James indicated to Mr. Lawrence that in order for discussions to commence, the USLD Board would require, among other things, a range of values appreciably more favorable to the stockholders of USLD than that previously proposed by LCI.

    On August 26, 1997, senior management and the Executive Committee of the Board of Directors of USLD met separately to discuss the implications of a possible transaction with LCI. In light of the previous dealings with LCI and due to the lack of a formal offer, the Executive Committee resolved to continue to actively pursue other strategic initiatives, including acquiring other telecommunications companies.

    On August 28, 1997, the entire Board of Directors of USLD met with USLD's senior vice presidents to discuss the status of USLD's efforts to acquire other companies and to update the Board regarding developments concerning LCI. At this meeting, the Board authorized Mr. James to proceed with discussions with LCI and to take all other actions incidental thereto, if and when LCI came forward with a range of values significantly in excess of the range previously proposed by LCI. Mr. James discussed his plans to engage AACC to assist with a potential transaction with LCI.

    On September 4, 1997, USLD retained AACC to be its exclusive financial advisor and requested AACC to begin to analyze a potential combination with LCI. AACC has regularly provided financial advisory services to USLD over the past several years, and thus has substantial knowledge of the business, operations and management of USLD and the telecommunications industry generally. AACC also was retained to provide a fairness opinion should one be needed.

    On September 5, 1997, Mr. Lawrence called Mr. James to express LCI's interest in moving forward with a potential merger with USLD on the basis of a range of values significantly in excess of the range previously proposed by LCI. It was agreed that the value and the resulting exchange ratio would be the subject of further discussion after the conclusion of satisfactory due diligence reviews by both parties.

    On September 8, 1997, a first draft of the Merger Agreement was provided by Kramer, Levin, Naftalis & Frankel, legal counsel for LCI, to Arter & Hadden, legal counsel for USLD. From September 9, 1997 through September 17, 1997, representatives of LCI and USLD and their respective advisors negotiated the terms of an acceptable merger agreement, including significant negotiations regarding provisions to protect the value to be received by USLD stockholders, representations regarding the business of USLD to be made by USLD, provisions restricting USLD from soliciting other offers or merger proposals (subject to USLD's fiduciary duties to its stockholders) and termination rights and associated fees.

    On September 9, 1997, approximately 10 representatives of LCI gathered in San Antonio to meet with USLD management so that both parties could conduct further analyses regarding a potential transaction. As part of their respective due diligence reviews, each party reviewed public and non-public documents and information of the other party, held numerous meetings and discussions regarding possible terms and issues involved in a proposed merger and heard presentations by representatives of the other party concerning, among other things, business strategies. Due diligence was conducted during the period from September 9, 1997 through September 17, 1997 in San Antonio.

    On September 10, 1997, the Board of Directors of LCI met to assess the terms of a potential transaction. At the meeting, Mr. Lawrence made a detailed presentation to the LCI Board of Directors on the key elements of the proposed transaction. After full discussion, the LCI Board of Directors approved basic terms for the Merger and authorized the transaction on such terms. The Board appointed a Committee of the Board, consisting of Mr. Thompson and Douglas Karp, to approve the final terms of the transaction. See "--Recommendation of the Board of Directors of LCI; Reasons of LCI for the Merger."

    On September 15 and 16, 1997, Messrs. Thompson and Karp reviewed the final terms of the transaction and authorized the acquisition of USLD on such terms. On September 17, 1997, Lehman Brothers delivered its opinion to LCI that the consideration to be paid by LCI in the Merger is fair to LCI from a financial point of view. See "--Opinion of LCI's Financial Advisor."


    On the morning of September 17, 1997, Mr. Lawrence telephoned Mr. James with a proposal for LCI to merge with USLD at an exchange ratio designed to provide $20 in value for each share of USLD Common Stock and subject to the other provisions of the proposed Merger Agreement.

    Early in the afternoon on September 17, 1997, the Board of Directors of USLD met to review the proposed transaction and the terms of the Merger Agreement. Copies of the Merger Agreement had been provided to each of the members of the Board of Directors prior to the meeting. At the meeting, USLD management, AACC and Arter & Hadden each made detailed presentations to the USLD Board on key elements of the proposed transaction. During this meeting, AACC delivered its opinion that, as of such date and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the transaction contemplated by the Merger Agreement was fair to the stockholders of USLD from a financial point of view. After discussing and considering the terms of the proposed transaction, the USLD Board voted to approve the Merger and adopt the Merger Agreement. See "--Recommendation of the Board of Directors of USLD; Reasons of USLD for the Merger" and "--Opinion of USLD's Financial Advisor."

    After the close of the financial markets on September 17, 1997, the Merger Agreement in the form attached as Annex A hereto was executed by the respective parties. On the morning of September 18, 1997, prior to the opening of the financial markets, LCI issued a press release announcing the Merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF USLD; REASONS OF USLD FOR THE MERGER

    The USLD Board of Directors believes that the Merger offers USLD and its stockholders an exceptional opportunity to create a combined organization that will be a leader in the telecommunications industry. The Board of Directors of USLD has unanimously approved the Merger and the Merger Agreement, has unanimously determined that the Merger is fair to and in the best interests of USLD and its stockholders and unanimously recommends that holders of shares of USLD Common Stock vote FOR approval and adoption of the Merger and the Merger Agreement.

    At the meeting held on September 17, 1997, the USLD Board of Directors, with the assistance of AACC and its legal advisors, considered and discussed the terms of the Merger and reviewed various business, financial and legal considerations relating thereto. In reaching its decision to approve the Merger and the Merger Agreement and to recommend that USLD's stockholders vote to approve and adopt the Merger and the Merger Agreement, USLD's Board of Directors considered, among other things, the following factors: (i) the opportunity for USLD stockholders to receive LCI Common Stock in a tax-free exchange valued at a premium over the market price for shares of USLD Common Stock prevailing prior to the public announcement of the Merger; (ii) information with respect to the financial condition, results of operations, business and growth prospects of USLD and LCI, on both an historical and estimated prospective basis, and current industry, economic and market conditions, including the financial analysis and presentations of AACC; (iii) the changing regulatory environment in the domestic telecommunications industry, including potential entry of the RBOCs into the long-distance telecommunications marketplace and consolidation trends; (iv) the historical market prices and recent trading patterns of USLD Common Stock and LCI Common Stock and market prices, recent trading patterns and financial data relating to other companies engaged in the same business as USLD; (v) the opportunity for USLD stockholders to participate, as holders of LCI Common Stock, in a combined enterprise which will have greater financial, technical and marketing resources and is expected to produce a stronger competitor in the communications industry, both domestically and internationally, than would USLD would be on a stand-alone basis; (vi) the high degree of compatibility and geographic fit of the businesses of LCI and USLD, which would provide the holders of USLD Common Stock with a significant continuing interest in the communications industry and would continue to provide career opportunities and employment for many of the employees of USLD; (vii) the potential for operational and financial synergies as a result of the integration of the resources of the two companies; (viii) the recommendation of the management of USLD that the Merger be approved; (ix) the opinion of AACC to the USLD Board of Directors on September 17, 1997 to the effect that as of such date the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of USLD Common Stock from a financial point of view (see "--Opinion of USLD's Financial Advisor"); (x) the larger public float and trading volume of shares of LCI Common Stock compared to the public float and trading volume of shares of USLD Common Stock, which should provide USLD's stockholders with greater liquidity in their investment; (xi) the structure of the transaction and the terms of the Merger Agreement, which were the result of arms-length negotiations between LCI and USLD, including the terms of the Merger Agreement that permit the Board of Directors of USLD, in the exercise of its fiduciary duties and subject to certain conditions, to respond to inquiries from, to provide information to, and negotiate with, a third party making an unsolicited proposal to acquire USLD and to terminate the Merger Agreement if the Board of Directors of USLD determines to recommend an alternative business combination transaction; and (xii) alternatives to the Merger that might be available to USLD and its stockholders.

    The foregoing discussion of the information and factors considered and given weight by the USLD Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the USLD Board of Directors found that each of the foregoing factors supported its recommendation and conclusions and the Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the USLD Board of Directors may have given different weights to different factors. For a discussion of the interests of certain members of USLD's management and USLD's Board of Directors in the Merger, see "--Interests of Certain Persons in the Merger."

    THE USLD BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF USLD COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

OPINION OF USLD'S FINANCIAL ADVISOR

    USLD retained ABN AMRO Chicago Corporation ("AACC") to act as its financial advisor and to render an opinion to the Board of Directors of USLD as to the fairness, from a financial point of view, of the Exchange Ratio to be received by the holders of USLD Common Stock in the Merger.

    On September 17, 1997, in connection with the evaluation of the proposal from LCI by the Board of Directors of USLD, AACC rendered an opinion that, as of such date, and subject to certain assumptions, factors and limitations set forth in such written opinion as described below, the Exchange Ratio to be received by USLD stockholders is fair to such stockholders from a financial point of view.

    THE FULL TEXT OF THE WRITTEN OPINION OF AACC DATED SEPTEMBER 17, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND SHOULD BE READ IN ITS ENTIRETY FOR INFORMATION WITH RESPECT TO PROCEDURES FOLLOWED, ASSUMPTIONS MADE AND MATTERS CONSIDERED BY AACC IN RENDERING SUCH OPINION. AACC'S OPINION WAS PREPARED FOR THE USLD BOARD OF DIRECTORS AND ADDRESSES ONLY THE FAIRNESS OF THE EXCHANGE RATIO TO THE HOLDERS OF USLD COMMON STOCK. THE AACC OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY USLD STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE PROPOSED MERGER. THE SUMMARY OF THE OPINION OF AACC SET FORTH IN THIS JOINT PROXY STATEMENT/ PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In connection with its opinion, AACC has reviewed the Merger Agreement and certain related documents and held discussions with certain senior officers and other representatives and advisors of USLD and certain senior officers and other representatives of LCI concerning the businesses, operations and prospects of USLD and LCI. AACC examined certain publicly available business and financial information relating to USLD and LCI as well as certain financial data and other data for USLD and certain financial information and other data related to LCI which were provided to or otherwise discussed with AACC by the respective managements of USLD and LCI. AACC reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to: (i) current and historical market prices and trading volumes of USLD Common Stock and LCI Common Stock; (ii) the respective companies' financial and other operating data; and
(iii) the capitalization and financial condition of USLD and LCI. AACC also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which AACC considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations AACC considered relevant in evaluating those of USLD and LCI.

    In rendering its opinion, AACC has assumed and relied upon the accuracy and completeness of the financial and other information reviewed by it and it did not make or obtain or assume any responsibility for independent verification of such information. In addition, AACC did not make an independent evaluation or appraisal of the assets and liabilities of USLD or LCI or any of their respective subsidiaries. With respect to the financial data, AACC has assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of USLD and LCI as to the future financial performance of USLD or LCI, as the case may be. AACC has assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, including among other things, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. AACC is not expressing any opinion in the event that the Average Stock Price is less than $20.40 and the Exchange Ratio has not been adjusted so that the Exchange Ratio is equal to $18.90 divided by the Average Stock Price. AACC also is not expressing any opinion as to what the value of LCI Common Stock actually will be when issued to USLD's stockholders pursuant to the Merger or the price at which LCI Common Stock will trade subsequent to the Merger. In connection with the preparation of its opinion, AACC was not authorized by USLD or the Board of Directors of USLD to solicit, nor has AACC solicited, third-party indications of interest for the acquisition of all or any part of USLD.

    The following is a summary of the material financial analyses AACC utilized in connection with providing its written opinion to the Board of Directors of USLD on September 17, 1997. The summary of the analyses does not purport to be a complete description of the analyses underlying AACC's opinion.

        (A) STOCK TRADING HISTORY. AACC reviewed the performance of the trading price and volume of USLD Common Stock for the period from the date of the Billing Distribution through September 15, 1997. This examination indicated that during this period, the trading price of USLD Common Stock ranged from $4.38 per share to $18.00 per share. AACC also reviewed the performance of the trading price and volume of LCI Common Stock for the period from September 9, 1994 through September 15, 1997. This examination indicated that during this period, the trading price of LCI Common Stock, adjusted for LCI's stock dividend in September 1995, ranged from $9.13 per share to $36.75 per share. In addition, this examination showed that during the 52-week period ending September 15, 1997, the trading price of LCI Common Stock ranged from $15.38 per share to $35.63 per share.

        (B) IMPLIED MULTIPLE AND PREMIUM ANALYSIS. AACC calculated certain valuation multiples implied by the terms of the Merger Agreement based on a per share value for each share of USLD Common Stock of $20.00. AACC performed this same analysis based on a per share value for each share of USLD Common Stock of $18.90, the value at which USLD could, under certain circumstances, terminate the Merger pursuant to the terms of the Merger Agreement. AACC calculated that the total equity value as a multiple of USLD's latest twelve months' ("LTM") net income, projected fiscal 1997 net income, and projected fiscal 1998 net income was 58.8x, 48.8x, and 31.7x, respectively, based on a per share value of $20.00, and 55.6x, 46.1x, and 30.0x, respectively, based on a per share value of $18.90. AACC also calculated that the total enterprise value (defined to be total equity value plus total debt less cash and cash equivalents, also referred to as total market capitalization) as a multiple of USLD's LTM earnings before interest and taxes ("EBIT"), LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), LTM sales, and run rate of sales (defined as sales for the latest reported quarter multiplied by four) was 41.7x, 18.3x, 1.78x, and 1.57x, respectively, based on a per share value of $20.00, and 39.3x, 17.3x, 1.68x, and 1.48x, respectively, based on a per share value of $18.90.

        AACC calculated the percentage premium implied by the terms of the Merger Agreement based on a per share value for each share of USLD Common Stock of $20.00 relative to the market price of USLD Common Stock one week, four weeks and one year prior to the announcement of the Merger. AACC performed this same analysis based on a per share value for each share of USLD Common Stock of $18.90, the value at which USLD could terminate the Merger pursuant to the terms of the Merger Agreement. AACC calculated that the percentage premium to the market price of USLD Common Stock one week, four weeks and one year prior to the announcement of the Merger was 24.0%, 40.4% and 119.2%, respectively, based on a per share value of $20.00, and 17.1%, 32.6% and 106.9%, respectively, based on a per share value of $18.90.

        (C) DISCOUNTED CASH FLOW ANALYSIS. AACC performed a discounted cash flow analysis of USLD based on estimates of projected financial performance prepared by USLD's management for the fiscal years 1998 to 2002. AACC calculated a range of present values of the sum of (i) USLD's estimated free cash flows for the fiscal years ending 1998 through 2002 using discount rates ranging from 13.0% to 17.0% and (ii) the estimated terminal value in fiscal year 2002 based on a multiple of USLD's EBITDA in fiscal 2002 ranging from 8.0x to 10.0x and discounted at rates ranging from 13.0% to 17.0%. Using the foregoing discounted cash flows and terminal values, AACC calculated the equity value per share of USLD Common Stock to range from $17.52 to $21.74.

        (D) COMPARABLE PUBLIC COMPANY ANALYSIS. AACC compared certain financial and operating information for USLD to the corresponding financial and operating information of the following group of selected long-distance telecommunications services companies (the "Comparable Companies"): ACC Corp., Excel Communications Inc., Frontier Corp., WorldCom Inc. and LCI. AACC analyzed, among other things, the market price per share of common stock of each Comparable Company and USLD as a multiple of LTM EPS, estimated calendar 1997 earnings per share ("EPS"), and estimated calendar 1998 EPS (estimates provided by Zacks Investment Research); and the total market capitalization as a multiple of LTM EBIT, LTM EBITDA, LTM sales, and run rate of sales. For the Comparable Companies (excluding outliers), an analysis of market price per share as a multiple of LTM EPS yielded a range of 18.4x to 25.3x with a median of 19.7x; an analysis of market price per share as a multiple of estimated 1997 EPS yielded a range of 18.1x to 23.8x with a median of 21.4x; an analysis of market price per share as a multiple of estimated 1998 EPS yielded a range of 14.0x to 21.2x with a median of 17.9x; an analysis of total market capitalization as a multiple of LTM EBIT yielded a range of 11.1x to 14.1x with a median of 13.2x; an analysis of total market capitalization as a multiple of LTM EBITDA yielded a range of 8.4x to 10.5x with a median of 9.7x; an analysis of total market capitalization as a multiple of LTM sales yielded a range of 1.73x to 1.92x with a median of 1.79x; an analysis of total market capitalization as a multiple of run rate of sales yielded a range of 1.61x to 1.97x with a median of 1.76x. Based on this analysis and applying the median multiples to USLD's historical and estimated financial results, AACC estimated the implied value per share of USLD Common Stock to range from $6.00 to $18.40.

        (E) COMPARABLE TRANSACTIONS ANALYSIS. AACC analyzed certain information relating to the following selected comparable transactions in the long-distance telecommunications industry (the "Comparable Transactions"):
    Advanced Telecommunications Corp./LDDS Communications Inc., IDB Communications Group Inc./LDDS Communications Inc., ALC Communications Corp./Frontier Corp., Corporate Telemanagement Group Inc./LCI, Schneider Communications, Inc./Frontier Corp., and MCI Communications Corp./British Telecommunications PLC (pending). Such analysis indicated that for the Comparable Transactions (excluding outliers), total equity value as a multiple of LTM net income ranged from 19.1x to 31.7x with a median of 26.6x, total enterprise value as a multiple of LTM EBIT ranged from 12.4x to 19.6x with a median of 15.2x, total enterprise value as a multiple of LTM EBITDA ranged from 6.8x to 14.1x with a median of 10.6x, total enterprise value as a multiple of LTM sales ranged from 1.48x to 2.58x with a median of 1.86x, and total enterprise value as a multiple of run rate of sales ranged from 1.46x to 2.14x with a median of 1.57x. Based on this analysis and applying the median multiples to USLD's historical and estimated financial results, AACC estimated the implied value per share of USLD Common Stock to range from $6.98 to $17.01.

        (F) PREMIUM ANALYSIS. AACC analyzed the percentage premiums offered in stock-for-stock mergers of $200 million to $600 million in size from January 1, 1996 through September 15, 1997. AACC calculated the premium offered relative to the market price one week, four weeks and one year prior to the announcement date of each transaction. The analysis indicated that the median percentage premium one week, four weeks and one year prior to announcement was 22.2%, 30.1% and 54.2%, respectively. Based on this analysis and applying the median premiums to the market price of USLD Common Stock one week, four weeks and one year prior to the announcement of the Merger, AACC estimated the implied value per share of USLD Common Stock to range from $14.07 to $19.71.

        (G) CONTRIBUTION ANALYSIS. AACC analyzed and compared the respective contribution to revenue, EBITDA, EBIT and net income of USLD and LCI to the combined companies for the twelve month periods ended or ending June 30, 1997, December 31, 1997, and December 31, 1998. This analysis did not take into account any synergies realizable by the combined companies subsequent to the Merger. This analysis indicated that USLD would contribute between 14.7% and 15.7% to combined revenue, between 8.1% and 9.5% to combined EBITDA, between 5.3% and 9.0% to combined EBIT, and between 6.2% and 9.9% to combined net income. According to the terms of the Merger and assuming an Average Stock Price of $24.00 for LCI Common Stock, AACC calculated that existing stockholders of USLD would own approximately 14.9% of the combined companies.

        (H) PRO FORMA ANALYSIS. AACC prepared pro forma analyses of the financial impact of the Merger, assuming an Exchange Ratio of 0.833 and various levels of potential operating synergies. Based on such analyses, AACC calculated that the proposed Merger would be accretive to LCI's 1998 EPS assuming annual operating synergies of at least $15 million.

        (I) STOCK PRICE ANALYSIS. AACC calculated the present value of a share of USLD Common Stock assuming various growth rates applied to estimated fiscal year 1997 EPS. EPS multiples ranging from 17.5x to 22.5x were applied to estimated fiscal year 2002 EPS, and then discounted at rates ranging from 13.0% to 17.0%. Based on this analysis AACC estimated the present value of USLD Common Stock to range from $12.84 to $16.77.

        (J) HISTORICAL EXCHANGE RATIO ANALYSIS. AACC analyzed the historical ratio of the market price per share of USLD Common Stock to the market price per share of LCI Common Stock for the period from August 5, 1996, through September 15, 1997, and compared the historical ratio to the Exchange Ratio. The analysis indicated that the historical ratio ranged from 0.14 to 0.80 during this period.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to practical analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying AACC's opinion. In arriving at its fairness determination, AACC considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to USLD or LCI or the Merger. The analyses were prepared solely for purposes of AACC's opinion provided to the Board of Directors of USLD as to the fairness of the Exchange Ratio to be received by the holders of USLD Common Stock pursuant to the Merger Agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of USLD, LCI, AACC or any other person assumes responsibility if future results are materially different from those forecast.

    USLD selected AACC as its financial advisor because AACC is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and because it is familiar with USLD and its business. AACC, as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as initial and secondary offerings of securities and valuations for other purposes. AACC has provided, in the past, investment banking services for USLD and has received usual and customary compensation for such services. AACC acted as financial advisor to USLD in connection with the Billing Distribution and received a fee of approximately $2.5 million therefor. In the ordinary course of AACC's business, AACC and its affiliates may actively trade securities of USLD and LCI for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Pursuant to a letter agreement dated September 4, 1997 (the "Engagement Letter"), USLD engaged AACC to act as its financial advisor in connection with the Merger. Pursuant to the terms of the Engagement Letter, USLD has paid AACC a $50,000 retainer fee and an additional $300,000 upon rendering of the fairness opinion. Pursuant to the terms of the Engagement Letter, USLD will pay AACC, on the Closing Date, cash compensation equal to three-quarters of one percent (0.75%) of the transaction value, less amounts paid previously under the Engagement Letter. Further, USLD has agreed to reimburse AACC for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify AACC against certain liabilities, including certain liabilities under the federal securities laws.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF LCI; REASONS OF LCI FOR THE MERGER

    The Board of Directors of LCI has unanimously approved the Merger and the Merger Agreement, has unanimously determined that the Merger is fair to and in the best interests of LCI and its stockholders and unanimously recommends that holders of shares of LCI Common Stock vote FOR approval of the LCI Share Issuance Proposal.

    The LCI Board of Directors believes that the Merger presents an opportunity consistent with its acquisition strategy of seeking acquisition targets that provide for strategic geographic expansion into new markets and enhance the LCI network and technology base and which are likely to be accretive to earnings. In reaching its determination to approve the Merger and the Merger Agreement, the LCI Board of Directors considered a number of factors, including (i) the recommendation of LCI management that the Merger is in the best interests of LCI and is likely to be accretive to earnings within the next 12 months; (ii) the expectation that prior to the execution of the Merger Agreement, LCI will receive the opinion of Lehman Brothers, LCI's financial advisor, that the consideration to be paid by LCI in the Merger is fair to LCI from a financial point of view; (iii) the realization of synergies from the expertise of both USLD and LCI in operator services, including USLD's expertise in the hospitality industry; (iv) the combination of the services provided by USLD with the complementary services provided by LCI; (v) enabling LCI to broaden its customer base for its existing services to include the USLD customer base and expand LCI's services into Texas and the West Coast, regions in which LCI does not have a significant presence; (vi) the combination of the direct and alternate sales channels of both companies to permit broader geographic coverage and expand accessibility of markets and the expansion of LCI's sales efforts in Texas and the West Coast; (vii) the reduction of certain USLD corporate costs, possible elimination of excess or redundant facilities and increased utilization of LCI's network, including LCI's new fiber-optic system from Dallas to the West Coast; and (viii) USLD's entrance into the local services market, primarily in Texas.

    The foregoing discussion of the information and factors considered and given weight by the LCI Board of Directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the LCI Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the LCI Board of Directors may have given different weights to different factors.

    THE LCI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF LCI COMMON STOCK VOTE FOR APPROVAL OF THE LCI SHARE ISSUANCE PROPOSAL.

OPINION OF LCI'S FINANCIAL ADVISOR


    Lehman Brothers acted as financial advisor to LCI in connection with the Merger with USLD and delivered a written opinion to the LCI Board dated September 17, 1997 (such written opinion, the "Lehman Opinion"), to the effect that, as of the date of the Lehman Opinion, and based on and subject to the assumptions, limitations and qualifications set forth therein, from a financial point of view, the consideration to be paid by LCI in the Merger is fair to LCI.



    THE FULL TEXT OF LEHMAN BROTHERS' WRITTEN OPINION IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/ PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. LCI STOCKHOLDERS SHOULD READ THE LEHMAN OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND OTHER MATTERS CONSIDERED.



    No limitations were imposed by LCI on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the LCI Board as to the form or amount of the consideration to be paid by LCI, which was determined through arm's-length negotiations between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to USLD or LCI, but rather made its determination as to the fairness, from a financial point of view, to LCI, of the consideration to be paid by LCI in the Merger on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the LCI Board and was rendered to the LCI Board in connection with its consideration of the Merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of LCI as to how such stockholder should vote with respect to the LCI Share Issuance Proposal. Lehman Brothers was not requested to opine as to, and its opinion does not address, LCI's underlying business decision to proceed with or effect the Merger.



    In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Merger, (2) such publicly available information concerning LCI and USLD that Lehman Brothers believed to be relevant to its analysis, (3) financial and operating information with respect to the business, operations and prospects of LCI furnished to Lehman Brothers by LCI, (4) financial and operating information with respect to the business, operations and prospects of USLD furnished to Lehman Brothers by USLD and by LCI, (5) a trading history of LCI's Common Stock from September 1, 1996 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, (6) a trading history of USLD's Common Stock from September 1, 1996 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, (7) a comparison of the historical financial results and present financial condition of LCI with those of other companies that Lehman Brothers deemed relevant, (8) a comparison of the historical financial results and present financial condition of USLD with those of other companies that Lehman Brothers deemed relevant, (9) third party research analysts' quarterly and annual earnings estimates and recommendations for LCI and for USLD, (10) the potential pro forma financial effects of the Merger, including the cost savings and operating synergies expected by management of LCI to result from a combination of the businesses of LCI and USLD, and (11) a comparison of the financial terms of the Merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant. In addition, Lehman

Brothers had discussions with the managements of LCI and of USLD concerning their respective businesses, operations, assets, financial conditions and prospects and the potential strategic benefits of the Merger and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.



    In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of LCI that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of LCI, upon advice of LCI, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of LCI, as to the future financial performance of LCI and that LCI would perform substantially in accordance with such projections. With respect to the financial projections of USLD prepared by management of USLD, upon advice of LCI, Lehman Brothers assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of USLD as to the future financial performance of USLD, and Lehman Brothers relied upon such projections in performing its analysis. In arriving at its opinion, Lehman Brothers also relied upon the financial projections for USLD and the combined company following consummation of the Merger (including the cost savings and operating synergies expected to result from a combination of the businesses) which were prepared by management of LCI. In arriving at its opinion, Lehman Brothers did not make or obtain any evaluations or appraisals of the assets or liabilities of LCI or of USLD. Upon advice of LCI and its legal and accounting advisors, Lehman Brothers assumed that the Merger will qualify (i) for pooling-of-interests accounting treatment and (ii) as a reorganization within the meaning of Section 368 of the Code, and therefore is a tax-free transaction to the stockholders of LCI and USLD. Lehman Brothers' opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.



    In connection with the delivery of its opinion, Lehman Brothers performed a variety of financial and comparative analyses, the principal elements of which are described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of LCI and USLD. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.



    COMPARABLE COMPANY ANALYSIS. Using publicly available information, Lehman Brothers compared the financial performance and stock market valuation of USLD with the following companies which were selected based on general business, operating and financial characteristics representative of long distance telecommunications companies: ACC Corporation, Excel Communications, Inc., Frontier Corporation, LCI International, Inc., MidCom Communications, Inc. and Tel-Save Holdings, Inc. (the "Comparable Public Companies"). Lehman Brothers calculated the median multiples for the Comparable Public Companies for the equity market value plus net indebtedness, preferred stock and minority interests ("Firm Value") to latest twelve months revenue and to estimated 1997 and 1998 revenues. The median multiples were 1.9x, 1.6x and 1.4x, respectively. The range of multiples was from 1.7x to 4.2x, 1.4x to 3.7x and 0.7x to 2.1x, respectively. These compared to public market trading multiples of 1.6x, 1.4x and 1.0x for USLD. Additionally, Lehman Brothers calculated the median multiples for the Comparable Public Companies for Firm Value to estimated 1997 and 1998 EBITDA. The median multiples were 9.3x and 7.6x, respectively. The range of multiples was from 8.8x to 19.4x and 7.1x to 7.9x, respectively. These compared to public market trading multiples of 13.0x and 9.5x for USLD. The ratios for USLD and the Comparable Public Companies are based on public financial statements dated December 31, 1996 and/or June 30, 1997, closing stock market prices on September 12, 1997, and the most recent third party equity research reports available to Lehman Brothers on September 12, 1997 that contained revenue and EBITDA projections. Lehman Brothers noted that all of the foregoing multiples, except for Firm Value to estimated 1998 EBITDA, were within the range of multiples for the Comparable Public Companies.



    However, because of the inherent differences between the businesses, operations and prospects of USLD and the businesses, operations and prospects of the Comparable Public Companies, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of USLD and the Comparable Public Companies that would affect the public trading values of USLD and the Comparable Public Companies.



    TRANSACTION PREMIUM ANALYSIS. Lehman Brothers calculated the percentage premium to be paid by LCI relative to the closing market price of the USLD Common Stock one day, one week and four weeks prior to September 15, 1997 (the "Transaction Premium"). The Transaction Premium to be paid in the Merger is 11.9%, 29.0% and 35.6%, respectively, based on a value of $20.00 in LCI Common Stock to be received by holders of USLD's Common Stock pursuant to the terms of the Merger and a closing market price of USLD Common Stock of $17.88 on September 12, 1997. Lehman Brothers compared the Transaction Premium to be paid in the Merger to the transaction premiums paid over the acquired company's closing market price on one day, one week and four weeks prior to the announcement of certain other merger and acquisition transactions which Lehman Brothers deemed to be comparable to the Merger. The following transactions were selected based on the business of the acquired company, the size of the transaction and the form of consideration, among other factors (identified by acquiror/acquiree): American Radio Systems, Inc./EZ Communications Corporation, Excel Communications Inc./Telco Communications Group, Inc., Blackstone Capital Partners/CommNet Cellular, Inc., Price Communications Corporation/Palmer Wireless, Inc., GTE Corporation/BBN Corporation, Hearst Broadcasting Group, Inc./ Argyle Television, Inc., Elsevier Science, Inc./MDL Information Systems, Inc., PacifiCorp Holdings, Inc./ TPC Corporation, Clear Channel Communications, Inc./Heftel Broadcasting Corporation, Metrocall, Inc./ A+ Network, Inc., K-III Communications Corporation/Westcott Communications, Inc., Metromedia International Group, Inc./Alliance Corporation, NBC Corporation/Outlet Communications, Inc., Renaissance Communications Corporation/Outlet Communications, Inc., and Arch Communications Group, Inc./ USA Mobile Communications Holdings, Inc. (the "Comparable Transaction Premiums"). The median of the Comparable Transaction Premiums was 43.3%, 43.8% and 56.4%, respectively. Lehman Brothers noted that the Transaction Premiums to be paid in the Merger were below the median of the Comparable Transaction Premiums.



    COMPARABLE TRANSACTION ANALYSIS. Using publicly available information, Lehman Brothers reviewed certain terms and financial characteristics of ten long distance telecommunications company merger or acquisition transactions which Lehman Brothers deemed to be comparable to the Merger. The transactions considered by Lehman Brothers in its analysis consisted of (identified by acquiror/acquiree): Frontier Corporation/ALC Communications Corporation, LDDS Communications, Inc./Williams Telecommunications Group, Inc. (WilTel Network Services), LDDS Communications, Inc./IDB Communications Group, Inc., LDDS Communications, Inc./Resurgens Communications Group, Inc., MidCom Communications,

Inc. /Phoenix Network, Inc., Excel Communications, Inc./Telco Communications Group, Inc., LCI International, Inc./Teledial America, Inc., Frontier Corporation/Schneider Communications, Inc., LCI International, Inc./Corporate Telemanagement Group, Inc., and Sprint Corporation/Call-Net, Inc. (the "Lehman Comparable Transactions"). The median Firm Value (using the transaction price for equity market value) to latest twelve months revenue and EBITDA multiple for the Lehman Comparable Transactions was 2.2x and 14.4x, respectively. The range of multiples was from 1.2x to 2.9x and 6.6x to 32.9x, respectively. This compared to a transaction multiple of 1.5x and 14.6x, respectively, for the Merger based on the consideration described in the Merger Agreement.



    Lehman Brothers noted that for each of the foregoing multiples, the transaction multiples for the Merger were within the range of multiples for the Lehman Comparable Transactions. However, because the reasons for and the circumstances surrounding each of the Lehman Comparable Transactions analyzed were specific to each transaction and because of the inherent differences in the businesses, operations and prospects of LCI and USLD and the businesses, operations and prospects of the acquired companies included in the Lehman Comparable Transactions, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition values of USLD and such acquired companies. In particular, Lehman Brothers considered the level of cost savings and operating synergies available to the acquiror in each transaction.



    DISCOUNTED CASH FLOW ANALYSIS OF USLD. Lehman Brothers calculated the present value of the future streams of after-tax cash flows that USLD could be expected to produce over a ten and one-quarter year period. The analysis utilized financial and operating information relating to the business, operations and prospects of USLD provided by LCI's management and relied on certain assumptions with respect to USLD's future business and operations. After-tax cash flows for the ten and one-quarter year period beginning on October 1, 1997 and ending on December 31, 2007 were calculated as unlevered after-tax earnings plus amortization and depreciation less net changes in non-cash, non-debt working capital and capital expenditures. Lehman Brothers calculated terminal values for USLD in 2007 by applying to projected EBITDA a range of multiples of 7x to 9x. Lehman Brothers' determination of the appropriate range of multiples was based on an assessment of forward EBITDA trading multiples in the current market of the Comparable Public Companies and on Lehman Brothers' general experience in valuations of companies. The cash flow streams and terminal values were then discounted to present values using a range of discount rates of 11% to 13%, which were chosen based on several assumptions regarding factors such as the inflation rate, interest rates, the inherent business risk in USLD's business, and the cost of capital of USLD.



    LCI management provided Lehman Brothers with a set of projections reflecting LCI management's current expectations for USLD's business including estimates for cost savings that could be realized through the Merger (the "LCI Case Projections"). Additionally, Lehman Brothers used a set of projections based on USLD management's and research analysts' current expectations for USLD's business (the "USLD/Analysts Case Projections"). Lehman Brothers performed discounted cash flow analyses and generated per share equity value ranges based on the two sets of projections. The LCI Case Projections generated a per share value range of $21.14 to $28.25. The USLD/Analysts Case Projections generated a per share value range of $17.67 to $25.63.



    PRO FORMA MERGER ANALYSIS. Using LCI management's financial projections for 1998 with respect to LCI and the LCI Case Projections for 1998 with respect to USLD, including estimates as to potential cost savings and operating synergies anticipated to result from the Merger prepared by LCI's management, and making such other assumptions it deemed necessary, Lehman Brothers compared LCI's estimated EPS for calendar year 1998 both on a stand-alone basis and assuming consummation of the Merger. These estimates assume that each share of USLD Common Stock will be exchanged for consideration as described in the Merger Agreement. Based upon the assumptions and estimates relied upon and including potential cost savings and operating synergies expected to result from a combination of the businesses, Lehman Brothers noted that the Merger would result in EPS accretion for current holders of LCI Common Stock of 5.1% in 1998.



    Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The LCI Board selected Lehman Brothers because of its expertise, reputation and familiarity with LCI in particular and the telecommunications industry in general and because its investment banking professionals have substantial experience in transactions similar to the Merger.



    As compensation for its services in connection with the Merger, LCI has agreed to pay Lehman Brothers a fee for acting as financial advisor in connection with the Merger. This fee includes: (i) a $100,000 retainer which was paid upon signing of the engagement letter agreement between LCI and Lehman Brothers dated September 15, 1997, (ii) an additional fee of $650,000 payable upon the rendering of the opinion. In addition, LCI has agreed to reimburse Lehman Brothers for reasonable out-of- pocket expenses incurred in connection with the Merger and to indemnify Lehman Brothers and certain related persons for certain liabilities that may arise out of its engagement by LCI and the rendering of its opinion.



    In the ordinary course of its business, Lehman Brothers may actively trade in LCI Common Stock and USLD Common Stock for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.


CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS


    This document contains forward-looking statements that are subject to risks and uncertainties. Such forward-looking statements recite expectations for the businesses of LCI and USLD and the markets for their respective products and services. These include, for example, statements of managements' plans and objectives, forecasts of market trends, and discussions regarding synergies and cost savings of LCI after the Effective Time. Such statements may be found in this Joint Proxy Statement/Prospectus under "Questions and Answers about the LCI/USLD Merger," "Summary," "Certain Considerations," "--Background of the Merger," "--Recommendation of the Board of Directors of LCI; Reasons of LCI for the Merger," "-- Recommendation of the Board of Directors of USLD; Reasons of USLD for the Merger," "--Opinion of LCI's Financial Advisor" and "--Opinion of USLD's Financial Advisor." Forward-looking statements also include any other statements in this document that are preceded by, followed by or otherwise include the words "believes," "expects," "anticipates," "intends," "estimates," "should" or similar expressions. For all such statements, LCI and USLD claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). All forward-looking statements are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of LCI and USLD, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect forward-looking statements include overall economic and business conditions, the demand for products and services of LCI after the Effective Time, competitive factors in the telecommunications industry, the ability to achieve expected synergies, the regulations of federal and state authorities concerning telecommunications and changes in the laws affecting LCI after the Effective Time.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the USLD Board of Directors that the USLD stockholders approve the Merger and the Merger Agreement, USLD stockholders should be aware that certain directors and officers of USLD have interests in the Merger in addition to their interests solely as stockholders of USLD, as described below. The USLD Board of Directors was aware of these interests when it considered and approved the Merger and the Merger Agreement.


    EXECUTIVE EMPLOYMENT AGREEMENTS AND NON-COMPETITION AGREEMENTS. USLD entered into Employment Agreements with the following executive officers (collectively, the "Executive Officers") effective as of the dates indicated:
Larry M. James, Chairman of the Board, Chief Executive Officer and President of USLD (August 1, 1997); W. Audie Long, Senior Vice President, General Counsel and Corporate Secretary of USLD (August 1, 1997); and Phillip J. Storin, Senior Vice President, Chief Financial Officer and Corporate Treasurer of USLD (January 1,
1997) (collectively, the "Executive Employment Agreements"). Pursuant to the terms of the Executive Employment Agreements, the respective Executive Officer will be entitled to receive certain severance benefits described below if within one year of the Effective Time (i) such Executive Officer is terminated by the Surviving Corporation, or (ii) such Executive Officer is assigned any duties inconsistent in any respect with such Executive Officer's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any action by LCI or the Surviving Corporation which results in a diminution in such position, authority, duties or responsibilities;
(iii) the compensation or other benefits payable to the Executive Officer is reduced; or (iv) such Executive Officer is required to be based outside the Bexar County, Texas area. If triggered, the severance payments payable under the Executive Employment Agreements would be as follows: Mr. James--between $650,000 and $975,000, depending on the actual date of the Effective Time; Mr. Long--$380,000; and Mr. Storin-- $320,000. The Executive Employment Agreements also provide for certain non-competition restrictions on the Executive Officer upon such Executive Officer's termination of employment. The Executive Employment Agreements with Messrs. James and Long also provide for additional payments to make the respective Executive Officer whole for certain excise taxes payable under the Code.



    Pursuant to the terms of the employment agreements with Merger Sub described in the next paragraph, such Executive Officers will be entitled to receive their respective severance payments.



    As part of LCI's efforts to insure an efficient integration of USLD's operations with its existing operations, Merger Sub has entered into or anticipates entering into employment agreements with approximately 30 of USLD's employees, including the Executive Officers and other members of USLD's management, to be effective as of the Effective Time. These employment agreements will provide for (i) annual salaries consistent with such individual's responsibilities in accordance with LCI's knowledge of industry standards; (ii) grants of options to purchase shares of LCI Common Stock pursuant to the 1997/1998 LCI International, Inc. Stock Option Plan that vest over five years; (iii) stay bonuses to induce such individuals to remain in the employ of the Surviving Corporation for specified periods of time equal to 100% of such individual's annual salary for the Executive Officers and certain other senior members of USLD's management and 50% of such individual's annual salary for certain other employees entering into such agreements; and (iv) certain non-competition and non-solicitation restrictions on the activities of these individuals. In addition, such employees will be eligible for standard bonus compensation in accordance with LCI's corporate incentive plan for non-sales employees and sales incentive plan for sales employees, as the case may be.



    The employment agreements with the current senior officers of USLD will provide for annual salaries and option grants as follows: The annual salary of Mr. James will remain at $325,000 and he will receive options to purchase 50,000 shares of LCI Common Stock; the annual salary of Mr. Long will increase to $192,000 from $190,000 and he will receive options to purchase 25,000 shares of LCI Common Stock; the annual salary of Mr. Storin will increase to $188,000 from $160,000 and he will receive options to purchase 25,000 shares of LCI Common Stock; the annual salary of Mr. James S. Spiers, Senior Vice President-- Network Operations and Chief Technology Officer, will increase to $184,000 from $160,000 and he will receive options to purchase 25,000 shares of LCI Common Stock; the annual salary of Mr. Stan G. Masters, Senior Vice President--Sales, will increase to $160,000 from $140,000 and he will receive options to purchase 40,000 shares of LCI Common Stock; the annual salary of Mr. David S. Horne, Vice President--Human Resources, will increase to $122,000 from $120,000 and he will receive options to purchase 20,000 shares of LCI Common Stock; the annual salary of Mr. Richard E. Burk, Vice President-- Strategic Planning will remain at $130,000 and he will receive options to purchase 10,000 shares of LCI Common Stock; and the annual salary of Mr. Marion K. Jenkins, Vice President--Management Information Systems, will remain at $140,000 and he will receive options to purchase 10,000 shares of LCI Common Stock.



    In addition, effective as of the Effective Time, Merger Sub has entered into or anticipates entering into non-competition agreements with certain USLD employees, including the Executive Officers and Messrs. Masters, Spiers and Horne. Such non-competition agreements place broader and longer non-competition and broader non-solicitation restrictions on such individuals than those contained in the employment agreements described in the preceding two paragraphs. In consideration for entering into such non-competition agreements, Merger Sub has agreed to pay $1 million to Mr. James, $500,000 to Mr. Long and $200,000 for each other employee who enters into such agreements, which amounts were determined after consultation with LCI's independent consultants.



    STOCK OPTIONS. The Merger Agreement provides that, at the Effective Time, each USLD Stock Option granted by USLD to purchase shares of USLD Common Stock which is outstanding and unexercised shall be assumed by LCI and converted into an option to purchase LCI Common Stock in such amount and at such exercise price as is provided below and otherwise having the same terms and conditions as are in effect immediately prior to the Effective Time. The number of shares of LCI Common Stock to be subject to the new option will be equal to the number of shares that the holder of such USLD Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (whether or not such option was in fact exercisable). The exercise price per share of LCI Common Stock under the new option will be equal to (x) the aggregate exercise price for USLD Common Stock purchasable pursuant to such USLD Stock Option divided by (y) the number of shares of LCI Common Stock deemed purchasable pursuant to such USLD Stock Option.


    Pursuant to the USLD Stock Option Plans, the Merger will result in each USLD Stock Option, whether or not fully vested, becoming fully vested and exercisable. Any USLD Stock Option not exercised will be assumed and converted into an immediately exercisable option to purchase LCI Common Stock on the terms described above. In addition, pursuant to the terms of USLD's distribution of the common stock of its wholly owned subsidiary, Billing Information Concepts Corp., to the USLD stockholders effective August 2, 1996, Billing granted, under its 1996 Employee Comprehensive Stock Plan and 1996 Non-Employee Director Plan, options to purchase Billing Common Stock to each holder of an outstanding option to purchase shares of USLD Common Stock under the USLD Stock Option Plans. The Billing options were granted on the basis of an option exercisable for one share of Billing Common Stock for every one share of USLD Common Stock subject to the outstanding USLD options. Each Billing option agreement provides that the Merger will result in each Billing option held by USLD employees, whether or not fully vested, becoming fully vested and exercisable. Billing options held by Billing employees will be unaffected by the Merger. See "Business of USLD--Spin-off of Billing Information Concepts Corp."


    The following table sets forth certain information with respect to the number of vested options and the acceleration of exercisability of options for
(i) each of USLD's executive officers, (ii) the non-employee directors of USLD and (iii) all executive officers and directors of USLD as a group, in each case as of November 6, 1997.

                                                                            WEIGHTED AVERAGE
                                                    NUMBER OF UNVESTED
                                                      USLD/ BILLING
                                                   OPTIONS AT NOVEMBER       EXERCISE PRICE
                               NUMBER OF VESTED                           PER SHARE OF VESTED
                                                      6, 1997 WHICH
                             USLD/BILLING OPTIONS   BECOME EXERCISABLE        AND UNVESTED       VALUE AT NOVEMBER 6, 1997 OF ALL
                             AT NOVEMBER 6, 1997     AT THE EFFECTIVE     USLD/BILLING OPTIONS   USLD/BILLING OPTIONS EXERCISABLE
                                                           TIME                                        AT EFFECTIVE TIME (1)
                             --------------------  --------------------  ----------------------  ---------------------------------
NAME                           USLD      BILLING     USLD      BILLING     USLD       BILLING       USLD      BILLING     TOTAL
---------------------------  ---------  ---------  ---------  ---------  ---------  -----------  ----------  ---------  ----------
Larry M. James.............    186,334     --        216,666     --      $    6.95   $  --       $5,334,713  $  --      $5,334,713
W. Audie Long..............    158,667    142,000     83,333     --      $    4.99   $    5.49   $3,677,795  $5,539,420 $9,217,215
James S. Speirs............     33,334     10,000     76,666     10,000  $    7.59   $    8.34   $1,385,725  $ 723,200  $2,108,925
Phillip J. Storin..........     38,001     --         69,999      3,333  $    7.61   $    8.34   $1,358,370  $ 120,521  $1,478,891
Stan G. Masters............     44,585      4,399     79,665      3,666  $    6.61   $    8.17   $1,687,004  $ 293,001  $1,980,006
Charles E. Amato...........     10,834     --         16,666     10,000  $    5.71   $   13.62   $  398,131  $ 308,800  $  706,931
Gary D. Becker.............     12,500     20,000     30,000     10,000  $    7.28   $   11.44   $  548,569  $ 991,800  $1,540,369
F. Gardner Parker..........     --         --        145,000     --      $   12.77   $  --       $1,075,538  $  --      $1,075,538
L. Lowry Mays..............     --         --         30,000     --      $   15.38   $  --       $  144,225  $  --      $  144,225
All executive officers and
  directors as a group (14
  persons).................    568,341    199,566  1,003,325     60,664  $    7.81   $    7.68   $18,551,044 $9,581,037 $28,132,081


------------------------


(1) Value is based upon the closing sale price for USLD Common Stock or Billing Common Stock, as the case may be, on November 6, 1997 less the weighted average exercise price per share of vested and unvested options. For a more recent quote of the closing price of the USLD Common Stock, see "Comparative Per Share Market Price and Dividend Information--USLD."


    INDEMNIFICATION. The Merger Agreement provides that, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or Bylaws, indemnify and hold harmless each present and former director, officer, employee or agent of USLD or any of its subsidiaries against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation (i) arising out of the transactions contemplated by the Merger Agreement or (ii) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in USLD's Certificate of Incorporation or Bylaws or any applicable contract or agreement as in effect on the date of the Merger Agreement, in each case for a period of six years after the Effective Time. The Merger Agreement also provides that, for a period of six years after the Effective Time, LCI will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by USLD's directors' and officers' liability insurance policy on terms comparable to those applicable to directors and officers of USLD as of the date of the Merger Agreement; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend in excess of 300% of the annual premium currently paid by USLD for such coverage; and PROVIDED FURTHER, that if the premium for such coverage exceeds such amount, LCI or the Surviving Corporation shall purchase a policy with the greatest coverage available for 300% of such annual premium.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    It is a condition to the obligations of USLD and LCI to consummate the Merger that USLD receive an opinion from Arter & Hadden, counsel for USLD, and that LCI receive an opinion from Kramer, Levin, Naftalis & Frankel, counsel for LCI, in form and substance reasonably satisfactory to each of them to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Such opinions will be based upon facts existing at the Effective Time and, in rendering the opinions of counsel referred to in this section, such counsel will rely upon representations, made as of the Effective Time, by USLD and LCI, which counsel will assume to be true, correct and complete, including representations as to the intent of the historic stockholders of USLD to retain ownership of the LCI Common Stock which they receive in the Merger. If such representations are untrue, incorrect or incomplete, the opinions could be adversely affected. No ruling has been or will be sought from the Internal Revenue Service (the "IRS") as to the United States federal income tax consequences of the Merger, and the opinions of counsel set forth herein are not binding upon the IRS or any court.

    Subject to the limitations and qualifications referred to herein, Arter & Hadden, counsel to USLD, is of the opinion as to the matters set forth in numbered paragraphs 1, 2 and 3 below, and Kramer, Levin, Naftalis & Frankel, counsel to LCI, is of the opinion as to the matters set forth in numbered paragraph 4 below.

    1. Except as provided below, no gain or loss will be recognized by a USLD stockholder upon the exchange of his or her USLD Common Stock for LCI Common Stock. A USLD stockholder who receives cash proceeds in lieu of a fractional share interest in LCI Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest. Such gain or loss will constitute capital gain or loss if such stockholder's USLD Common Stock is held as a capital asset at the Effective Time and will be long-term capital gain or loss if shares of USLD Common Stock have been held for more than one year at the Effective Time. An individual USLD stockholder's long-term capital gain will be taxed at the lowest applicable rate if such stockholder held the shares of USLD Common Stock for more than 18 months at the Effective Time.

    2. The tax basis of the LCI Common Stock received by a USLD stockholder will be the same as such stockholder's tax basis in the USLD Common Stock surrendered in exchange therefor, decreased by the tax basis allocated to any fractional share interest exchanged for cash.

    3. The holding period of the LCI Common Stock received by a USLD stockholder will include the period during which the USLD Common Stock surrendered in exchange therefor was held (provided that such USLD Common Stock was held by such USLD stockholder as a capital asset at the Effective Time).

    4. No gain or loss will be recognized by USLD, LCI or Merger Sub as a result of the Merger.

    THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL OF THE MERGER AND THE MERGER AGREEMENT OR THE LCI SHARE ISSUANCE PROPOSAL. THE DISCUSSION DOES NOT ADDRESS THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO USLD STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND STOCKHOLDERS WHO ACQUIRED USLD COMMON STOCK PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION, NOR DOES IT ADDRESS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. USLD STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

ANTICIPATED ACCOUNTING TREATMENT

    The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of LCI and USLD will be carried forward to the combined corporation at their recorded amounts, subject to any adjustments required to conform the accounting policies of the companies; income of the combined corporation will include income of LCI and USLD for the entire fiscal year in which the Merger occurs; and the reported income of the separate corporations for prior periods will be combined and restated as income of the combined corporation.

    The Merger Agreement provides that pooling of interests accounting treatment of the Merger and receipt of an opinion from Arthur Andersen LLP, independent certified public accountants to USLD and LCI, regarding the qualification of the Merger as a pooling of interests for accounting purposes are conditions to the consummation of the Merger.

EFFECT ON STOCK PLANS AND AGREEMENTS AND WARRANTS

    At the Effective Time, each then outstanding stock option (collectively, the "USLD Stock Options") granted under the USLD Communications Corp. 1990 Employee Stock Option Plan, as amended, the USLD Communications Corp. 1993 Non-Employee Director Plan, as amended, or any other stock option plan or agreement of USLD (collectively, the "USLD Stock Option Plans"), whether or not then vested, and each then outstanding warrant to purchase shares of USLD Common Stock (collectively, the "USLD Warrants"), will be assumed by LCI and will constitute an option or warrant, as the case may be, to acquire, on the same terms and conditions as were applicable under such USLD Stock Option or USLD Warrant prior to the Effective Time, the number of shares of LCI Common Stock as the holder of such USLD Stock Option or USLD Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such USLD Stock Option or USLD Warrant in full immediately prior to the Effective Time (whether or not such USLD Stock Option or USLD Warrant was in fact exercisable). The exercise price per share of LCI Common Stock will be equal to (x) the aggregate exercise price for USLD Common Stock otherwise purchasable pursuant to such USLD Stock Option or USLD Warrant, as the case may be, divided by (y) the aggregate number of shares of LCI Common Stock purchasable after the Effective Time pursuant to the USLD Stock Option or USLD Warrant. Upon exercise of a USLD Stock Option or USLD Warrant following the Effective Time, fractional shares of LCI Common Stock will not be issued and holders of USLD Stock Options and USLD Warrants instead will be paid a cash amount based on the closing price per share of LCI Common Stock on the NYSE on the trading day immediately preceding the date of exercise.

    Pursuant to the terms of the Merger Agreement, the shares of LCI Common Stock issuable upon exercise of the USLD Stock Options are to be registered under the Securities Act as soon as practicable after the Effective Time. In addition, LCI has agreed to enter into a registration rights agreement containing customary terms and conditions with certain holders of USLD Warrants with respect to the resale by such holders of the shares of LCI Common Stock acquired upon exercise of the USLD Warrants after the Effective Time.


    As of November 6, 1997, there were outstanding USLD Stock Options and USLD Warrants to acquire an aggregate of 2,783,655 shares of USLD Common Stock. See "The Merger Agreement--Terms of the Merger--Assumption of Outstanding Stock Options and Warrants."


    USLD is required to cause the ending date of the then-current offering period under the USLD ESPP to be prior to the Effective Time in accordance with the terms of such plan (the "Final Purchase Date"); PROVIDED that such change in the offering period shall be conditioned upon the consummation of the Merger. On the Final Purchase Date, USLD shall apply the funds credited as of such date within each participant's payroll withholding account to the purchase of whole shares of USLD Common Stock in accordance with the terms of such plan.

    Employees of USLD as of the Effective Time shall be permitted to participate in LCI's Employee Stock Purchase Plan commencing on the first enrollment date of such plan following the Effective Time, subject to the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with USLD, LCI or Merger Sub).

CERTAIN LEGAL MATTERS

    LCI and USLD have given each other a commitment to use their reasonable best efforts to take whatever actions are required to obtain necessary regulatory approvals. See "The Merger Agreement-- Additional Agreements."


    The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), prohibits LCI and USLD from completing the Merger until they have furnished certain information and materials to the Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and a required waiting period has expired or been earlier terminated. Pursuant to the requirements of the HSR Act, LCI and USLD have each filed a Notification and Report Form for review under the HSR Act with the FTC and the Antitrust Division, and the waiting period was terminated on October 21, 1997.



    Even though the waiting period under the HSR Act has been terminated, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of LCI or USLD. Consummation of the Merger is conditioned upon, among other things, the absence of any pending or threatened governmental proceeding or any judgment, decree or order of any governmental authority or court or any other legal restraint that would prevent the consummation of the Merger or require LCI to dispose of or hold separate any material portion of its business or assets, including business or assets of USLD. See "The Merger--Conditions to the Merger."


    LCI does not believe that consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

    The Merger also requires the approval of the Federal Communications Commission and of various state regulatory authorities in the jurisdictions where USLD and LCI operate.

FEDERAL SECURITIES LAW CONSEQUENCES

    All LCI Common Stock issued in connection with the Merger will be freely transferable, except that any LCI Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act of 1933, as amended (the "Securities Act")) of USLD prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of USLD generally include individuals or entities that control, are controlled by, or are under common control with, USLD and may include certain officers and directors of USLD.

    In general, under Rule 145, for one year following the Effective Time, a USLD affiliate (together with certain related persons) would be entitled to sell LCI Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding LCI Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would only be available, however, if LCI remained current with its informational filings with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). After the end of one year from the Effective Time, a USLD affiliate would be able to sell LCI Common Stock received in the Merger without such manner-of-sale or volume limitations provided that LCI was current with its Exchange Act informational filings and such person was not then an affiliate of LCI. Two years after the Effective Time, an affiliate of USLD would be able to sell such LCI Common Stock without any restrictions so long as such person had not been an affiliate of LCI for at least three months prior thereto.

    USLD has agreed to use its best efforts to cause its affiliates to agree in writing that they will comply with Rule 145 and that they will not sell USLD Common Stock or LCI Common Stock at a time that would prevent the Merger from qualifying as a pooling of interests for financial accounting purposes.

STOCK EXCHANGE LISTING

    LCI has agreed to cause the LCI Common Stock to be issued in the Merger and upon exercise of the USLD Stock Options and USLD Warrants to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

DIVIDENDS

    LCI has not declared any dividends on its shares of LCI Common Stock and USLD has declared only the Billing Distribution with respect to its shares of USLD Common Stock. USLD is not permitted under the terms of the Merger Agreement to declare, set aside, make or pay any dividend or other distribution in respect of its capital stock during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time.

ABSENCE OF APPRAISAL RIGHTS

    Under the Delaware General Corporation Law (the "DGCL"), the holders of USLD Common Stock are not entitled to any appraisal rights with respect to the Merger.

USLD RIGHTS AGREEMENT

    Effective September 17, 1997, USLD entered into Amendment No. 1 to the Rights Agreement dated April 12, 1996 by and between USLD and U.S. Trust Company of Texas, N.A., to specifically exclude the Merger therefrom.

TERMINATION FEE

    USLD has agreed to pay LCI a fee of $11 million if the Merger Agreement is terminated under certain circumstances. LCI has agreed to pay USLD a fee of $11 million if the Merger Agreement is terminated under certain other circumstances. See "The Merger Agreement--Termination--Termination Fee."

    The fee payable under certain circumstances by USLD to LCI is intended, among other things, to compensate LCI for its costs, including lost opportunity costs, if the Merger is not consummated as a result of certain actions or inactions by USLD or its stockholders. Such fee may have the effect of increasing the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. The fee also may have the effect of discouraging persons who might now or prior to the consummation of the Merger be interested in acquiring all or a significant interest in USLD from considering or proposing such an acquisition by increasing the costs of any such acquisition. The fee payable by LCI to USLD is intended, among other things, to compensate USLD for its costs, including lost opportunity costs, if the Merger is not consummated as a result of certain actions or inactions by LCI or its stockholders.

                              THE MERGER AGREEMENT

    The description of the Merger Agreement set forth below does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex A and incorporated herein by reference.

    The Merger Agreement among LCI, Merger Sub and USLD was executed on September 17, 1997.

TERMS OF THE MERGER

    THE MERGER. At the Effective Time, and subject to and upon the terms and conditions of the Merger Agreement and the DGCL, Merger Sub will be merged with and into USLD, the separate corporate existence of Merger Sub will cease, and USLD will continue as the surviving corporation ("Surviving Corporation").

    EFFECTIVE TIME. As promptly as practicable after (and in any event within one business day thereafter) the satisfaction or waiver of the conditions set forth in the Merger Agreement, LCI and USLD have agreed to cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware (the time of such filing being the Effective Time).

    CERTIFICATE OF INCORPORATION AND BYLAWS. The Merger Agreement provides that the USLD Restated Certificate of Incorporation and the USLD Bylaws, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, except that (i) provisions related to the nature of USLD's business or USLD's purposes to be conducted or promoted shall be deleted and restated such that the Surviving Corporation may engage in any lawful act or activity for which corporations may be organized under the DGCL and (ii) provisions related to the composition of USLD's Board of Directors will be deleted and replaced such that the Surviving Corporation's Board of Directors shall consist of not fewer than three members, all of a single class, with the exact number to be fixed from time to time by resolutions of the Board of Directors.

    DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of USLD immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

    CONVERSION OF USLD COMMON STOCK IN THE MERGER. At the Effective Time, each share of USLD Common Stock issued and outstanding immediately prior to the Effective Time (excluding treasury shares and shares held by LCI, Merger Sub or any subsidiary of USLD or LCI immediately prior to the Effective Time) will be converted into the right to receive validly issued, fully paid and nonassessable shares of LCI Common Stock in the applicable Exchange Ratio as follows:

    - If the Average Stock Price is greater than or equal to $21.60 but less than or equal to $26.40, the Exchange Ratio will equal $20.00 divided by the Average Stock Price.

    - If the Average Stock Price is more than $26.40, the Exchange Ratio will be .7576.

    - Except as provided immediately below, if the Average Stock Price is less than $21.60, the Exchange Ratio will be .9259.

    - If, however, the Average Stock Price is less than $20.40 and USLD and LCI deliver their respective notices specified in clause (viii)(1) under "--Termination--Conditions to Termination," the Exchange Ratio will be equal to $18.90 divided by the Average Stock Price (or such higher ratio as specified in LCI's notice).

    "Average Stock Price" means the average of the Daily Per Share Prices for the twenty consecutive trading days ending on the third trading day prior to the USLD Special Meeting; except that, if the Closing Date occurs more than three trading days after the USLD Special Meeting, such consecutive trading days shall end on the second trading day prior to the Closing Date. "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices of LCI Common Stock as reported in the NYSE Composite Transactions for that day; except that, if the LCI Common Stock does not trade on any day in such period, the Daily Per Share Price for such day means the average of the closing bid and asked prices of LCI Common Stock on such day.

    ASSUMPTION OF OUTSTANDING STOCK OPTIONS AND WARRANTS. At the Effective Time, each outstanding USLD Stock Option will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable to such USLD Stock Option prior to the Effective Time, the number of shares of LCI Common Stock as the holder of such USLD Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for USLD Common Stock purchasable pursuant to such USLD Stock Option divided by (y) the number of shares of LCI Common Stock deemed purchasable pursuant to such USLD Stock Option. The number of shares of LCI Common Stock that may be purchased upon exercise of any such USLD Stock Option shall not include any fractional share and, upon exercise of the USLD Stock Option, a cash payment will be made for any fractional share based upon the Closing Price of a share of LCI Common Stock on the trading day immediately preceding the date of exercise. "Closing Price" means, on any day, the last reported sale price per share of LCI Common Stock on the NYSE.

    The shares of LCI Common Stock issuable upon exercise of the USLD Stock Options are to be registered under the Securities Act as soon as practicable after the Effective Time, and LCI will use its best efforts to maintain the effectiveness of such registration for so long as the USLD Stock Options remain outstanding.

    At the Effective Time, each USLD Warrant shall be assumed by LCI and deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such USLD Warrant prior to the Effective Time, the number of shares of LCI Common Stock as the holder of such USLD Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such USLD Warrant in full immediately prior to the Effective Time (not taking into account whether or not such warrant was in fact exercisable) at a price per share equal to (x) the aggregate exercise price for USLD Common Stock otherwise purchasable pursuant to such USLD Warrant divided by (y) the number of shares of LCI Common Stock deemed purchasable pursuant to such USLD Warrant. The number of shares of LCI Common Stock that may be purchased upon exercise of any such USLD Warrant shall not include any fractional share and, upon exercise of such Warrant, a cash payment will be made for any fractional share based upon the Closing Price of a share of LCI Common Stock on the trading day immediately preceding the date of exercise.

    FRACTIONAL SHARES. No certificates or scrip representing fractional shares of LCI Common Stock will be issued in connection with the Merger. In lieu of any such fractional share, each USLD stockholder who would otherwise have been entitled to a fractional share of LCI Common Stock will be paid an amount equal to such fraction multiplied by the Closing Price on the date of the Effective Time.

EXCHANGE OF CERTIFICATES

    EXCHANGE AGENT. At or prior to the Effective Time, LCI and USLD will jointly appoint a bank or trust company (the "Exchange Agent") to act as exchange agent for the Merger.

    EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, LCI will instruct the Exchange Agent to mail to each holder of record of USLD Common Stock a letter of transmittal and instructions to effect the surrender of the certificates representing USLD Common Stock in exchange for certificates evidencing LCI Common Stock. Upon surrender of a certificate representing USLD Common Stock for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such certificate will be entitled to receive in exchange (i) certificates evidencing that number of whole shares of LCI Common Stock which such holder has the right to receive in the Merger, (ii) any dividends or other distributions on the LCI Common Stock declared or made after the Effective Time to which such holder is entitled, and (iii) cash in respect of fractional shares of LCI Common Stock as provided above (the LCI Common Stock, dividends, distributions and cash being, collectively, the "Merger Consideration"), and the certificate so surrendered will be canceled. In the event of a transfer of ownership of shares of USLD Common Stock which is not registered in the transfer records of USLD as of the Effective Time, LCI Common Stock, dividends and distributions may be issued and paid to a transferee if the certificate evidencing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented shares of USLD Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of whole shares of LCI Common Stock into which such shares of USLD Common Stock shall have been so converted.

    DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to shares of LCI Common Stock will be paid to the holder of any unsurrendered certificate representing shares of USLD Common Stock. Subject to applicable law, following surrender of any certificate formerly representing shares of USLD Common Stock, there will be paid to the record holder of the certificates representing LCI Common Stock issued in exchange, without interest, at the time of surrender, the amount of dividends or other distributions with a record date after the Effective Time previously payable with respect to such LCI Common Stock.

    TRANSFERS OF OWNERSHIP. If any certificate for shares of LCI Common Stock is to be issued in a name other than that in which the USLD certificate surrendered in exchange therefor is registered, it will be required that the USLD certificate so surrendered be properly endorsed and otherwise in proper form for transfer. The Person requesting such exchange must pay to LCI any transfer or other taxes required by reason of the issuance of a certificate for shares of LCI Common Stock in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of LCI that such tax has been paid or is not payable.

    ESCHEAT AND WITHHOLDING. Neither LCI, Merger Sub nor USLD shall be liable to any holder of USLD Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. LCI or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration paid to any USLD stockholder such amounts as LCI or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law.

    LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any USLD certificates have been lost, stolen or destroyed, the Exchange Agent will issue LCI Common Stock in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the owner of such certificates. However, LCI may, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that may be made against LCI or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

    DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO USLD STOCKHOLDERS PROMPTLY FOLLOWING THE EFFECTIVE TIME AS TO THE METHOD OF EXCHANGING CERTIFICATES FORMERLY REPRESENTING SHARES OF USLD COMMON STOCK. USLD STOCKHOLDERS SHOULD NOT SEND CERTIFICATES REPRESENTING THEIR SHARES TO THE EXCHANGE AGENT PRIOR TO RECEIPT OF THE TRANSMITTAL LETTER.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various representations and warranties of USLD, in respect of itself and its significant subsidiaries, and of LCI, in respect of itself and its significant subsidiaries, relating, among other things, to the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) corporate organization, standing, qualification and similar corporate matters; (ii) capitalization;
(iii) subsidiaries; (iv) the absence of any commitments to issue capital stock;
(v) the authorization, execution, delivery and enforceability of the Merger Agreement; (vi) governmental or regulatory approvals and filings required to consummate the Merger or to prevent the termination of governmental or regulatory licenses or permits or the loss of business, by reason of the Merger, except as could not reasonably be expected to have a material adverse effect on the business, assets or financial condition of USLD or LCI, as the case may be (a "Material Adverse Effect"); (vii) the absence of conflict of the Merger Agreement with charter documents, laws or agreements and required consents for the execution and delivery of the Merger Agreement, except as could not reasonably be expected to have a Material Adverse Effect; (viii) reports and other documents filed with the Commission and the absence of material misstatements in the information contained therein; (ix) the fair presentation of certain financial statements delivered to the other party in accordance with generally accepted accounting principles and the absence of undisclosed liabilities that could reasonably be expected to have a Material Adverse Effect;
(x) certain other financial representations of USLD related to material special promotions, discounts and other incentives; (xi) the conduct of business in the ordinary course and the absence of certain changes or events since the beginning of the current fiscal year, of USLD or LCI, respectively, including the occurrence of a Material Adverse Effect; (xii) payment of taxes and certain other tax matters; (xiii) relations with employees and sales agents; (xiv) employee benefit matters; (xv) title to properties; (xvi) compliance with laws and the absence of litigation that could reasonably be expected to have a Material Adverse Effect; (xvii) brokers, finders and investment bankers; (xviii) ownership, rights to use and absence of violations or claims in respect of intellectual property; (xix) maintenance of insurance by USLD; (xx) contracts;
(xxi) the validity and standing of any required permits and authorizations;
(xxii) compliance with environmental laws; (xxiii) stock or asset acquisitions by USLD; (xxiv) the maintenance of books and records; (xxv) USLD's relationships or transactions with affiliates; (xxvi) the absence of actions that could reasonably be expected to prevent the Merger from being accounted for as a pooling of interests; (xxvii) LCI's purpose in forming Merger Sub and the absence of liabilities, obligations and business activities of or by Merger Sub, other than as contemplated by the Merger Agreement; and (xxviii) the absence of any material untrue statements in the Registration Statement and this Joint Proxy Statement/Prospectus.

CONDUCT OF BUSINESS PENDING THE MERGER

    CONDUCT OF BUSINESS BY USLD. The Merger Agreement provides that, prior to the Effective Time, unless LCI otherwise agrees in writing, USLD will conduct its business and cause the businesses of its subsidiaries to be conducted only in the ordinary course of business and in a manner consistent with past practice; and USLD will use reasonable commercial efforts to preserve substantially intact the business organization of USLD and its subsidiaries, to keep available the services of the present officers, employees and consultants of USLD and its subsidiaries and to preserve the present relationships of USLD and its subsidiaries with customers, suppliers and other persons with which USLD or any of its subsidiaries has significant business relations. Except as contemplated by the Merger Agreement, neither USLD nor any of its subsidiaries will (i) amend USLD's Certificate of Incorporation or Bylaws; (ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or rights of any kind to acquire any shares of capital stock, or any other ownership interest in USLD, any of its subsidiaries or affiliates; (iii) sell, pledge, dispose of or encumber assets of USLD or any of its subsidiaries outside the ordinary course of business; (iv) (1) declare or pay any dividend or other distribution, (2) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of or in substitution for shares of its capital stock, or (3) amend the terms of purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any of its securities or any securities of its subsidiaries; (v) (1) acquire any corporation, partnership or other business organization or division;
(2) incur any material indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; or (3) authorize any capital expenditures or purchases of fixed assets other than in the ordinary course of business consistent with prior practice and in the aggregate less than $10,000,000 prior to December 31, 1997 and $18,000,000 prior to March 31, 1998;
(vi) make any change in the rate of compensation or other remuneration payable, or pay or agree or promise to pay, any bonus, extra compensation, pension, severance or vacation pay, to any director, officer, employee, salesman, distributor or agent of USLD or any of its subsidiaries, or make any increase or commitment to increase any employee benefits, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any employee benefit plan; (vii) make any material change to accounting policies or procedures except as required by the Commission, the Financial Accounting Standards Board or generally accepted accounting principles ("GAAP"); (viii) make any material tax election inconsistent with past practice or settle or compromise any material tax liability or agree to an extension of a statute of limitations; (ix) satisfy any claims, liabilities or obligations that are individually or in the aggregate material to USLD and its subsidiaries; (x) take any action to delist a security of USLD from any securities exchange; (xi) recommend or take any action to adopt a plan of dissolution or liquidation with respect to USLD or any of its subsidiaries; or (xii) take, or agree to take, any of the foregoing actions, or any actions which would make any of the representations or warranties of USLD contained in the Merger Agreement untrue or incorrect or prevent USLD from performing its covenants under the Merger Agreement.

    NO SOLICITATION. The Merger Agreement provides that USLD will not, directly or indirectly, (i) solicit, engage in discussions or negotiate with any person or take any other action intended or designed to facilitate the efforts of any person, other than LCI, relating to the possible acquisition of USLD or any of its subsidiaries or any material portion of its or their capital stock or assets (an "Alternative Acquisition"); (ii) provide information with respect to USLD or any of its subsidiaries to any person, other than LCI, relating to a possible Alternative Acquisition; (iii) enter into an agreement with any person, other than LCI, providing for a possible Alternative Acquisition; or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any person, other than by LCI.

    The prohibitions described above do not apply, subject to the observance of certain notice, confidentiality and other requirements, to certain discussions and negotiations relating to an Alternative Acquisition (i) that the Board of Directors of USLD has determined, in good faith, is more favorable to the stockholders of USLD, from a financial point of view, than the terms of the Merger; (ii) with a third party that the Board of Directors of USLD has determined is financially capable of consummating such transaction; and (iii) that the USLD Board concludes that it should consider in order to fulfill its fiduciary duties to the stockholders of USLD.

    USLD will not accept or enter into any agreement concerning an Alternative Acquisition for a period of not less than 48 hours after LCI's receipt of a notice of the material terms of any proposal of an Alternative Acquisition. Upon compliance with the foregoing provisions, USLD will be entitled to (i) change its recommendation concerning the Merger and (ii) enter into an agreement with any third party concerning an Alternative Acquisition provided that USLD immediately makes payment in full to LCI of the termination fee described below. See "--Termination--Termination Fee."

    CONDUCT OF BUSINESS BY LCI. The Merger Agreement provides that, prior to the Effective Time, unless USLD otherwise agrees in writing, LCI will conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course of business and consistent with past practice, except for actions taken by LCI or its subsidiaries in order to facilitate the negotiation and execution of the Merger Agreement and the consummation of the transactions contemplated thereunder, which actions would not breach any of LCI's or Merger Sub's representations, warranties, covenants and agreements therein, and except as contemplated by the Merger Agreement, LCI will not (i) amend LCI's Certificate of Incorporation or Bylaws,
(ii) declare or pay any cash dividend or other distribution, (iii) take any action to delist a security of LCI from any securities exchange, (iv) recommend or take any action to adopt a plan of dissolution or liquidation with respect to LCI or any of its subsidiaries, or (v) take or agree in writing or otherwise to take any action which would make any of the representations or warranties of LCI or Merger Sub contained in the Merger Agreement untrue or incorrect or prevent LCI or Merger Sub from performing its covenants under the Merger Agreement.

    MATERIAL LCI TRANSACTION. The Merger Agreement provides that LCI is not prevented from engaging in any discussions or entering into or consummating any agreements or other arrangements with respect to (i) the sale of all or substantially all of the LCI's capital stock or assets; (ii) any material strategic alliance; or (iii) the material acquisition of any corporation, partnership or other business organization or division thereof ((i), (ii) and (iii) each a "Material LCI Transaction"), and no such actions by LCI or any of its subsidiaries with respect to a Material LCI Transaction shall constitute a breach of any representation, warranty, covenant or agreement of LCI or Merger Sub under the Merger Agreement. After the Joint Proxy Statement/Prospectus has been mailed to the stockholders of USLD and prior to the then-scheduled date of the USLD Special Meeting, LCI has agreed not to initiate any discussions with respect to any Material LCI Transaction, although LCI may respond to any such discussions initiated by any third party that is not an affiliate of LCI.

ADDITIONAL AGREEMENTS

    ACCESS TO INFORMATION; CONFIDENTIALITY. The Merger Agreement provides that, upon reasonable notice and subject to any other agreement by which USLD or LCI is bound, USLD and LCI each will afford to the representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, USLD and LCI each will furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each will make available to the other the appropriate individuals for discussion of the other's business, properties and personnel as either LCI or USLD may reasonably request. Each party has agreed to keep such information confidential.

    CONSENTS; APPROVALS. USLD and LCI have agreed to use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders, and USLD and LCI will make all filings required, in connection with the authorization, execution and delivery of the Merger Agreement and the consummation by them of the transactions contemplated thereby.

    INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and Bylaws of USLD, which will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of USLD, unless such modification is required by law.

    After the Effective Time, the Surviving Corporation will, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or Bylaws, indemnify and hold harmless each present and former director, officer or employee of USLD or any of its subsidiaries against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (i) arising out of or pertaining to the transactions contemplated by the Merger Agreement or (ii) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in USLD's Certificate of Incorporation or Bylaws or any applicable contract or agreement as in effect on the date of the Merger Agreement, in each case for a period of six years after the Effective Time.

    For a period of six years after the Effective Time, LCI will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by USLD's directors' and officers' liability insurance policy on terms comparable to those now applicable to directors and officers of USLD, except that in no event shall the Surviving Corporation be required to expend in excess of 300% of the annual premium currently paid by USLD for such coverage, and if the premium for such coverage exceeds such amount, LCI or the Surviving Corporation will purchase a policy with the greatest coverage available for 300% of such annual premium.

    NOTIFICATION OF CERTAIN MATTERS. USLD and LCI have agreed to give the other prompt notice of the occurrence or non-occurrence of any event which would be likely to cause any representation or warranty of the notifying party contained in the Merger Agreement to be materially untrue or inaccurate, or any failure of the notifying party materially to comply with any covenant, condition or agreement in the Merger Agreement.

    FURTHER ACTION/TAX TREATMENT. Each of the parties to the Merger Agreement has agreed to use all commercially reasonable efforts to take, or cause to be taken, all actions and do other things reasonably necessary, proper or advisable to consummate as promptly as practicable the transactions contemplated by the Merger Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under the Merger Agreement, except that LCI is under no obligation to agree to divest, abandon, license or take similar action with respect to any assets. In addition, each of the parties has agreed to use its commercially reasonable efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368 of the Code, and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from so qualifying.

    LISTING OF LCI COMMON STOCK. The Merger Agreement provides that LCI will use its best efforts to cause the LCI Common Stock to be issued in the Merger and upon exercise of the USLD Stock Options and USLD Warrants to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

    ACCOUNTANT'S LETTERS. Upon reasonable notice from the other, USLD will use its best efforts to cause Arthur Andersen LLP to deliver to LCI, and LCI will use its best efforts to cause Arthur Andersen LLP to deliver to USLD, a letter covering such matters as are requested by LCI or USLD, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

    POOLING ACCOUNTING TREATMENT. Each of LCI and USLD has agreed not to take any action that would reasonably be expected to adversely affect the ability of LCI to treat the Merger as a pooling of interests, and each of LCI and USLD has further agreed to use its commercially reasonable efforts to take such action as may be reasonably required to negate the impact of any past actions which, to its knowledge, could reasonably be expected to adversely impact the ability of LCI to treat the Merger as a pooling of interests.

CONDITIONS TO THE MERGER

    CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (i) STOCKHOLDER APPROVAL. The Merger Agreement and the Merger shall have been approved by the requisite vote of the stockholders of USLD, and the LCI Share Issuance Proposal shall have been approved by the requisite vote of the stockholders of LCI, if required;

        (ii) LISTING. The LCI Common Stock issuable in the Merger shall have been authorized for listing on the NYSE, upon official notice of issuance;

       (iii) HART-SCOTT-RODINO APPROVAL. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or terminated;

        (iv) GOVERNMENTAL ACTIONS. There shall not have been instituted, pending or threatened any proceeding or inquiry by any governmental authority or administrative agency, nor shall there be in effect any other legal restraint, in either case, preventing or seeking to prevent LCI from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by LCI or any of its subsidiaries of the business or assets of LCI or any of its subsidiaries, or compelling or seeking to compel LCI or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of LCI or any of its subsidiaries, as a result of the Merger or the transactions contemplated by the Merger Agreement;

        (v) ILLEGALITY. No statute, rule, regulation or order shall be enacted or deemed applicable to the Merger which makes the consummation of the Merger illegal;

        (vi) TAX OPINIONS. USLD and LCI shall have received written opinions of Arter & Hadden and Kramer, Levin, Naftalis & Frankel, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code; and

       (vii) POOLING. The Merger shall be accounted for as a pooling of interests.

    ADDITIONAL CONDITIONS TO OBLIGATIONS OF LCI AND MERGER SUB. The obligations of LCI and Merger Sub to effect the Merger are also subject to the following conditions: (i) the representations and warranties of USLD contained in the Merger Agreement shall be true and correct in all respects on and as of the Effective Time, except (1) for changes contemplated by the Merger Agreement, (2) for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), or (3) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect; (ii) USLD shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement; (iii) all material consents, waivers, approvals, authorizations or orders required to be obtained, and all material filings required to be made, by USLD for the authorization, execution and delivery of the Merger Agreement, the consummation by it of the transactions contemplated thereby and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of USLD shall have been obtained and made by USLD, except where the failure to receive such consents, etc. would not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation or LCI; and (iv) LCI shall have received an opinion of Arthur Andersen LLP in form and substance reasonably satisfactory to LCI, regarding the qualification of the Merger as to pooling of interests for accounting purposes; and (v) LCI shall have received from each person who is identified as an "affiliate" of USLD an agreement to comply with restrictions on such affiliates pursuant to Rule 145 under the Securities Act and under pooling of interests accounting treatment.

    ADDITIONAL CONDITIONS TO OBLIGATION OF USLD. The obligation of USLD to effect the Merger is also subject to the following conditions: (i) the representations and warranties of LCI and Merger Sub contained in the Merger Agreement shall be true and correct in all respects on and as of the Effective Time, except (1) for changes contemplated by the Merger Agreement, (2) for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), or (3) where the failure to be true and correct could not reasonably be expected to have a Material Adverse Effect; (ii) LCI and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement; and (iii) all material consents, waivers, approvals, authorizations or orders required to be obtained, and all material filings required to be made, by LCI and Merger Sub for the authorization, execution and delivery of the Merger Agreement, the consummation by them of the transactions contemplated thereby and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of LCI shall have been obtained and made by LCI and Merger Sub, except where the failure to receive such consents, etc. would not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation or LCI, and except where LCI has requested USLD to take such reasonable actions, including the transfer of assets and the execution of management agreements or similar arrangements with affiliates of USLD, where, as a result of the consummation of such actions, the failure to receive such consents, etc. would not have a Material Adverse Effect on the Surviving Corporation or LCI.

TERMINATION

    CONDITIONS TO TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of USLD or LCI:

        (i) by mutual written consent duly authorized by the Boards of Directors of LCI and USLD; or

        (ii) by either LCI or USLD if the Merger shall not have been consummated by February 28, 1998 (provided that any party whose failure to fulfill any obligation under the Merger Agreement shall have prevented consummation of the Merger by such date, or LCI in the event that a Material LCI Transaction has been the cause of the failure of the Merger to occur on or before such date, cannot terminate the Merger Agreement pursuant to this clause); or

       (iii) by either LCI or USLD if a nonappealable final order, decree or ruling or other action has the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate the Merger Agreement under this clause will not be available to any party who has not complied with its obligations under "Additional Agreements--Further Action/Tax Treatment" above, and such non-compliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

        (iv) by LCI or USLD, if (1) subject to clause (3) below, (x) the requisite vote of the stockholders of USLD shall not have been obtained by February 28, 1998, or (y) if required, the requisite vote of the stockholders of LCI shall not have been obtained by February 28, 1998, (2)
    (x) the stockholders of USLD shall not have approved the Merger and the Merger Agreement at the USLD Special Meeting, or (y) if required, the stockholders of LCI shall not have approved the LCI Share Issuance Proposal at the LCI Special Meeting, or (3) in the event that a Material LCI Transaction prevents holding the USLD Special Meeting or the LCI Special Meeting, as the case may be, by February 28, 1998, (x) the requisite vote of the stockholders of USLD shall not have been obtained by the earlier of (i) the 45th consecutive day that the Registration Statement is effective and
    (ii) December 31, 1998, or (y) if required, the requisite vote of the stockholders of LCI shall not have been obtained by the earlier of (i) the 45th consecutive day that the Registration Statement is effective and (ii) December 31, 1998; or

        (v) by USLD or LCI, if the Board of Directors of USLD shall withdraw or change its approval of the Merger Agreement or the Merger in a manner adverse to LCI or Merger Sub or shall have resolved to do so in compliance with its fiduciary obligation (after consultation with independent counsel); or

        (vi) by LCI or USLD, (1) if any representation or warranty of USLD or LCI and Merger Sub, respectively, set forth in the Merger Agreement shall be untrue when made, except where the failure to be correct will not have a Material Adverse Effect on the representing party (a "Terminating Misrepresentation"), or (2) upon a breach of any covenant or agreement on the part of USLD or LCI, respectively, set forth in the Merger Agreement, except where the covenant has been breached in only an immaterial respect (a "Terminating Breach"). However, if such Terminating Misrepresentation or Terminating Breach is curable prior to the Closing Date by USLD or LCI, as the case may be, through

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
    the exercise of its commercially reasonable efforts and for so long as USLD or LCI, as the case may be, continues to exercise such commercially reasonable efforts, neither LCI nor USLD, respectively, may terminate the Merger Agreement under this clause; or

       (vii) by LCI, if any representation or warranty of USLD shall have become untrue by the Closing Date, except where the failure to be correct will not have a Material Adverse Effect on USLD (a "USLD Terminating Change"), or by USLD, if any representation or warranty of LCI or Merger Sub shall have become untrue by the Closing Date, except where the failure to be correct will not have a Material Adverse Effect on LCI (an "LCI Terminating Change," and together with a USLD Terminating Change, a "Terminating Change"), in either case other than by reason of a Terminating Breach. However, if such Terminating Change is curable prior to the Closing Date by USLD or LCI, as the case may be, through exercise of its commercially reasonable efforts and for so long as USLD or LCI, as the case may be, continues to exercise such commercially reasonable efforts, LCI or USLD, respectively, may not terminate the Merger Agreement under this clause; or

      (viii) (1) by USLD, if (x) the Average Stock Price for the twenty consecutive trading days ending on the third trading day prior to the USLD Special Meeting is less than $20.40, (y) on or before the second trading day prior to the date of the USLD Special Meeting, USLD delivers to LCI written notice of its intention, subject to the following clause (z), to terminate the Merger Agreement, and (z) LCI has not agreed by notice to USLD in writing on or before one trading day prior to the date of the USLD Special Meeting to an Exchange Ratio at least equal to $18.90 divided by the Average Stock Price; and in the event LCI delivers its notice specified in the foregoing clause (z), USLD shall not have the right to terminate the Merger Agreement pursuant to this provision; or (2) by LCI, if the Average Stock Price is less than $20.40.

TERMINATION FEE

    The Merger Agreement provides that USLD will pay LCI a fee of $11 million upon the occurrence of any of the following events:

        (i) the termination of the Merger Agreement as a result of the failure to receive the requisite vote for approval of the Merger and the Merger Agreement by the stockholders of USLD by February 28, 1998 or, in the event a Material LCI Transaction prevents holding the USLD Special Meeting by February 28, 1998, by the 45th consecutive day that the Registration Statement is effective; PROVIDED THAT in either such case, such failure to obtain the requisite vote is the result of a Terminating Misrepresentation by USLD or a Terminating Breach by USLD; or

        (ii) the termination of the Merger Agreement as a result of the failure to receive the requisite vote for approval of the Merger and the Merger Agreement by the stockholders of USLD at the USLD Special Meeting, PROVIDED THAT the average of the closing prices (or the average of the closing bid and asked prices for any day on which the LCI Common Stock does not trade) of the LCI Common Stock on the NYSE for the three trading days immediately prior to the USLD Special Meeting is not below $20.40; or

       (iii) the termination of the Merger Agreement pursuant to clause (v) under "Conditions to Termination" above; or

        (iv) the termination of the Merger Agreement for any reason other than a Terminating Breach by LCI, a Terminating Misrepresentation by LCI, a Terminating Change or pursuant to clauses (i), (iii), (iv)(1)(y), (2)(y) or
    (3)(y)(i) of clause (viii) under "Conditions to Termination" above, and USLD enters into an agreement with a third party within six months of the date of the termination of the Merger Agreement relating to the possible acquisition of USLD or any of its subsidiaries or any material portion of its or their capital stock or assets.

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
    LCI shall pay USLD a fee of $11 million upon the occurrence of any of the following events:

        (i) the termination of the Merger Agreement as a result of the failure to receive, if required, the requisite vote for approval of the LCI Share Issuance Proposal by the stockholders of LCI by February 28, 1998 or, in the event a Material LCI Transaction prevents holding the LCI Special Meeting by February 28, 1998, the 45th consecutive day that the Registration Statement is effective, PROVIDED THAT in either such case, such failure to obtain the requisite vote is the result of a Terminating Misrepresentation by LCI or a Terminating Breach by LCI; or

        (ii) the termination of the Merger Agreement as a result of the failure to receive, if required, the approval of the LCI Share Issuance Proposal by the stockholders of LCI at the LCI Special Meeting.

    Upon termination of the Merger Agreement by either LCI or USLD, the respective parties may seek any and all remedies available under applicable law.

    The fee payable under the foregoing clauses shall be paid within one business day after a demand for payment following the occurrence of the event requiring such payment; PROVIDED, HOWEVER, that in no event will a party be required to pay such fee to the other if, immediately prior to the termination of the Merger Agreement, the party to receive the fee was in material breach of its obligations under the Merger Agreement.

OTHER FEES AND EXPENSES

    Except as set forth above, all fees and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring such expenses, whether or not the Merger is consummated. LCI and USLD have agreed to share equally all filing fees and printing expenses incurred in connection with the printing and filing of this Joint Proxy Statement/Prospectus and the Registration Statement.

AMENDMENT AND WAIVER

    The Merger Agreement may be amended in writing by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. After approval of the Merger by the stockholders of USLD, no amendment may be made which by law requires further approval by such stockholders without such further approval.

    At any time prior to the Effective Time, any party to the Merger Agreement may, with respect to any other party, extend the time for the performance of any of the obligations or other acts, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

CLOSING AND CLOSING DATE

    The closing under the Merger Agreement (the "Closing") will take place on or as promptly as practicable (an in any event within two business days) after satisfaction or waiver of the conditons to the Merger. See "--Conditions to the Merger." The day on which the closing takes place is called the "Closing Date."

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS

LCI

    LCI Common Stock is listed and traded on the NYSE. The following table sets forth the high and low sales prices per share of LCI Common Stock as reported in the NYSE Composite Transaction Tape for the quarterly periods presented below which have been adjusted for the September 1995 two-for-one stock split effected in the form of a stock dividend. LCI has not paid cash dividends on shares of LCI Common Stock.

                                                                                                        HIGH             LOW
                                                                                                      --------        ---------
1995:
  First quarter...............................................................................  $      13  1/4        $      10
  Second quarter..............................................................................         16  5/8               12
  Third quarter...............................................................................         20  11/16             15
  Fourth quarter..............................................................................         20  1/2               16
1996:
  First quarter...............................................................................         26  1/8               21
  Second quarter..............................................................................         32  1/2               23
  Third quarter...............................................................................         36  3/4               27
  Fourth quarter..............................................................................         35  1/8               19
1997:
  First quarter...............................................................................         23  5/8               16
  Second quarter..............................................................................         24  1/2               15
  Third quarter...............................................................................         27  1/16              19
  Fourth quarter (through November 6, 1997)...................................................         28  3/16              23


1995:
  First quarter...............................................................................  3/16
  Second quarter..............................................................................  3/16
  Third quarter...............................................................................  7/16
  Fourth quarter..............................................................................  3/8
1996:
  First quarter...............................................................................  1/8
  Second quarter..............................................................................
  Third quarter...............................................................................
  Fourth quarter..............................................................................  1/8
1997:
  First quarter...............................................................................  1/2
  Second quarter..............................................................................  3/8
  Third quarter...............................................................................  9/16
  Fourth quarter (through November 6, 1997)...................................................  1/2



    On September 17, 1997, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of LCI Common Stock, as reported in the NYSE Composite Transaction Tape, was $24 1/16. On November 6, 1997, the most recent date for which prices were available prior to printing this Joint Proxy Statement/Prospectus, the closing price per share of LCI Common Stock as reported in the NYSE Composite Transaction Tape was
$27 3/16. Stockholders are urged to obtain current market quotations.

USLD

    USLD Common Stock is listed and traded on the Nasdaq Stock Market's National Market (the "Nasdaq National Market"). The following table sets forth the high and low sales prices per share of USLD Common Stock on the Nasdaq National Market for the quarterly periods presented below. USLD has not paid cash dividends on shares of USLD Common Stock. All price quotations represent prices between dealers, without retail mark-ups, mark-downs or commissions and may not represent actual transactions.

                                                                                                          HIGH             LOW
                                                                                                        -------         ---------
Fiscal 1995:
  First quarter.................................................................................  $      12  3/4        $       9
  Second quarter................................................................................         16                    11
  Third quarter.................................................................................         17  7/8               14
  Fourth quarter................................................................................         17  3/4               14
Fiscal 1996:
  First quarter.................................................................................         15  1/8               10
  Second quarter................................................................................         20  1/2               13
  Third quarter.................................................................................         41  1/8               19
  Fourth quarter (July 1 through August 1)(1)...................................................         39  3/8               25
  Fourth quarter (August 2 through September 30)(1).............................................         10                     4
Fiscal 1997:
  First quarter.................................................................................         10  1/8                7
  Second quarter................................................................................         12  7/8                7
  Third quarter.................................................................................         17  1/4               10
  Fourth quarter................................................................................         20  1/8               13
Fiscal 1998:
  First quarter (through November 6, 1997)......................................................         21                    19


Fiscal 1995:
  First quarter.................................................................................  1/4
  Second quarter................................................................................  1/2
  Third quarter.................................................................................  1/2
  Fourth quarter................................................................................  1/2
Fiscal 1996:
  First quarter.................................................................................  7/8
  Second quarter................................................................................
  Third quarter.................................................................................  5/8
  Fourth quarter (July 1 through August 1)(1)...................................................  1/2
  Fourth quarter (August 2 through September 30)(1).............................................  3/8
Fiscal 1997:
  First quarter.................................................................................  1/2
  Second quarter................................................................................  7/8
  Third quarter.................................................................................  1/4
  Fourth quarter................................................................................
Fiscal 1998:
  First quarter (through November 6, 1997)......................................................  1/8


------------------------------
(1) USLD completed the Billing Distribution on August 2, 1996. See "Business of USLD--Spin-Off of Billing Information Concepts Corp." The average stock price for the first 10 business days after the distribution date was $6.77 for USLD and $19.36 for Billing.


    On September 17, 1997, the last trading day prior to announcement of the execution of the Merger Agreement, the closing price per share of USLD Common Stock as reported in the Nasdaq National Market was $18 1/8. On November 6, 1997, the most recent date for which prices were available prior to printing this Joint Proxy Statement/Prospectus, the closing price per share of USLD Common Stock as reported in the Nasdaq National Market was $20 3/16. Stockholders are urged to obtain current market quotations.


    Under the terms of the Merger Agreement, USLD is not permitted to declare, set aside, make or pay any dividend or distribution in respect of its capital stock from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement and the Effective Time.


    INTERESTED PARTIES ARE URGED TO CALL 1-800-579-1938 AT ANY TIME AFTER DECEMBER 1, 1997 FOR CURRENT INFORMATION REGARDING THE AVERAGE STOCK PRICE AND THE EXCHANGE RATIO.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS


    The following unaudited pro forma combined condensed financial statements give effect to the Merger using the pooling of interests method of accounting, after giving effect to the pro forma adjustments and assumptions described in the accompanying notes. These unaudited pro forma combined condensed financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto and the managements' discussions and analyses thereof of LCI and USLD which are incorporated by reference in this Joint Proxy Statement/ Prospectus. USLD's current fiscal year end is September 30; however, for pro forma purposes USLD's financial statements have been conformed to LCI's fiscal year end of December 31.


    The unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had occurred on the dates indicated below, nor is it necessarily indicative of the future operating results or financial position of the merged companies. The unaudited pro forma information does not include the impact of cost synergies between the two companies expected after the Merger. LCI estimates the combined results will be accretive to earnings within 12 months after the consummation of the Merger. As a result of the Merger, LCI expects to exchange approximately 14.5 million shares of LCI Common Stock for the approximately 19.1 million shares of USLD Common Stock, assuming all USLD Stock Options and USLD Warrants are exercised and assuming an Exchange Ratio equal to .7576 based on the October 31 Average Stock Price.


    The unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the Merger as if it had occurred on June 30, 1997, combining the balance sheets of LCI and USLD at June 30, 1997. The unaudited Pro Forma Combined Condensed Statements of Income give effect to the Merger as if it had occurred at the beginning of the earliest period presented, combining the results of LCI and USLD for each year in the three-year period ended December 31, 1996, and for the six-month period ended June 30, 1997.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 JUNE 30, 1997
                                  (UNAUDITED)
                                 (IN MILLIONS)

                                                                                         MERGER
                                                                   LCI       USLD      ADJUSTMENTS   AFTER MERGER
                                                                ---------  ---------  -------------  ------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents...................................  $    30.2  $     8.2                  $     38.4
  Trade accounts receivable, net..............................      142.8       47.6                       190.4
  Current deferred tax assets, net............................       37.2     --                            37.2
  Prepaids and other..........................................       20.3        6.8                        27.1
                                                                ---------  ---------                 ------------
    Total current assets......................................      230.5       62.6                       293.1
                                                                ---------  ---------                 ------------
Property and equipment
  Fiber optic network.........................................      408.9       62.1         (9.8)2(b)       461.2
  Technology platform, equipment and building leases..........      185.5        1.6         (1.6)2(b)       185.5
  Less-accumulated depreciation and amortization..............     (172.7)     (35.3)                     (208.0)
                                                                ---------  ---------                 ------------
                                                                    421.7       28.4                       438.7
  Property and equipment under construction...................       83.3        5.1         (5.1)2(b)        83.3
                                                                ---------  ---------                 ------------
    Total property and equipment, net.........................      505.0       33.5                       522.0
                                                                ---------  ---------                 ------------
Other assets
  Excess of cost over net assets acquired, net................      346.6       13.4                       360.0
  Other, net..................................................       52.4        7.1         (3.5)2(b)        56.0
                                                                ---------  ---------                 ------------
    Total other assets........................................      399.0       20.5                       416.0
                                                                ---------  ---------                 ------------
    Total assets..............................................  $ 1,134.5  $   116.6                  $  1,231.1
                                                                ---------  ---------                 ------------
                                                                ---------  ---------                 ------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................................  $    20.0  $     8.9                  $     28.9
  Facility costs accrued and payable..........................      115.5       14.8                       130.3
  Accrued expenses and other..................................       57.5        8.0         11.7 2(b        77.2
                                                                ---------  ---------                 ------------
    Total current liabilities.................................      193.0       31.7                       236.4
                                                                ---------  ---------                 ------------
Long-term debt and capital lease obligations..................      378.9       11.2                       390.1
                                                                ---------  ---------                 ------------
Other liabilities and deferred credits........................       79.4        5.3                        84.7
                                                                ---------  ---------                 ------------

Commitments and contingencies

Stockholders' equity:
  Preferred stock.............................................     --         --                         --
  Common stock................................................        0.8        0.2      --        2(a         1.0
  Treasury stock..............................................     --           (2.0)         2.0   2(a     --
  Paid-in capital.............................................      437.7       61.5         (1.3) 2(a)(b)       497.9
  Retained earnings...........................................       44.7        8.7        (32.4) 2(b)        21.0
                                                                ---------  ---------        -----    ------------
    Total stockholders' equity................................      483.2       68.4                       519.9
                                                                ---------  ---------                 ------------
    Total liabilities and stockholders' equity................  $ 1,134.5  $   116.6                 $   1,231.1
                                                                ---------  ---------                 ------------
                                                                ---------  ---------                 ------------

   See accompanying notes to unaudited pro forma combined condensed financial statements.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                  (UNAUDITED)
                (IN MILLIONS, EXCEPT FOR PER SHARE INFORMATION)



                                                                                           MERGER
                                                                    LCI       USLD       ADJUSTMENTS    AFTER MERGER
                                                                 ---------  ---------  ---------------  -------------
Revenues.......................................................  $   653.0  $   113.2                     $   766.2
Cost of services...............................................      383.0       75.5                         458.5
                                                                 ---------  ---------                        ------
Gross margin...................................................      270.0       37.7                         307.7
Selling, general and administrative expenses...................      147.8       26.3                         174.1
Non-recurring special charge...................................     --            1.2                           1.2
Depreciation and amortization..................................       38.7        5.5                          44.2
                                                                 ---------  ---------                        ------
Operating income...............................................       83.5        4.7                          88.2
Other expense (income), net....................................        0.6       (0.1)                          0.5
Interest expense, net..........................................       13.1        0.6                          13.7
Income tax expense.............................................       27.9        1.7                          29.6
                                                                 ---------  ---------                        ------
Income from continuing operations..............................  $    41.9  $     2.5                     $    44.4
                                                                 ---------  ---------                        ------
                                                                 ---------  ---------                        ------
Income from continuing operations per common share:
  Primary......................................................  $    0.49  $    0.15                     $    0.45
  Fully diluted................................................  $    0.49  $    0.15                     $    0.45
Shares used in computing income from continuing operations per common share:
  Primary......................................................       85.6       16.6          (4.0)(1)        98.2
  Fully diluted................................................       85.6       16.7          (4.0)(1)        98.3


   See accompanying notes to unaudited pro forma combined condensed financial statements.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                (IN MILLIONS, EXCEPT FOR PER SHARE INFORMATION)



                                                                                         MERGER
                                                                  LCI       USLD       ADJUSTMENTS    AFTER MERGER
                                                               ---------  ---------  ---------------  ------------
Revenues.....................................................  $ 1,103.0  $   189.4                    $  1,292.4
Cost of services.............................................      642.3      124.1                         766.4
                                                               ---------  ---------                   ------------
Gross margin.................................................      460.7       65.3                         526.0
Selling, general and administrative expenses.................      253.7       51.3                         305.0
Direct spin-off costs........................................     --           13.0                          13.0
Restructuring charges........................................     --            2.8                           2.8
Depreciation and amortization................................       63.5       11.7                          75.2
                                                               ---------  ---------                   ------------
Operating income (loss)......................................      143.5      (13.5)                        130.0
Other (income) expenses, net.................................       (0.3)       0.2                          (0.1)
Interest expense, net........................................       28.8        0.4                          29.2
Income tax expense (benefit).................................       40.2       (2.4)                         37.8
                                                               ---------  ---------                   ------------
Income (loss) from continuing operations.....................  $    74.8  $   (11.7)                   $     63.1
                                                               ---------  ---------                   ------------
                                                               ---------  ---------                   ------------
Income (loss) from continuing operations per common share:
    Primary..................................................  $    0.86  $   (0.75)                   $     0.64
    Fully diluted............................................  $    0.86  $   (0.74)                   $     0.64
Shares used in computing income (loss) from continuing
  operations per common share:
    Primary..................................................       87.3       15.7          (3.8)(1)        99.2
    Fully diluted............................................       87.3       15.8          (3.8)(1)        99.3


   See accompanying notes to unaudited pro forma combined condensed financial statements.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                (IN MILLIONS, EXCEPT FOR PER SHARE INFORMATION)



                                                                                             MERGER
                                                                       LCI       USLD      ADJUSTMENTS   AFTER MERGER
                                                                    ---------  ---------  -------------  -------------
Revenues..........................................................  $   672.9  $   150.8                   $   823.7
Cost of services..................................................      396.2       99.1                       495.3
                                                                    ---------  ---------                      ------
Gross margin......................................................      276.7       51.7                       328.4
Selling, general and administrative expenses......................      150.1       43.1                       193.2
Depreciation and amortization.....................................       44.0       10.4                        54.4
                                                                    ---------  ---------                      ------
Operating income (loss)...........................................       82.6       (1.8)                       80.8
Other (income) expense, net.......................................       (0.9)       0.1                        (0.8)
Interest expense, net.............................................       16.3        0.8                        17.1
Income tax expense (benefit)......................................       16.4       (0.4)                       16.0
                                                                    ---------  ---------                      ------
Income (loss) from continuing operations..........................  $    50.8       (2.3)                  $    48.5
                                                                    ---------  ---------                      ------
                                                                    ---------  ---------                      ------
Income (loss) from continuing operations per common share:
    Primary.......................................................  $    0.63  $   (0.16)                  $    0.53
    Fully diluted.................................................  $    0.62  $   (0.15)                  $    0.52
Shares used in computing income (loss) from continuing operations per common share:
    Primary.......................................................       81.0       14.7         (3.6)(1)        92.1
    Fully diluted.................................................       82.1       14.8         (3.6)(1)        93.3


   See accompanying notes to unaudited pro forma combined condensed financial statements.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                                  (UNAUDITED)
                (IN MILLIONS, EXCEPT FOR PER SHARE INFORMATION)



                                                                                             MERGER
                                                                       LCI       USLD      ADJUSTMENTS   AFTER MERGER
                                                                    ---------  ---------  -------------  -------------
Revenues..........................................................  $   464.0  $   125.5                   $   589.5
Cost of services..................................................      274.3       77.6                       351.9
                                                                    ---------  ---------                      ------
Gross margin......................................................      189.7       47.9                       237.6
Selling, general and administrative expenses......................      102.7       39.6                       142.3
Depreciation and amortization.....................................       36.1        8.8                        44.9
                                                                    ---------  ---------                      ------
Operating income (loss)...........................................       50.9       (0.5)                       50.4
Other expense (income), net.......................................       59.8       (0.2)                       59.6
Interest expense, net.............................................        8.8        1.1                         9.9
Income tax (benefit) expense......................................      (24.5)    --                           (24.5)
                                                                    ---------  ---------                      ------
Income (loss) from continuing operations..........................  $     6.8  $    (1.4)                  $     5.4
                                                                    ---------  ---------                      ------
                                                                    ---------  ---------                      ------
Income (loss) from continuing operations
  per common share:
    Primary.......................................................  $    0.02  $   (0.10)                  $   (0.01)
    Fully diluted.................................................  $    0.02  $   (0.10)                  $   (0.01)
Shares used in computing income (loss) from continuing operations per common share:
    Primary.......................................................       65.5       14.1         (3.4)(1)        76.2
    Fully diluted.................................................       66.7       14.2         (3.4)(1)        77.5


   See accompanying notes to unaudited pro forma combined condensed financial statements.

                          NOTES TO UNAUDITED PRO FORMA

                    COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1--EXCHANGE RATIO


    Pursuant to the terms of the Merger Agreement, each outstanding share of USLD Common Stock will be converted into a fraction of a share of LCI Common Stock pursuant to an Exchange Ratio based upon the Average Stock Price. The exchange ratio used to compute the weighted average shares outstanding and per share amounts in the accompanying unaudited pro forma combined condensed financial statements assumes the Average Stock Price equals the October 31 Average Stock Price.


NOTE 2--PRO FORMA ADJUSTMENTS

    (a) A pro forma adjustment has been made to reflect the issuance of shares assuming the exchange ratio stated in Note 1 above, in accordance with the Merger Agreement, and the cancellation of USLD treasury stock.

    (b) As a result of the Merger, the merged companies will incur certain transition costs, currently estimated between $40 million to $60 million (pretax), in connection with consummating the Merger and integrating the operations of LCI and USLD. These transition costs consist principally of professional services, investment banking and registration fees, as well as costs associated with the elimination and consolidation of duplicate facilities and employee severance and relocation costs resulting from the Merger.

    Transition costs of $32.4 million net of estimated tax benefit ($50 million is the mid-point of the estimated pretax range) have been reflected as an increase to Accrued expenses and other current liabilities, a reduction of assets related to duplicate facilities, and a reduction in retained earnings in the unaudited Pro Forma Combined Condensed Balance Sheet as of June 30, 1997.

NOTE 3--INCOME (LOSS) FROM CONTINUING OPERATIONS PER COMMON SHARE

    Income (loss) from continuing operations per common share is computed after considering dividends on LCI's Preferred Stock which was issued in August 1993 and converted to common stock in 1996. For 1996 and 1995, the weighted average number of common shares includes the assumed conversion of Preferred Stock into approximately 12.1 million shares of LCI Common Stock. In 1994 the assumed conversion of the Preferred Stock was anti-dilutive to the earnings per common share calculation. The preferred dividends in 1994 were $5.8 million.

NOTE 4--MATERIAL TRANSACTIONS

    On a combined basis, there were no material transactions between LCI and USLD during any period presented.

                                BUSINESS OF LCI

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DISCUSSIONS SET FORTH IN LCI'S PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT INCORPORATED HEREIN BY REFERENCE, INCLUDING THE DISCUSSIONS THEREIN UNDER THE CAPTIONS "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." SEE "WHERE TO FIND MORE INFORMATION."

    LCI is a facilities-based long-distance telecommunications carrier that provides domestic and international telecommunications service offerings in all market segments: commercial, residential and wholesale. LCI serves its customers primarily through owned and leased digital fiber optic facilities, including switches strategically located throughout the U.S.

    LCI provides a broad array of long-distance telecommunications services to its customers, which include residential, small, medium-sized and large businesses, national accounts, other carriers, government agencies and academic institutions. LCI's switched services include basic long-distance, accessible via "1 plus" dialing or dialing a five digit access code, and a variety of long-distance services for larger customers available through switched or dedicated lines. LCI seeks to attract and retain a wide range of commercial, wholesale and residential customers through introduction of new services, as well as continued provision of high quality service at competitive prices. Although LCI provides long-distance services to a wide range of market segments, LCI does not seek to compete with every service offered by LCI's competitors.

    LCI focuses on differentiating LCI through SIMPLE, FAIR AND INEXPENSIVE telecommunications services which provide residential customers with competitive and easy-to-understand rates that primarily vary based on whether a call is placed during or after business hours and not by the distance of a call. An additional element is added to this strategy for commercial customers, where LCI also focuses on offering a full complement of high quality, competitively priced services to small, medium-sized and large customers including calling card services, "800 services," audio-conferencing and specialized high-volume data transmission services. LCI's strategic direction is supported by growth through expansion in sales offices and network operating facilities, sales agent and distributor relationships, service offerings to each market segment and selective acquisitions. This approach is dependent on maintaining efficient, low cost operations in order to preserve pricing flexibility and operating margins.

    LCI is also involved in state regulatory proceedings in various states to secure approval to resell local service, which would enable LCI to provide combined local and long-distance services to existing and prospective customers. The local service industry is estimated to be a $95 billion market. LCI believes that it has significant opportunities in this industry. As of October 6, 1997, LCI had received approval to resell local services in 33 states and the District of Columbia and had applications for local service authority pending in 14 other states. LCI expects to pursue applications for and obtain approval to resell local services in additional states.

    LCI provides service to its customers through digital fiber optic facilities which are owned and leased. Collectively, these facilities constitute LCI's "network." LCI has agreements with certain interexchange carriers, local exchange carriers and third party vendors to lease facilities for originating, terminating and transport services. Certain of these agreements require LCI to maintain minimum monthly and/or annual billings based on usage. The third party carriers include WorldCom Network Services, Inc. d/b/a WilTel, Sprint Corporation and MCI Telecommunications Corp. In addition, LCI uses services provided by each RBOC, GTE Telephone Operating Companies and other smaller local exchange carriers. LCI currently has one significant contract with a particular third party carrier. Subject to the ability of such carrier to meet LCI's operational requirements, LCI is obligated to use this carrier for a significant percentage of the services that LCI provides through its leased facilities. The amounts payable under that contract, however, represent less than 10% of LCI's revenue on an annual basis. LCI has engineered its network to minimize the impact on its customers of a service failure and has established contingency plans to reroute traffic as quickly as possible if a service failure by a third party carrier should occur. Although most service failures that LCI has experienced have been corrected in a relatively short time period, a catastrophic service failure could interrupt the provision of service by both LCI and its competitors for a lengthy time period. The restoration period for a catastrophic service failure cannot be reasonably determined. LCI has not, however, experienced a catastrophic service failure in its history.

    LCI, a Delaware corporation, was incorporated in 1988 and is a holding company. LCI's operations are conducted through its wholly owned subsidiaries.

                                BUSINESS OF USLD

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DISCUSSIONS SET FORTH IN USLD'S PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT INCORPORATED HEREIN BY REFERENCE, INCLUDING THE DISCUSSIONS THEREIN UNDER THE CAPTIONS "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." SEE "WHERE TO FIND MORE INFORMATION."


    USLD is a communications company offering an integrated group of communications services, including direct dial long-distance and local services, prepaid calling cards, travel cards, Internet access, data transmission and calling center services. From fiscal 1991 through fiscal 1996, USLD's revenues increased at a compounded annual rate of 60%, totaling $180.3 million for the fiscal year ended September 30, 1996. Revenues were $162.0 million for the first nine months of fiscal 1997.


    USLD, a Delaware corporation, was domesticated in 1987 and is a holding company. USLD's operations are conducted through its wholly owned subsidiaries.

DIRECT DIAL LONG-DISTANCE SERVICES


    USLD currently provides direct dial long-distance services to small and medium-sized commercial customers and, to a lesser extent, residential customer accounts. USLD was authorized to provide direct dial long-distance services to customers in 47 states at June 30, 1997. However, USLD focuses its direct sales efforts in the West Coast, Pacific Northwest, Southwest and Southeast regions of the United States to take advantage of network efficiencies. In addition to its basic "one-plus" service, USLD provides inbound 800/888 service, travel and prepaid calling card services, private line services, data transmission services, wholesale carrier services and other customer-specific products.



    USLD began offering direct dial long-distance services following its entry into the direct dial long-distance business in August 1991 through the acquisition of three related direct dial long-distance companies in Texas. At June 30, 1997, USLD serviced approximately 75,400 commercial and residential customer accounts. USLD carried an average of 139.8 million minutes per month of long-distance traffic during the fiscal quarter ended June 30, 1997, as compared to 106.3 million, 62.7 million and 45.7 million during the fiscal quarters ended September 30, 1996, 1995 and 1994, respectively. In the nine-month period ended June 30, 1997 and in fiscal year 1996, 1995 and 1994, USLD had $120.4 million, $119.4 million, $84.5 million and $62.8 million, respectively, in direct dial long-distance revenues, comprising 74%, 66%, 59% and 53% of total operating revenues in each period, respectively.


    USLD's direct dial long-distance personnel are located throughout USLD's service area and are responsible for marketing to commercial accounts. In addition to its own sales force, USLD markets its direct dial long-distance services through authorized agents, other carriers and affinity organizations (strategic partnerships). USLD currently has an exclusive marketing agreement with Nolan Ryan, formerly a player with the Texas Rangers-Registered Trademark-professional baseball team and a potential hall of fame candidate, who acts as USLD's spokesman for its products and services and whose picture appears in USLD's advertisements and product literature, including prepaid calling cards.

    USLD employs digital switching equipment at USLD's switching centers in Houston, Texas; Waco, Texas; Seattle, Washington; Los Angeles, California and Atlanta, Georgia, USLD's newest facility. USLD believes that its use of a digital fiber-optic network is particularly advantageous in marketing both its voice

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
and data transmission services. USLD also designs redundant and diverse routes to each major service area to ensure service availability.

OPERATOR SERVICES

    USLD provides operator assisted services for private pay telephones, hotels, motels, university dormitories and hospitals. USLD's operator services are accessed when calls requiring operator assistance and/or alternate billing options are placed from customer locations. Such services involve the use of live and automated operators to receive, validate and complete the calls. USLD processes collect, third-party, person-to-person and calling card calls and, generally, shares a percentage of call revenues with its customers.


    USLD owns and operates its own operator center in San Antonio, Texas, which employed 227 operators and support staff at June 30, 1997. USLD provides live and automated operator services 24 hours per day, 365 days per year, and features multi-lingual operators versed in Spanish, French, German, Japanese and a variety of other languages. USLD maintains a sophisticated emergency call handling system that enables its operator to access police, fire and other emergency agencies within the jurisdiction of the telephone from which the call is placed. USLD utilizes its own transmission facilities when possible or contracts to use facilities of other long-distance network providers as necessary.



    At June 30, 1997, USLD provided operator services to approximately 140,600 hotel, motel, hospital and dormitory rooms. In addition, at June 30, 1997, USLD had service contracts with private pay telephone owners covering approximately 64,700 pay telephones. USLD carried an average of 6.2 million monthly minutes of operator services traffic during the third quarter of fiscal 1997, as compared to 7.6 million, 8.3 million and 9.1 million average monthly minutes during the fourth quarters of fiscal 1996, 1995 and 1994, respectively. USLD's operator services revenues amounted to $40.9 million in the first nine months of fiscal 1997 compared to $60.9 million, $59.6 million and $54.7 million in fiscal 1996, 1995 and 1994, respectively.



    Management of USLD believes that there are approximately 130 operator services providers competing within the long-distance communications industry. AT&T continues to dominate the operator services market, supplying operator services for traffic originating from both the hospitality and pay telephone industries. Additionally, MCI and Sprint provide operator services and are considered by management of USLD to be major competitors.


    USLD markets its operator services nationally through the combined effort of regional sales representatives based in Illinois, Texas, Florida and California and a network of agents. USLD's corporate sales force focuses on larger accounts, such as hotel management companies, multi-unit franchises, hospital chains, large private pay telephone companies and universities. USLD's agents market USLD's operator services on a nationwide basis. USLD customizes its communications services to provide, among other things, individualized reports and specialized call branding to customers.

LOCAL SERVICES

    The Telecommunications Reform Act of 1996 provides for certain significant changes to the regulatory market structure of the domestic telecommunications industry. For example, competitive telecommunications providers such as USLD now are permitted to offer local telephone services in competition with the incumbent local exchange companies throughout most areas in each state. USLD, therefore, can offer local services either by reselling services over the network of the incumbent local exchange carrier or over its own network and facilities, or any combination of the two.

    USLD has entered into resale agreements with three RBOCs covering 15 states and interconnection agreements with two RBOCs covering six states which allow USLD to resell and offer facilities-based services, respectively. USLD expects to expand its revenue per customer in certain geographic markets and expects to obtain new customers who cannot otherwise combine the provision of their local and long-distance service under one carrier. Revenues from inception of local services in February 1997 through June 30, 1997 were $707,000. As of September 30, 1997, USLD provided local services on a resale basis to over 15,000 lines. The vast majority of these lines are pay telephone lines located in Southwestern Bell exchanges within the State of Texas. In July 1997, USLD installed a local switch in San Antonio, Texas. This switch has been initially installed to handle 6,000 separate subscriber lines; however the switch can be expanded to handle 200,000 subscriber lines.


SPIN-OFF OF BILLING INFORMATION CONCEPTS CORP.

    On July 10, 1996, USLD's Board of Directors approved a plan to distribute (the "Billing Distribution") all of the common stock ("Billing Common Stock") of its wholly owned subsidiary, Billing Information Concepts Corp. ("Billing"), to its stockholders of record on July 29, 1996. As a result of the Billing Distribution, Billing now owns and operates, as a public company distinct from USLD, substantially all of the billing clearinghouse and information management services business previously operated by USLD. Certain directors and executive officers of USLD resigned in connection with the Billing Distribution to accept positions with Billing. Remaining directors and executive officers of USLD, together with previous employees of USLD, received certain stock options to acquire shares of Billing Common Stock in connection with the Billing Distribution. The consummation of the Merger will cause the unvested portion of those options to vest and become exercisable. See "The Merger--Interests of Certain Persons in the Merger." The Billing Distribution was tax-free for federal income tax purposes to the stockholders of USLD, and USLD did not recognize income, gain or loss as a result of the Billing Distribution, except for direct spin-off costs. The Billing Distribution was completed on August 2, 1996.

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
                      DESCRIPTION OF CAPITAL STOCK OF LCI


    Under LCI's Certificate of Incorporation, the total number of shares of all classes of capital stock that LCI has authority to issue is 315,000,000 shares, consisting of 300,000,000 shares of LCI Common Stock and 15,000,000 shares of Preferred Stock (the "Preferred Stock") (of which 10,400,000 shares of Preferred Stock may be issued). At October 31, 1997, LCI had outstanding 83,500,312 shares of LCI Common Stock and no shares of Preferred Stock. LCI's Common Stock is listed on the New York Stock Exchange under the symbol "LCI." LCI's 5% Cumulative Convertible Exchangeable Preferred Stock was retired through conversions and redemptions during 1996.


COMMON STOCK

    The following summary description of the LCI Common Stock sets forth certain general terms and provisions of the LCI Common Stock to which this Joint Proxy Statement/Prospectus relates. The statements below describing the LCI Common Stock do not purport to be complete and are in all respects subject to and qualified in their entirety by reference to LCI's Certificate of Incorporation and Bylaws.

    All shares of LCI Common Stock currently outstanding are fully paid and nonassessable. The LCI Common Stock to be issued in the Merger will, when issued, be fully paid and nonassessable. The holders of LCI Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and except as otherwise required by law or as provided in any certificates of designation or other form of amendment to LCI's Certificate of Incorporation with respect to the Preferred Stock, the holders of such shares exclusively possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors.

    Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of LCI Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds legally available therefor, and upon liquidation are entitled to receive pro rata all assets of LCI available for distribution to such holders. Holders of LCI Common Stock are not entitled to any preemptive rights, and the LCI Common Stock is not convertible into any other shares of capital stock of LCI.

    The Transfer Agent for the LCI Common Stock is Fifth Third Bank, Cincinnati, Ohio.

PREFERRED STOCK


    Under the LCI Certificate of Incorporation, the LCI Board of Directors, in its sole discretion, may designate and issue one or more series of Preferred Stock from the authorized and unissued Preferred Stock. Subject to limitations imposed by the DGCL, LCI's Certificate of Incorporation or LCI's Bylaws, the Board of Directors may determine (i) the title and stated value of such Preferred Stock; (ii) the liquidation preference per share of such Preferred Stock; (iii) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (iv) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;
(v) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into or exchangeable for shares of LCI Common Stock or other LCI securities, including the conversion or exchange price (or manner of calculation thereof); (vi) the provision for redemption of such Preferred Stock;
(vii) the voting rights, if any, for such Preferred Stock; (viii) any listing of such Preferred Stock on any securities exchange; and (ix) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock. Of the 10,400,000 shares of Preferred Stock available for issuance, 500,000 shares of Preferred Stock have been reserved for issuance and designated Junior Participating Preferred Stock in connection with LCI's Stockholder Rights Plan. See "--Stockholder Rights Plan."

STOCKHOLDER RIGHTS PLAN

    In connection with the adoption of a Stockholder Rights Plan in January 1997, LCI's Board of Directors declared a dividend distribution of one right (a "Right") for each share of LCI Common Stock, payable to stockholders of record on January 22, 1997, and attached to shares of LCI Common Stock issued thereafter until the occurrence of certain events set forth in the Stockholder Rights Plan. Each Right, when exercisable, entitles the registered holder to purchase from LCI one one-thousandth of a share of Junior Participating Preferred Stock, par value $.01 per share (the "Junior Participating Preferred Stock"), at an exercise price of $100 or to purchase a number of shares of LCI Common Stock having a market value equal to twice such exercise price. The Rights automatically trade with the LCI Common Stock until a person or group of persons acquires beneficial ownership of 15% or more (or 20% or more in the case of certain institutional investors) of the LCI Common Stock or commences a tender or exchange offer the consummation of which would result in the ownership of 15% or more (or 20% or more in the case of the certain institutional investors) of the LCI Common Stock. Upon the occurrence of either of these events the Rights will trade separately from the LCI Common Stock. The Rights become exercisable only if a person or group of persons acquires 15% or more (or 20% or more in the case of certain institutional investors) of the LCI Common Stock. Rights owned by such person or group, however, will not become exercisable. In addition, if after the Rights become exercisable LCI is acquired by merger or consolidation pursuant to which LCI is not the surviving corporation or in connection with which outstanding shares of LCI Common Stock are exchanged for securities of another entity, or LCI disposes of 50% or more of its consolidated assets or earning power, the Rights, other than those owned by the acquiring person and its affiliates and associates, become exercisable for that number of shares of LCI Common Stock of the acquiring company having a market value equal to twice the exercise price. LCI may redeem the Rights in whole, but not in part, at a price of $.01 per Right at any time prior to (i) a date on which there has been public disclosure that a person or entity has acquired 15% or more (or 20% or more in the case of certain institutional investors) of the LCI Common Stock or (ii) January 22, 2007, the expiration date of the Rights.

    The Stockholder Rights Plan is designed to encourage any person or entity interested in acquiring LCI to negotiate with the Board of Directors by enabling the existing stockholders to substantially dilute the acquiror's equity interest by exercising the Rights. The Rights expire on January 22, 2007, unless extended or earlier redeemed.

    In connection with the Stockholder Rights Plan, LCI reserved for issuance 500,000 shares of Junior Participating Preferred Stock. The Junior Participating Preferred Stock will be issued only in the event Rights issued pursuant to the Stockholder Rights Plan are exercised for shares of Junior Participating Preferred Stock. Holders of shares of Junior Participating Preferred Stock have a preference over holders of LCI Common Stock in the payment of dividends and upon any distributions. Each share of Junior Participating Preferred Stock would entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders and would vote together with the holders of LCI Common Stock as one class. Each share of Junior Participating Preferred Stock also would be entitled to a minimum preferential quarterly dividend payment equal to the greater of $100 per share and 1,000 times any quarterly dividend declared per share of LCI Common Stock. In the event dividends on the Junior Participating Preferred Stock are in arrears in an amount equal to six quarterly dividends, the holders of the Junior Participating Preferred Stock obtain special rights pertaining to the election of directors. Additionally, while any dividends or distributions on the Junior Participating Preferred Stock are in arrears, LCI's right to make distributions on or redeem shares of any stock ranking on a parity with or junior to the Junior Participating Preferred Stock is restricted. In the event of the liquidation, dissolution or winding up of LCI, the holders of the shares of Junior Participating Preferred Stock would receive all accrued and unpaid dividends plus a $1,000 preference per share In the event of any consolidation, merger, share exchange or other similar transaction by LCI, each share of Junior Participating Preferred Stock would be exchanged or changed into an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or property into which each share of LCI Common Stock is changed or exchanged. The shares of Junior Participating Preferred Stock would not be redeemable and would rank junior to all series of any other class of Preferred Stock issued from time to time.

    The Rights and the Stockholder Rights Plan are unaffected by the Merger.

STOCK EXCHANGE LISTING

    The LCI Common Stock is listed on the NYSE. It is a condition to the Merger that the LCI Common Stock issuable in the Merger be approved for listing on the NYSE at or prior to the Effective Time, subject to official notice of issuance.

                        COMPARISON OF STOCKHOLDER RIGHTS

    Both LCI and USLD are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of LCI and USLD are governed by the DGCL. The rights of the stockholders of LCI and USLD are also governed by their respective Certificates of Incorporation and Bylaws. In accordance with the Merger Agreement, at the Effective Time, USLD stockholders will become LCI stockholders and, as such, their rights will be governed by LCI's Amended and Restated Certificate of Incorporation (the "LCI Certificate of Incorporation") and Amended and Restated Bylaws (the "LCI Bylaws"). Although it is not practical to compare all the differences between USLD's Restated Certificate of Incorporation, as amended (the "USLD Certificate of Incorporation"), and Bylaws, as amended (the "USLD Bylaws"), with the LCI Certificate of Incorporation and LCI Bylaws, the following is a summary of certain material differences which may affect the rights of USLD stockholders. This summary is qualified in its entirety by reference to the full text of such documents, copies of which are incorporated by reference in this Joint Proxy Statement/Prospectus.

AUTHORIZED CAPITAL


    The total number of authorized shares of capital stock of USLD is 60,000,000, consisting of 50,000,000 shares of USLD Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (the "USLD Preferred Stock"). The authorized capital of LCI is as set forth under "Description of Capital Stock of LCI." As of the LCI Record Date, 16,309,858 and 83,616,465 shares of USLD Common Stock and LCI Common Stock, respectively, were issued and outstanding.


BOARD OF DIRECTORS

    The USLD Bylaws provide that the number of directors shall be not less than three nor more than 15, the exact number of directors within such limits to be determined by the USLD Board or the stockholders of USLD at an annual meeting. Currently, the USLD Board consists of five members. The LCI Certificate of Incorporation provides that the number of directors shall be not less than three, with the exact number of directors to be determined by the LCI Board. Currently, the LCI Board consists of 8 members. Each of LCI and USLD has provided for the classification of the Board of Directors such that the whole Board is divided into three classes with each class of directors being elected to serve for three years. With respect to LCI, the term of Class I directors expires at the annual meeting of stockholders in 2000, the term of Class II directors expires at the annual meeting of stockholders in 1998 and the term of Class III directors expires at the annual meeting of stockholders in 1999. The classification of members of LCI's Board of Directors will have the effect of making it more difficult to change the composition of the Board of Directors of LCI. At least two annual meetings of stockholders, instead of one, generally will be required to effect a change in the majority of the Board of Directors of LCI. In addition, the provisions of the LCI Certificate of Incorporation establishing a classified Board of Directors may be amended only by the affirmative vote of at least 66 2/3% of the issued and outstanding voting stock of LCI.

REMOVAL OF DIRECTORS

    The USLD Certificate does not contain any provision with respect to the removal of USLD directors. Accordingly, because the USLD Board is classified as provided above, the DGCL provides that the members of the Board of Directors of USLD may be removed only for cause by the holders of a majority of the shares then entitled to vote at an election of directors. Upon consummation of the Merger, the USLD Certificate of Incorporation will be amended to delete the classification provisions. Under the LCI Certificate of Incorporation, a director can be removed only for cause by the affirmative vote of a majority of the outstanding shares of LCI Common Stock. Amendment of the specific provisions of the LCI Certificate of Incorporation relating to the removal of directors for cause requires an affirmative vote of at least 66 2/3% of the shares entitled to vote generally in the election of directors.

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
COMPROMISE OR ARRANGEMENT WITH CREDITORS OR STOCKHOLDERS

    As permitted by the DGCL, the LCI Certificate of Incorporation has provided that a Delaware court of equitable jurisdiction may, upon application of LCI, its creditors or stockholders or certain receivers or trustees appointed for the benefit of LCI, order a meeting of LCI creditors and/or stockholders for the purpose of considering and voting upon any proposed compromise or arrangement between LCI on the one hand and its creditors and/or stockholders on the other. If a majority in number representing three-fourths in value of the affected creditors and/or stockholders agrees to the proposed compromise or arrangement and to any reorganization resulting therefrom, and if the court approves, the transaction shall be binding on all affected creditors and/or stockholders as well as LCI for all purposes. The USLD Certificate of Incorporation does not contain a provision of like tenor.

ACTIONS OF STOCKHOLDERS WITHOUT A MEETING

    Pursuant to the Bylaws of each of USLD and LCI, any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting, without prior written notice and without a vote, if the written consent of the minimum number of votes that would be necessary to authorize or take such action at a meeting is obtained. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented in writing thereto.

    The LCI Bylaws provide that any stockholder of record seeking to have the stockholders of LCI authorize or take corporate action by written consent must request in writing that the Corporate Secretary of LCI fix a record date for determining the stockholders entitled to consent to such action. The USLD Bylaws do not contain such a restriction on the stockholders' ability to execute written consents.

OFFICERS

    The LCI Bylaws specifically provide that the Chairman of the Board and the Chief Executive Officer shall be directors of LCI and that should either of them cease to be a director, he shall simultaneously therewith cease to be such officer. The USLD Bylaws do not contain a similar provision.

ANNUAL STATEMENT

    The USLD Bylaws provide that the Board of Directors shall present at each Annual Meeting, and at any special meeting of the stockholders when called for by vote of the stockholders, a full and clear statement of the business and condition of USLD. Although the DGCL provides certain inspection rights to stockholders of LCI, the LCI Bylaws do not contain any specific requirement that the Board of Directors provide an annual statement.

AMENDMENT OF CHARTER AND BYLAWS

    Section 242 of the DGCL provides that stockholders may amend their corporation's certificate of incorporation if a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, has been voted in favor of the amendment. The DGCL also provides that after a corporation has received any payment for its stock, the power to adopt, amend or repeal bylaws resides with the stockholders entitled to vote. A corporation may, however, grant to its board of directors in its certificate of incorporation concurrent power to adopt, amend or repeal bylaws. Each of LCI and USLD has granted such power to their respective boards of directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under the DGCL, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless the court in which such action or suit was brought or, the Delaware Court of Chancery determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Each of the USLD Bylaws and the LCI Bylaws provide that its respective officers, directors, employees and agents shall be indemnified to the full extent authorized by the DGCL.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, agents or persons controlling LCI pursuant to the foregoing provisions, LCI has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Generally, Section 203 of the DGCL prohibits certain Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) on or after such date the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. A Delaware corporation may "opt out" from the application of Section 203 of the DGCL through a provision in its certificate of incorporation. Neither USLD's Certificate of Incorporation nor LCI's Certificate of Incorporation has any such provision, and neither USLD nor LCI has "opted out" from the application of Section 203.

                                 LEGAL MATTERS

    The legality of the LCI Common Stock to be issued to USLD stockholders pursuant to the Merger and certain other legal matters in connection with the Merger will be passed upon by Kramer, Levin, Naftalis & Frankel, New York, New York, counsel to LCI. Certain legal matters in connection with the Merger will be passed upon for USLD by Arter & Hadden, Dallas, Texas.


    Certain of the Federal income tax consequences of the Merger will be passed upon at the Effective Time, as a condition to the Merger, by Arter & Hadden on behalf of USLD, and by Kramer, Levin, Naftalis & Frankel on behalf of LCI.

                                    EXPERTS

    The audited consolidated financial statements and schedules of LCI, included or incorporated by reference in LCI's Annual Report on Form 10-K, and incorporated by reference in this Joint Proxy Statement/Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The financial statements of Corporate Telemanagement Group, Inc. and subsidiaries as of December 31, 1994 and 1993, and for the years then ended, have been incorporated by reference in this Joint Proxy Statement/Prospectus and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the 1993 financial statements refers to a restatement of certain amounts in the 1993 financial statements.

    The financial statements of Teledial America, Inc. (dba US Signal Corporation) incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

    The audited consolidated financial statements and schedules of USLD included in USLD's Annual Report on Form 10-K, and incorporated by reference in this Joint Proxy Statement/Prospectus and elsewhere in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         WHERE TO FIND MORE INFORMATION

    LCI and USLD file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information filed by LCI and USLD at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The filings of LCI and USLD with the Commission are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at "http:// www.sec.gov."


    LCI filed a Registration Statement on Form S-4, as amended (the "Registration Statement"), to register with the Commission the LCI Common Stock to be issued to USLD stockholders in the Merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of LCI in addition to being a proxy statement of USLD and LCI. As allowed by Commission rules, this Joint Proxy Statement/Prospectus does not contain all of the information contained in the Registration Statement or the exhibits to the Registration Statement.


    The Commission allows LCI and USLD to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that they can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that LCI and USLD have previously filed with the Commission. These documents contain important information about LCI and USLD.

LCI COMMISSION FILINGS (FILE NO.
  0-21602)                                                        PERIOD
---------------------------------------  ---------------------------------------------------------
Annual Report on Form 10-K               Year Ended December 31, 1996
Quarterly Reports on Form 10-Q           Quarters Ended March 31, 1997 and June 30, 1997
Quarterly Report on Form 10-Q/A          Quarter Ended March 31, 1997
Current Reports on Form 8-K              Filed on September 23, 1997
The description of the LCI Common Stock
  set forth in the Registration
  Statement on Form 8-A filed under the
  Exchange Act and any amendments or
  reports filed for the purpose of
  updating such description.

USLD COMMISSION FILINGS (FILE NO. 0-18195)                                         PERIOD
--------------------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K                                Year Ended September 30, 1996
Quarterly Reports on Form 10-Q                            Quarters Ended December 31, 1996,
                                                            March 31, 1997 and June 30, 1997
Current Report on Form 8-K                                Filed on September 23, 1997

    LCI and USLD also are incorporating by reference additional documents that they file with the Commission between the date of this Joint Proxy Statement/Prospectus and the date of the Special Meetings.

    LCI has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to LCI, and USLD has supplied all such information relating to USLD.

    If you are a stockholder, LCI and USLD may have sent you some of the documents incorporated by reference, but you can obtain any of them through LCI, USLD or the Commission. Documents incorporated by reference are available from LCI and USLD without charge. Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference as exhibits in this Joint Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

LCI International, Inc.                        USLD Communications Corp.
8180 Greensboro Drive                          9311 San Pedro
Suite 800                                      Suite 100
McLean, Virginia 22102                         San Antonio, Texas 78216
(703) 442-0220                                 (210) 525-9009
Att: Investor Relations                        Att: General Counsel


    If you would like to request documents from LCI or USLD, please do so by December 8, 1997 to receive them before the Special Meetings.



    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER OR THE LCI SHARE ISSUANCE PROPOSAL. NEITHER LCI NOR USLD HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED NOVEMBER 7, 1997. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS JOINT PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF LCI COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                             LIST OF DEFINED TERMS


DEFINED TERM                                                                                                PAGE NO.
--------------------------------------------------------------------------------------------------------  -------------
AACC....................................................................................................           23
Alternative Acquisition.................................................................................           44
Antitrust Division......................................................................................           38
Average Stock Price.....................................................................................            4
Billing.................................................................................................           64
Billing Common Stock....................................................................................           63
Billing Distribution....................................................................................           63
Certificate of Merger...................................................................................           18
Closing.................................................................................................           50
Closing Date............................................................................................           50
Closing Price...........................................................................................           41
Code....................................................................................................           35
Commission..............................................................................................           38
Comparable Companies....................................................................................           25
Comparable Public Companies.............................................................................           29
Comparable Transactions.................................................................................           25
Comparable Transaction Premiums.........................................................................           30
Daily Per Share Price...................................................................................           41
DGCL....................................................................................................           39
EBIT....................................................................................................           25
EBITDA..................................................................................................           25
Effective Time..........................................................................................           18
Engagement Letter.......................................................................................           27
EPS.....................................................................................................           25
Exchange Act............................................................................................           39
Exchange Agent..........................................................................................           41
Exchange Ratio..........................................................................................           18
Executive Employment Agreements.........................................................................           33
Executive Officers......................................................................................           33
Final Purchase Date.....................................................................................           37
Firm Value..............................................................................................           29
FTC.....................................................................................................           38
GAAP....................................................................................................           44
HSR Act.................................................................................................           38
IRS.....................................................................................................           36
Junior Participating Preferred Stock....................................................................           65
LCI.....................................................................................................           14
LCI Bylaws..............................................................................................           67
LCI Case Projections....................................................................................           31
LCI Certificate of Incorporation........................................................................           67
LCI Common Stock........................................................................................           16
LCI Record Date.........................................................................................           16
LCI Share Issuance Proposal.............................................................................           16
LCI Special Meeting.....................................................................................           16
LCI Terminating Change..................................................................................           49
Lehman Comparable Transactions..........................................................................           31
Lehman Opinion..........................................................................................           28

DEFINED TERM                                                                                                PAGE NO.
--------------------------------------------------------------------------------------------------------  -------------
LTM.....................................................................................................           24
Material Adverse Effect.................................................................................           43
Material LCI Transaction................................................................................           45
Merger..................................................................................................           14
Merger Agreement........................................................................................           14
Merger Consideration....................................................................................           42
Merger Sub..............................................................................................           14
Nasdaq National Market..................................................................................           52
NYSE....................................................................................................           16
October 31 Average Stock Price..........................................................................            4
pooling of interests....................................................................................           37
Preferred Stock.........................................................................................           64
RBOC....................................................................................................           13
Reform Act..............................................................................................           32
Registration Statement..................................................................................           70
Right...................................................................................................           65
Securities Act..........................................................................................           38
Special Meetings........................................................................................           16
Surviving Corporation...................................................................................           40
Terminating Breach......................................................................................           48
Terminating Change......................................................................................           49
Terminating Misrepresentation...........................................................................           48
Transaction Premium.....................................................................................           30
USLD 401(k) Plan........................................................................................           14
USLD....................................................................................................           14
USLD/Analysts Case Projections..........................................................................           31
USLD Bylaws.............................................................................................           67
USLD Certificate of Incorporation.......................................................................           67
USLD Common Stock.......................................................................................           14
USLD ESPP...............................................................................................           14
USLD Preferred Stock....................................................................................           67
USLD Record Date........................................................................................           14
USLD Special Meeting....................................................................................           14
USLD Stock Options......................................................................................           37
USLD Stock Option Plans.................................................................................           37
USLD Terminating Change.................................................................................           49
USLD Warrants...........................................................................................           37

                                    ANNEXES

ANNEX A: AGREEMENT AND PLAN OF MERGER

ANNEX B: OPINION OF ABN AMRO CHICAGO CORPORATION

ANNEX C: OPINION OF LEHMAN BROTHERS

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                            LCI INTERNATIONAL, INC.
                             LCI ACQUISITION CORP.
                                      AND
                           USLD COMMUNICATIONS CORP.
                         Dated as of September 17, 1997

                               TABLE OF CONTENTS


                                                                                                              PAGE
                                                                                                           -----------

                                                      ARTICLE I
                                                      THE MERGER

SECTION 1.1         The Merger...........................................................................         A-1
SECTION 1.2         Effective Time.......................................................................         A-1
SECTION 1.3         Effect of the Merger.................................................................         A-2
SECTION 1.4         Certificate of Incorporation; Bylaws.................................................         A-2
SECTION 1.5         Directors and Officers...............................................................         A-2
SECTION 1.6         Effect on Capital Stock..............................................................         A-2
SECTION 1.7         Exchange of Certificates.............................................................         A-4
SECTION 1.8         Stock Transfer Books.................................................................         A-6
SECTION 1.9         No Further Ownership Rights in Company Common Stock..................................         A-6
SECTION 1.10        Lost, Stolen or Destroyed Certificates...............................................         A-6
SECTION 1.11        Tax and Accounting Consequences......................................................         A-6
SECTION 1.12        Taking of Necessary Action; Further Action...........................................         A-6
SECTION 1.13        Material Adverse Effect..............................................................         A-6

                                                      ARTICLE II
                                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 2.1         Corporate Organization...............................................................         A-6
SECTION 2.2         Capitalization.......................................................................         A-7
SECTION 2.3         Subsidiaries.........................................................................         A-7
SECTION 2.4         No Commitments to Issue Capital Stock................................................         A-8
SECTION 2.5         Authorization; Execution and Delivery................................................         A-8
SECTION 2.6         Governmental Approvals and Filings...................................................         A-8
SECTION 2.7         No Conflict..........................................................................         A-8
SECTION 2.8         SEC Filings..........................................................................         A-9
SECTION 2.9         Financial Statements; Absence of Undisclosed Liabilities; Receivables................         A-9
SECTION 2.10        Certain Other Financial Representations..............................................        A-10
SECTION 2.11        Absence of Changes...................................................................        A-10
SECTION 2.12        Tax Matters..........................................................................        A-11
SECTION 2.13        Relations with Employees and Sales Agents............................................        A-12
SECTION 2.14        Benefit Plans........................................................................        A-13
SECTION 2.15        Title to Properties..................................................................        A-14
SECTION 2.16        Compliance with Laws; Legal Proceedings..............................................        A-14
SECTION 2.17        Brokers..............................................................................        A-15
SECTION 2.18        Intellectual Property................................................................        A-15
SECTION 2.19        Insurance............................................................................        A-15
SECTION 2.20        Contracts; etc.......................................................................        A-15
SECTION 2.21        Permits, Authorizations, etc.........................................................        A-16
SECTION 2.22        Environmental Matters................................................................        A-17
SECTION 2.23        Company Acquisitions.................................................................        A-17
SECTION 2.24        Books and Records....................................................................        A-18
SECTION 2.25        Interested Party Transactions........................................................        A-18
SECTION 2.26        Opinion of Financial Advisor.........................................................        A-18
SECTION 2.27        Pooling Matters......................................................................        A-18
SECTION 2.28        Registration Statement; Joint Proxy Statement/Prospectus.............................        A-18

                                                                                                              PAGE
                                                                                                           -----------

                                                     ARTICLE III
                                          REPRESENTATIONS AND WARRANTIES OF
                                                PARENT AND MERGER SUB

SECTION 3.1         Corporate Organization...............................................................        A-19
SECTION 3.2         Capitalization.......................................................................        A-19
SECTION 3.3         Subsidiaries.........................................................................        A-19
SECTION 3.4         No Commitments to Issue Capital Stock................................................        A-20
SECTION 3.5         Authorization; Execution and Delivery................................................        A-20
SECTION 3.6         Governmental Approvals and Filings...................................................        A-20
SECTION 3.7         No Conflict..........................................................................        A-20
SECTION 3.8         SEC Filings..........................................................................        A-21
SECTION 3.9         Financial Statements; Absence of Undisclosed Liabilities; Receivables................        A-21
SECTION 3.10        Absence of Changes...................................................................        A-22
SECTION 3.11        Tax Matters..........................................................................        A-22
SECTION 3.12        Relations with Employees and Sales Agents............................................        A-23
SECTION 3.13        Benefit Plans........................................................................        A-23
SECTION 3.14        Title to Properties..................................................................        A-24
SECTION 3.15        Compliance with Laws; Legal Proceedings..............................................        A-24
SECTION 3.16        Brokers..............................................................................        A-24
SECTION 3.17        Intellectual Property................................................................        A-25
SECTION 3.18        Contracts; etc.......................................................................        A-25
SECTION 3.19        Permits, Authorizations, etc.........................................................        A-25
SECTION 3.20        Environmental Matters................................................................        A-26
SECTION 3.21        Books and Records....................................................................        A-26
SECTION 3.22        Pooling Matters......................................................................        A-26
SECTION 3.23        Registration Statement; Joint Proxy Statement/Prospectus.............................        A-26
SECTION 3.24        Ownership of Merger Sub; No Prior Activities.........................................        A-27

                                                      ARTICLE IV
                                        CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 4.1         Conduct of Business by the Company Pending the Merger................................        A-27
SECTION 4.2         No Solicitation......................................................................        A-29
SECTION 4.3         Conduct of Business by Parent Pending the Merger.....................................        A-30

                                                      ARTICLE V
                                                ADDITIONAL AGREEMENTS

SECTION 5.1         Joint Proxy Statement/Prospectus; Registration Statement.............................        A-31
SECTION 5.2         Company Stockholders Meeting.........................................................        A-31
SECTION 5.3         Parent Stockholders Meeting..........................................................        A-31
SECTION 5.4         Access to Information; Confidentiality...............................................        A-31
SECTION 5.5         Consents; Approvals..................................................................        A-32
SECTION 5.6         Agreements with Respect to Affiliates................................................        A-32
SECTION 5.7         Indemnification and Insurance........................................................        A-32
SECTION 5.8         Notification of Certain Matters......................................................        A-33
SECTION 5.9         Further Action/Tax Treatment.........................................................        A-33
SECTION 5.10        Public Announcements; Communications with Employees..................................        A-34

                                                                                                              PAGE
                                                                                                           -----------
SECTION 5.11        Listing of Parent Common Stock.......................................................        A-34
SECTION 5.12        Conveyance Taxes.....................................................................        A-34
SECTION 5.13        Accountant's Letters.................................................................        A-34
SECTION 5.14        Pooling Accounting Treatment.........................................................        A-34
SECTION 5.15        Rights Agreement.....................................................................        A-34
SECTION 5.16        Delivery of Certain Reports..........................................................        A-35
SECTION 5.17        Receipt of Acknowledgments...........................................................        A-35

                                                      ARTICLE VI
                                               CONDITIONS TO THE MERGER

SECTION 6.1         Conditions to Obligation of Each Party to Effect the Merger..........................        A-35
SECTION 6.2         Additional Conditions to Obligations of Parent and Merger Sub........................        A-36
SECTION 6.3         Additional Conditions to Obligation of the Company...................................        A-37

                                                     ARTICLE VII
                                                     TERMINATION

SECTION 7.1         Termination..........................................................................        A-37
SECTION 7.2         Effect of Termination................................................................        A-39
SECTION 7.3         Fees and Expenses....................................................................        A-39

                                                     ARTICLE VIII
                                                  GENERAL PROVISIONS

SECTION 8.1         Effectiveness of Representations, Warranties and Agreements..........................        A-40
SECTION 8.2         Notices..............................................................................        A-40
SECTION 8.3         Certain Definitions..................................................................        A-41
SECTION 8.4         Amendment............................................................................        A-41
SECTION 8.5         Waiver...............................................................................        A-42
SECTION 8.6         Headings; Construction...............................................................        A-42
SECTION 8.7         Severability.........................................................................        A-42
SECTION 8.8         Entire Agreement.....................................................................        A-42
SECTION 8.9         Assignment; Merger Sub...............................................................        A-42
SECTION 8.10        Parties in Interest..................................................................        A-43
SECTION 8.11        Failure or Indulgence Not Waiver; Remedies Cumulative................................        A-43
SECTION 8.12        Governing Law........................................................................        A-43
SECTION 8.13        Counterparts.........................................................................        A-43
SECTION 8.14        WAIVER OF JURY TRIAL.................................................................        A-43

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of September 17, 1997 (this "Agreement"), among LCI INTERNATIONAL, INC., a Delaware corporation ("Parent"), LCI ACQUISITION CORP., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Merger Sub"), and USLD COMMUNICATIONS CORP., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

    WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to cause Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein;

    WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), and upon the terms and subject to the conditions set forth herein;

    WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder;

    WHEREAS, Parent, Merger Sub and the Company intend that the Merger be accounted for as a pooling-of-interests for financial reporting purposes; and

    WHEREAS, pursuant to the Merger, each outstanding share (a "Share") of the Company's Common Stock, par value $0.01 per share (together with the preferred stock purchase right associated therewith, the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 1.7(b)), upon the terms and subject to the conditions set forth herein;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.1 THE MERGER. (a) EFFECTIVE TIME. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

    (b) CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
7.1 and subject to the satisfaction or waiver of the conditions set forth in
Article VI, the closing under this Agreement (the "Closing") will take place on or as promptly as practicable (and in any event within two Business Days) after satisfaction or waiver of the conditions set forth in Article VI at the offices of Kramer, Levin, Naftalis & Frankel, 919 Third Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto. The day in which the Closing takes place is called the "Closing Date."

    SECTION 1.2 EFFECTIVE TIME. On the Closing Date or as promptly as practicable thereafter (and in any event within one Business Day thereafter), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the "Effective Time").

    SECTION 1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.4 CERTIFICATE OF INCORPORATION; BYLAWS. (a) CERTIFICATE OF INCORPORATION. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such Certificate of Incorporation; provided, however, that
Section 3 thereof shall be amended and restated in its entirety to provide that the Surviving Corporation may engage in any lawful act or activity for which corporations may be organized under the DGCL.

    (b) BYLAWS. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that Article III,
Section 3.01 thereof shall be amended and restated in its entirety to provide that the Surviving Corporation's Board shall consist of not less than three members, all of a single class, with the exact number to be fixed from time to time by resolution of the Board of Directors.

    SECTION 1.5 DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

    SECTION 1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

    (a) CONVERSION OF SECURITIES. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.6(b)) shall be cancelled and extinguished and automatically converted, subject to Section 1.6(f), into the right to receive validly issued, fully paid and nonassessable shares of Common Stock, par value $0.01, of Parent (together with the preferred stock purchase rights associated therewith, the "Parent Common Stock") in the applicable ratio (the "Exchange Ratio") as follows:

    - If the Average Stock Price (as hereinafter defined) is greater than or equal to $21.60 but less than or equal to $26.40, the Exchange Ratio shall be equal to $20.00 divided by the Average Stock Price.

    - If the Average Stock Price is more than $26.40, the Exchange Ratio shall be equal to .7576.

    - Except as provided in the following paragraph, if the Average Stock Price is less than $21.60, the Exchange Ratio shall be equal to .9259.

    - If the Average Stock Price is less than $20.40 and the Company and Parent deliver their respective notices specified in Section 7.1(i), the Exchange Ratio shall be equal to $18.90 divided by the Average Stock Price (or such higher ratio as specified in Parent's notice).

Capitalized terms used in this section have the following meanings:

    "Average Stock Price" means the average of the Daily Per Share Prices for the twenty (20) consecutive trading days ending on the third trading day prior to the Company Stockholders Meeting (as defined in Section 2.28); provided, however, that, except with respect to Section 7.1(i), if the Closing Date occurs more than three trading days after the Company Stockholders Meeting, such consecutive trading days shall end on the second trading day prior to the Closing Date.

    "Daily Per Share Price" for any trading day means the weighted average of the per share selling prices on the New York Stock Exchange, Inc. (the "NYSE") of Parent Common Stock (as reported in the NYSE Composite Transactions) for that day; provided, however, that if the Parent Common Stock does not trade on any day in such period, the Daily Per Share Price for such day means the average of the closing bid and asked prices of Parent Common Stock on such day.

    (b) CANCELLATION. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

    (c) ASSUMPTION OF OUTSTANDING STOCK OPTIONS AND WARRANTS. (i) Each option outstanding at the Effective Time to purchase shares of Company Common Stock (a "Stock Option") granted under the USLD Communications Corp. 1990 Employee Stock Option Plan, as amended, the USLD Communications Corp. 1993 Non-Employee Director Plan, as amended, or any other stock plan or agreement of the Company, which by its terms is not extinguished in the Merger (collectively, the "Company Stock Option Plans"), shall be assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions mutatis mutandis as were applicable under such Stock Option prior to the Effective Time, the number of shares of Parent Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of shares of Parent Common Stock deemed purchasable pursuant to such Stock Option; provided, however, that the number of shares of Parent Common Stock that may be purchased upon exercise of any such Stock Option shall not include any fractional share and, upon exercise of the Stock Option, a cash payment shall be made for any fractional share based upon the Closing Price (as hereinafter defined) of a share of Parent Common Stock on the trading day immediately preceding the date of exercise. "Closing Price" shall mean, on any day, the last reported sale price of one share of Parent Common Stock on the NYSE. Within three Business Days after the Effective Time, Parent shall cause to be delivered to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions. Parent shall comply with the terms of the Company Stock Option Plans pursuant to which the Stock Options were granted from and after the Effective Time.

        (ii) At the Effective Time, each warrant to purchase shares of Company Common Stock (a "Warrant"), shall be assumed by Parent and deemed to constitute a warrant to acquire, on the same terms and conditions mutatis mutandis as were applicable under such Warrant prior to the Effective Time, the number of shares of Parent Common Stock as the holder of such Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such Warrant in full immediately prior to the Effective Time (not taking into account whether or not such Warrant was in fact exercisable) at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Warrant divided by (y) the number of shares of Parent Common Stock deemed purchasable pursuant to such Warrant; provided, however, that the number of shares of Parent Common Stock that may be purchased upon exercise of any such Warrant shall not include any fractional share and, upon exercise of such Warrant, a cash payment shall be made for any fractional share based upon the Closing Price (as hereinafter defined) of a share of Parent Common Stock on the trading day immediately preceding the date of exercise.

       (iii) Parent shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Stock Options and Warrants in accordance with this Section 1.6(c). Within three Business Days after the Effective Time, Parent shall cause the Parent Common Stock subject to Stock Options to be registered under the Securities Act of 1933, as amended and the rules of the Securities and Exchange Commission (the "SEC") thereunder (the "Securities Act"), pursuant to a registration statement on Form S-8 (or any successor or other appropriate forms), and shall use its best efforts to cause the effectiveness of such registration statement (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as the Stock Options remain outstanding.

        (iv) The Company shall take such action as is necessary to cause the ending date of the then current offering period under its Employee Stock Purchase Plan (as such term is defined in Section 2.14 of the Company Disclosure Schedule) to be prior to the Effective Time and on such date as is determined in accordance with the terms of such plan (the "Final Purchase Date"); provided, that, such change in the offering period shall be conditioned upon the consummation of the Merger. On the Final Purchase Date, the Company shall apply the funds credited as of such date under such Employee Stock Purchase Plan within each participant's payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of such Employee Stock Purchase Plan.

        (v) Employees of the Company as of the Effective Time shall be permitted to participate in the Parent's Employee Stock Purchase Plan commencing on the first enrollment date of such plan following the Effective Time, subject to the eligibility provisions of such plan (with employees receiving credit, for purposes of such eligibility provisions, for service with the Company or Parent).

    (d) CAPITAL STOCK OF MERGER SUB. The one share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for 16,590,336 validly issued, fully paid and nonassessable shares of common stock, $0.01 par value, of the Surviving Corporation.

    (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

    (f) FRACTIONAL SHARES. No certificates or scrip representing less than one share of Parent Common Stock shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"). In lieu of any such fractional share, each holder of Shares who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange shall be paid upon such surrender cash (without interest) in an amount equal to such fraction multiplied by the Closing Price of Parent Common Stock on the date of the Effective Time.

    SECTION 1.7 EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. Parent shall cause to be supplied, to or for such bank or trust company as shall be mutually designated by the Company and Parent (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this Section 1.7, through the Exchange Agent, certificates evidencing the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding Shares and the cash to be paid in lieu of fractional shares.

    (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal

(which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c), and (C) cash in respect of fractional shares as provided in Section 1.6(f) (the shares of Parent Common Stock and cash being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, shares of Parent Common Stock, dividends, distributions and cash in respect of fractional shares may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends and, subject to Section 1.6(f), to evidence the ownership of the number of whole shares of Parent Common Stock, and cash in respect of fractional shares, into which such Shares shall have been converted pursuant to the provisions hereof.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock payable to stockholders of record as of a date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock they are entitled to receive pursuant to the provisions hereof until the holder of such Certificate shall surrender such Certificate pursuant to Section 1.7(b). Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions payable to stockholders of record as of a date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock.

    (d) TRANSFERS OF OWNERSHIP. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

    (e) NO LIABILITY. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (f) WITHHOLDING RIGHTS. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

    SECTION 1.8 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Common Stock thereafter on the records of the Company.

    SECTION 1.9 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    SECTION 1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

    SECTION 1.11 TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of section 368 of the Code, and (ii) subject to applicable accounting standards, qualify for accounting treatment as a pooling of interests. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    SECTION 1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

    SECTION 1.13 MATERIAL ADVERSE EFFECT. When used in connection with the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, the term "Material Adverse Effect" means any change, effect or circumstance that is or is reasonably likely to be materially adverse to the business, operations, assets (including intangible assets), condition (financial or otherwise), liabilities or results of operations of the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, in each case taken as a whole, other than such changes, effects or circumstances that affect generally providers of telecommunications services similar to the Company or Parent, as the case may be.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule delivered by the Company to Parent (the "Company Disclosure Schedule"):

    SECTION 2.1 CORPORATE ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased and to conduct its business as it is now being conducted. The Company is in good standing and duly qualified or licensed as a foreign corporation to do business in those jurisdictions listed in Section 2.1 of the Company Disclosure Schedule, such jurisdictions being the only jurisdictions in which the location of the property and assets owned, operated or leased by the Company or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. The Company has heretofore delivered to the Purchaser complete and correct copies of the Company's Certificate of Incorporation and Bylaws, as amended to and as in effect on the date hereof.

    SECTION 2.2 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"). As of the date hereof, 16,590,336 shares of Company Common Stock and no shares of Company Preferred Stock are issued and outstanding.

    (b) All outstanding shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable, and, except as set forth in the Company's Certificate of Incorporation, there are no preemptive or similar rights in respect of the Company Common Stock. All shares of Company Common Stock issuable upon the exercise of Stock Options and Warrants will, when issued in accordance therewith, be validly issued, fully paid and nonassessable. All outstanding shares of Company Common Stock issued since July 1, 1994 were issued in compliance in all material respects with all requirements of all applicable federal and state securities laws.

    (c) Section 2.2 of the Company Disclosure Schedule sets forth a complete and correct list of (i) all Stock Options, and (ii) all Warrants, indicating as to each holder thereof, the number of shares of Company Common Stock subject thereto and the exercisability, exercise price and termination date therefor.

    SECTION 2.3 SUBSIDIARIES. (a) Except for the Subsidiaries listed in Section 2.3(a) of the Company Disclosure Schedule, there are no entities 20% or more of whose outstanding voting securities or other equity interests are owned, directly or indirectly through one or more intermediaries, by the Company. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (which jurisdiction is indicated in Section 2.3(a) of the Company Disclosure Schedule) and has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased by such Subsidiary and to conduct its business as it is now being conducted. Each Subsidiary is in good standing and duly qualified or licensed as a foreign corporation to do business in each of the jurisdictions in which the location of the property and assets owned, operated or leased by such Subsidiary or the nature of the business conducted by such Subsidiary makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. The Company has heretofore delivered to Parent complete and correct copies of each of its Subsidiaries' certificate of incorporation and bylaws (or similar organizational document), in each case as amended to and as in effect on the date hereof.

    (b) Section 2.3 of the Company Disclosure Schedule sets forth the authorized capital stock of each Subsidiary of the Company, the number of outstanding shares of each class of such capital stock and the Company's (or, in the case of Subsidiaries indirectly owned by the Company, a specified Subsidiary's) ownership of each such class. The Company or such Subsidiary has good and valid title to all such shares free and clear of all mortgages, pledges, claims, liens, security interests or other restrictions or encumbrances of any kind or nature whatsoever ("Encumbrances"). All of the outstanding shares of capital stock of each Subsidiary of the Company are validly issued, fully paid and nonassessable, and there are no preemptive or similar rights in respect of any shares of capital stock of any Subsidiary, other than preemptive rights held solely by the Company. All of the outstanding shares of each Subsidiary of the Company were issued in compliance in all material respects with all requirements of all applicable federal and state securities laws. Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company owns any capital stock of or other equity interest of any kind or nature in any Person.

    SECTION 2.4 NO COMMITMENTS TO ISSUE CAPITAL STOCK. Except for the Stock Options and the Warrants and as set forth in Section 2.4 of the Company Disclosure Schedule, there are no outstanding options, warrants, calls, convertible securities or other rights, agreements, commitments or other instruments pursuant to which the Company or any of its Subsidiaries is or may become obligated to authorize, issue or transfer any shares of its capital stock or any other equity interest. Except as set forth in Section 2.4 of the Company Disclosure Schedule, there are no agreements or understandings in effect among any of the stockholders of the Company or any such Subsidiary or with any other Person and by which the Company or any such Subsidiary is bound with respect to the voting, transfer, disposition or registration under the Securities Act of any shares of capital stock of the Company or any of its Subsidiaries.

    SECTION 2.5 AUTHORIZATION; EXECUTION AND DELIVERY. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining any necessary stockholder approval of the Agreement, to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company, except that the Company's stockholders are required to approve and adopt this Agreement. This Agreement has been duly executed and delivered by the Company and, subject to such stockholder approval and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and similar laws affecting creditor's rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

    SECTION 2.6 GOVERNMENTAL APPROVALS AND FILINGS. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental or regulatory authority is required in order (a) to permit the Company to consummate the Merger or perform its obligations under this Agreement, or (b) to prevent the termination of, or materially and adversely affect, any governmental right, privilege, authority, franchise, license, permit or certificate of the Company or any of its Subsidiaries to provide its services or carry on its business ("Governmental Licenses"), or to prevent any material loss or disadvantage to the Company's business, by reason of the Merger, except for (i) filing and recording of the Certificate of Merger as required by the DGCL, (ii) filings and other required submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) such other consents, authorizations, filing, approvals and registrations (other than Governmental Licenses relating to the provision of telecommunication services) which if not made or obtained would not reasonably be expected to have a Material Adverse Effect, and (iv) as set forth in Section 2.6 of the Company Disclosure Schedule.

    SECTION 2.7 NO CONFLICT. Subject to compliance with the Governmental Licenses described in Section 2.6 of the Company Disclosure Schedule and obtaining the other consents and waivers that are set forth and described in
Section 2.7 of the Company Disclosure Schedule (the "Private Consents"), neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will
(i) conflict with, or result in a breach or violation of, any provision of the certificate of incorporation (or similar organizational document) or bylaws of the Company or any of its Subsidiaries; (ii) conflict with, result in a breach or violation of, give rise to a default, or result in the acceleration of performance, or permit the acceleration or performance, under (whether or not after the giving of notice or lapse of time or both) any Encumbrance, note, bond, indenture, guaranty, lease, license, agreement or other instrument, writ, injunction, order, judgment or decree to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject; (iii) give rise to a declaration or imposition of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries; or (iv) impair the Company's business or adversely affect any Governmental License necessary to enable the Company and its Subsidiaries to carry on their business as presently conducted, except, in the case of clauses (ii), (iii) or (iv), for any conflict, breach, violation, default, acceleration, declaration, imposition or impairment that would not reasonably be expected to have a Material Adverse Effect.

    SECTION 2.8 SEC FILINGS. (a) The Company has filed all forms, reports and documents required to be filed with the SEC since October 1, 1993 and has made available to Parent (i) its Annual Reports on Form 10-K for the fiscal years ended September 30, 1994, 1995 and 1996; (ii) its Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 1996, March 31, 1997 and June 30, 1997; (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since October 1, 1993; (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above or on Form 8-K filed before October 1, 1996) filed by the Company with the SEC since October 1, 1993; and (v) all amendments, supplements, exhibits and documents incorporated by reference to all such reports and registration statements filed by the Company with the SEC (collectively, the "Company SEC Reports"). Except as disclosed in Section 2.8 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared in accordance, and complied as of their respective dates in all material respects, with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended and the SEC's rules thereunder (the "Exchange Act"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has filed with the SEC as exhibits to the Company SEC Reports all agreements, contracts and other documents or instruments required to be so filed, and such exhibits are correct and complete copies of such agreements, contracts and other documents or instruments. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    SECTION 2.9 FINANCIAL STATEMENTS; ABSENCE OF UNDISCLOSED LIABILITIES; RECEIVABLES. (a) The Company has heretofore delivered to Parent complete and correct copies of the following financial statements (the "Company Financial Statements"), all of which have been prepared from the books and records of the Company and its Subsidiaries in accordance with generally accepted accounting principles ("GAAP") consistently applied and maintained throughout the periods indicated (except as may be indicated in the notes thereto and except that the unaudited Company Financial Statements may not include all notes thereto required by GAAP) and fairly present in all material respects the financial condition of the Company and its Subsidiaries at their respective dates and the results of their operations and cash flows for the periods covered thereby, except that unaudited interim results were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount:


    (i) consolidated balance sheets at September 30, 1995 and September 30, 1996 and audited consolidated statements of income, cash flows and stockholders' equity of the Company and its Subsidiaries for the fiscal years then ended, audited by Arthur Andersen LLP, independent certified public accountants; and



    (ii) consolidated balance sheet (the "Company Interim Balance Sheet") of the Company and its Subsidiaries at June 30, 1997 (the "Company Interim Balance Sheet Date") and consolidated statements of income and cash flows for the three and nine months then ended.


    Such statements of income do not contain any material item of special or nonrecurring revenue or income or any material item of revenue or income not earned in the ordinary course of business, except as expressly specified therein.

    (b) Except as and to the extent reflected or reserved against on the Company Interim Balance Sheet, and except for liabilities which will not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries had, as of the Company Interim Balance Sheet Date, any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required as of such date to have been included on a balance sheet prepared in accordance with GAAP. Since the Company Interim Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred or suffered to exist any liability, debt or obligation (whether absolute, accrued, contingent or otherwise), except liabilities, debt and obligations incurred in the ordinary course of business, consistent with past practice, none of which will have a Material Adverse Effect.

    (c) All receivables of the Company and its Subsidiaries (including accounts receivable, loans receivable and advances) which are reflected in the Company Interim Balance Sheet, and all such receivables which have arisen thereafter and prior to the Effective Time, have arisen or will have arisen only from bona fide transactions in the ordinary course of business, the carrying value of such receivables approximate their fair market values, and adequate reserves for the Company's receivables have been established in accordance with prior practice and GAAP.

    SECTION 2.10 CERTAIN OTHER FINANCIAL REPRESENTATIONS. (a) Except as set forth in Section 2.10(a) of the Company Disclosure Schedule, the Company has not since October 1, 1996 provided any material special promotions, discounts or other incentives to its employees, agents, distributors or customers in connection with the solicitation of new orders for service provided by the Company or any Subsidiary, nor has any customer pre-paid any material amount for services to be provided by the Company or any Subsidiary in the future, except in connection with the purchasing of debit cards.

    (b) To the Company's Knowledge, the Company and its Subsidiaries have paid or fully provided for all access charges properly payable to local exchange carriers for access facilities and have properly reported its percentage of interstate use ("PIU") to such carriers, except where the failure to do so would not result in a material liability of the Company or its Subsidiaries. As of the date hereof, to the Company's Knowledge, the Company and its Subsidiaries do not have, and at the Closing the Company and its Subsidiaries will not have, any material liability on account of PIU.

    SECTION 2.11 ABSENCE OF CHANGES. Except as set forth in Section 2.11 of the Company Disclosure Schedule or the Company SEC Reports, since October 1, 1996 the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and neither the Company nor any of its Subsidiaries has:

    (a) other than certain of the Stock Options and Warrants as set forth in
Section 2.4 or 2.11 of the Company Disclosure Schedule, issued or sold or authorized for issuance or sale, or granted any options or made other agreements of the type referred to in Section 2.4 with respect to, any shares of its capital stock or any other of its securities, or altered any term of any of its outstanding securities or made any change in its outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise or redeemed, purchased or otherwise acquired any of its or its parent's capital stock; provided, however, the Company contemplates effecting the conversions set forth in Section 1.6;

    (b) terminated or received any notice of termination of any material contract, lease, license or other agreement or any Governmental License, or suffered any damage, destruction or loss (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect;

    (c) made any change in the rate of compensation, commission, bonus or other remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any director or officer, or any material such change to any employee of the Company or any of its Subsidiaries, except in any case in the ordinary course of business consistent with prior practice or as required in accordance with the agreements described in Section 2.13(b), or plans disclosed in Section 2.14(a) of the Company Disclosure Schedule that were in effect as of October 1, 1996;

    (d) made any increase in or commitment to increase any employee benefits, adopted or made any commitment to adopt any additional employee benefit plan or made any contribution, other than regularly scheduled contributions, to any Employee Benefit Plan, as defined in Section 2.14(a);

    (e) changed any accounting practices, policies or procedures utilized in the preparation of the Company Financial Statements, except as required by GAAP, the SEC, the Financial Accounting Standards Board or as otherwise set forth in the Company SEC Reports;

    (f) suffered any change, event or condition that, in any case or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect; or

    (g) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (f) of this Section 2.11.

    SECTION 2.12 TAX MATTERS. (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the Internal Revenue Service (the "IRS") or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns, including returns required in connection with any Employee Benefit Plan (as defined in Section 2.14(a)).

    (b) The Company on behalf of itself and all of its Subsidiaries hereby represents that, other than as disclosed in Section 2.12(b) of the Company Disclosure Schedule or the Company SEC Reports: The Company and its Subsidiaries have timely filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them. All such Tax Returns are complete and correct in all material respects (except to the extent a reserve has been established as reflected in the Company Interim Balance Sheet). The Company and its Subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required), and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves unless the failure to do so would not have a Material Adverse Effect. Except as does not involve or would not result in liability to the Company or any of its Subsidiaries that would have a Material Adverse Effect, (i) there are no tax liens on any assets of the Company or any of its Subsidiaries; (ii) neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) no unpaid (or unreserved) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to the Company or any of its Subsidiaries; (iv) there are no pending or, to the Company's Knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of the Company or any of its Subsidiaries; and (v) neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any currently unfiled Tax Returns. The accruals and reserves for Taxes (including deferred taxes) reflected in the Company Interim Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with GAAP.

    (c) The Company on behalf of itself and all its Subsidiaries hereby represents that, other than as disclosed in Section 2.12(c) of the Company Disclosure Schedule or the Company SEC Reports, and other than with respect to items the inaccuracy of which would not have a Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the transactions contemplated hereunder; (ii) neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code; (iii) neither the Company nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than the Company and its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries is liable for Taxes of any Person other than the Company and its Subsidiaries, or currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by the Company or any of its Subsidiaries with respect to Taxes; (v) except entities the beneficial ownership of which is wholly owned by the Company and/or its Subsidiaries, neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes; (vi) neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code; (vii) the prices for any property or services (or for the use of property) provided by the Company or any of its Subsidiaries to any other Subsidiary or to the Company have been arm's length prices determined using a method permitted by the Treasury Regulations under section 482 of the Code; (viii) neither the Company nor any of its Subsidiaries is a "consenting corporation" under section 341(f) of the Code or any corresponding provision of state, local or foreign law; (ix) neither the Company nor any of its Subsidiaries has made an election or is required to treat any of its assets as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code (or any corresponding provision of state, local or foreign law); and (x) the Company is not an investment company within the meaning of section 368(a)(2)(F)(iii) of the Code.

    SECTION 2.13 RELATIONS WITH EMPLOYEES AND SALES AGENTS. (a) Except as set forth in Section 2.13(a) of the Company Disclosure Schedule:

        (i) No collective bargaining agreement with respect to the business of the Company or any of its Subsidiaries is currently in effect or being negotiated. Neither the Company nor any of its Subsidiaries has any obligation to negotiate any such collective bargaining agreement.

        (ii) There are no strikes or work stoppages pending or, to the Company's Knowledge, threatened with respect to the employees of the Company or any of its Subsidiaries, nor has any such strike or work stoppage occurred or, to the Company's Knowledge, been threatened since October 1, 1994. There is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the Company's Knowledge, no question concerning representation has been raised or threatened since October 1, 1994 respecting the employees of the Company or any of its Subsidiaries.

        (iii) To the Company's Knowledge, no charges with respect to or relating to the business of the Company or any its Subsidiaries are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which would reasonably be expected to have a Material Adverse Effect.

    (b) Section 2.13(b) of the Company Disclosure Schedule contains a complete and correct list of all material current employment, management or other consulting agreements with any Persons employed or retained by the Company or any of its Subsidiaries (including independent consultants and commission agents), complete and correct copies of which have been delivered to Parent, except that, with respect to agreements with commission agents, complete and correct copies of all forms of agreements used by the Company have been delivered to Parent. All of the Company's agreements with commission agents are substantially similar to such forms of agreements.

    SECTION 2.14 BENEFIT PLANS. (a) Section 2.14(a) of the Company Disclosure Schedule sets forth with respect to all current employees a full and complete list of all executive compensation, deferred compensation, stock ownership, stock purchase, stock option, restricted stock, performance share, bonus and other incentive plans, pension, profit sharing, savings, thrift or retirement plans, employee stock ownership plans, life, health, dental and disability plans, vacation, severance pay, sick leave, dependent care, cafeteria and tuition reimbursement plans, and any other "employee benefit plans" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries may have any liability or obligation (direct, indirect, contingent or otherwise) to any employee, former employee, director or former director (or any of their dependents or beneficiaries) of the Company or any of its Subsidiaries or to any governmental entity (individually, an "Employee Benefit Plan" and collectively, the "Employee Benefit Plans"). There have been delivered to Parent or its counsel complete and correct copies of all written Employee Benefit Plans.


    (b) No Employee Benefit Plan is a "defined benefit plan" within the meaning of section 3(35) of ERISA to which ERISA applies and neither the Company nor any of its Subsidiaries has any liability with respect to any such plan. Neither the Company nor any of its Subsidiaries has ever contributed to, or withdrawn in a complete or partial withdrawal from, any multiemployer plan (within the meaning of Subtitle E of Title IV of ERISA) or incurred contingent liability under section 4204 of ERISA. No Employee Benefit Plan provides for medical or health benefits (through insurance or otherwise) to individuals other than current employees of the Company or any of its Subsidiaries (or spouses and dependents of such employees), except to the extent necessary to comply with "Applicable Benefits Law" (including section 4980B of the Code). "Applicable Benefits Law" refers to the legal requirements imposed upon employee benefit plans by the United States or any political subdivision thereof (including COBRA and any requirements enforced by the IRS with respect to employee benefit plans intended to confer tax benefits on the Company, any of its Subsidiaries, any of their respective employees, or any trust maintained in connection with such Employee Benefit Plan).


    (c) Each Employee Benefit Plan (and each related trust, insurance contract and fund) is in compliance in all material respects in form and in operation with all applicable requirements of Applicable Benefits Law (including ERISA and the Code), and is being administered in all material respects in accordance with all relevant plan documents to the extent consistent with Applicable Benefits Law. There has been no prohibited transaction with respect to any Employee Benefit Plan which would result in the imposition of any material unpaid excise tax. To the Company's Knowledge, no Employee Benefit Plan is under investigation or audit by the Department of Labor or Internal Revenue Service other than as part of a routine tax audit of the Company. There are no legal actions or suits pending or, to the Company's Knowledge, threatened against or with respect to any Employee Benefit Plan or the assets of any such Employee Benefit Plan or against any fiduciary of any such Employee Benefit Plan and the Company has no Knowledge of any facts that could give rise to any such actions. There has been full compliance in all material respects with the notice and continuation requirements of section 4980B of the Code applicable to any Employee Benefit Plan.

    (d) Except to the extent set forth in Section 2.14(d) of the Company Disclosure Schedule, no provision of any Employee Benefit Plan becomes effective in the event of a change in control of the employer maintaining such Employee Benefit Plan; neither the Company nor any of its Subsidiaries has agreed to the creation of any new employee benefit plan or, with respect to any existing Employee Benefit Plan, any increase in benefits or change in employee coverage which would materially increase the expense of maintaining such Employee Benefit Plan; no provision of any Employee Benefit Plan prohibits the employer maintaining it from amending or terminating such Employee Benefit Plan at any time and to the fullest extent that law permits. Except to the extent set forth in Section 2.14(d) of the Company Disclosure Schedule, the consummation of the Merger or any other transaction contemplated by this Agreement, in and of itself, will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable under any Employee Benefit Plan in respect of any employee of the Company or any of its Subsidiaries; and no employee or former employee of the Company or any of its Subsidiaries will be entitled to any severance benefits under the terms of any Employee Benefit Plan solely by reason of the consummation of the Merger or any other transaction contemplated by this Agreement.

    (e) At no time since the organization of the Company or any of its Subsidiaries has any entity (other than the Company, any such Subsidiary or Billing Information Concepts Corp., or any Subsidiary of Billing Information Concepts Corp.) been an "ERISA affiliate" of the Company, any such Subsidiary, or both. "ERISA affiliate" means any trade or business, whether or not incorporated, which together with the Company or any such Subsidiary, is or was at any time during such period treated as a "single employer" within the meaning of section 414(b), (c), (m) or (o) of the Code or a part of the same "controlled group" as the Company or any such Subsidiary within the meaning of section 4001 of ERISA. The aggregate number of leased employees (within the meaning of section 414(n) or (o) of the Code) of the Company and its Subsidiaries does not exceed 10% of the aggregate number of employees of the Company and its Subsidiaries.

    (f) All actions required to be taken on behalf of any Employee Benefit Plan that is a stockholder of the Company, in order to effectuate the Merger or the other transactions contemplated by this Agreement, shall have been duly authorized by the appropriate fiduciaries of such Employee Benefit Plan, and shall comply with the terms of such Employee Benefit Plan, ERISA and other applicable laws.

    SECTION 2.15 TITLE TO PROPERTIES. Except as set forth in the Company SEC Reports or Section 2.15 of the Company Disclosure Schedule, the Company and each of its Subsidiaries have good and indefeasible title to all of their properties and assets, free and clear of all Encumbrances, except liens for taxes not yet due and payable and such Encumbrances or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not reasonably be expected to have a Material Adverse Effect, and except for Encumbrances which secure indebtedness reflected in the Company Interim Balance Sheet.

    SECTION 2.16 COMPLIANCE WITH LAWS; LEGAL PROCEEDINGS. (a) Neither the Company nor any of its Subsidiaries is in violation of, or in default with respect to, any applicable statute, regulation, ordinance, writ, injunction, order, judgment, decree or any Governmental License which violation or default would reasonably be expected to have a Material Adverse Effect.

    (b) Except as set forth in the Company SEC Reports or Section 2.16(b) of the Company Disclosure Schedule, there is no order, writ, injunction, judgment or decree outstanding and no legal, administrative, arbitration or other governmental proceeding or investigation pending or, to the Company's Knowledge, threatened, and there are no claims (including unasserted claims of which the Company has Knowledge) against or relating to the Company or any of its Subsidiaries or any of their respective properties, assets or businesses that would reasonably be expected to have a Material Adverse Effect.

    SECTION 2.17 BROKERS. Except for ABN AMRO Chicago Corporation ("AACC"), no broker, finder or investment advisor acted directly or indirectly as such for the Company, any Subsidiary of the Company or, to the Company's Knowledge, any stockholder of the Company in connection with this Agreement or the Merger, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of the Company, any Subsidiary of the Company or, to the Company's Knowledge, any stockholder of the Company. The Company has heretofore furnished to Parent a complete and correct copy of the agreement between AACC and the Company pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

    SECTION 2.18 INTELLECTUAL PROPERTY. (a) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used in the business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.

    (b) Except as disclosed in Section 2.18(b) of the Company Disclosure Schedule or the Company SEC Reports or as would not reasonably be expected to have a Material Adverse Effect: (i) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any patents, trademarks, service marks or copyrights owned by others ("Company Third-Party Intellectual Property Rights"); (ii) No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by the Company or any of its Subsidiaries (the "Company Intellectual Property Rights"), any trade secret material to the Company, or Company Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of Company Third Party Intellectual Property Rights by or through the Company or any of its Subsidiaries, are currently pending or, to the Company's Knowledge, have been threatened by any Person; or (iii) The Company has no Knowledge of any valid grounds for any bona fide claims (1) to the effect that the sale, licensing or use of any product or service as now sold, licensed or used, or proposed for sale, license or use, by the Company or any of its Subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (2) against the use by the Company or any of its Subsidiaries, of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted; (3) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property Rights or other trade secret material to the Company; or (4) challenging the license or legally enforceable right to use of Company Third Party Intellectual Rights by the Company or any of its Subsidiaries.

    (c) To the Company's Knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

    SECTION 2.19 INSURANCE. The Company has heretofore provided Parent with true, complete and correct copies of all material fire and casualty, general liability, business interruption, product liability and other insurance policies maintained by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries has, since October 1, 1994, been denied or had revoked or rescinded any policy of insurance.

    SECTION 2.20 CONTRACTS; ETC. (a) Set forth in Section 2.20 of the Company Disclosure Schedule is a complete and correct list of each of the following agreements, leases and other instruments to which the

Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries or their respective properties or assets are bound:

        (i) each service or other similar type of agreement under which services are provided by any other Person to the Company or any of its Subsidiaries which provides for a material change in the cost to the Company or its Subsidiaries of such services or the type thereof as a result of the transactions contemplated hereunder;

        (ii) each operating lease (as lessor, lessee, sublessor or sublessee) of any real or tangible personal property or assets that is material to the Company and its Subsidiaries taken as a whole which provides for a material change in the payments made or received by the Company or its Subsidiaries, as the case may be, as a result of the transactions contemplated hereunder;

        (iii) each agreement under which services are provided by the Company or any of its Subsidiaries to any material customer which provides for a material decrease in the fees charged to such customer or a material increase in the type or kind of services to be provided by the Company or its Subsidiaries without a corresponding and appropriate increase in the payments to be received by the Company or its Subsidiaries, as the case may be, as a result of the transactions contemplated hereunder;

        (iv) any other material agreement, lease and other instrument to which the Company or any of its Subsidiaries are a party or by which they are bound, which provides for a material change in the terms thereof as a result of the transactions contemplated hereunder;

        (v) each agreement (including capital leases) under which any money has been or may be borrowed or loaned (other than loans to customers made in the ordinary course of business consistent with past practice) or any note, bond, indenture or other evidence of indebtedness (other than trade payables) has been issued or assumed (other than those under which there remain no ongoing obligations of the Company or any of its Subsidiaries), and each guaranty of any evidence of indebtedness or other obligation, or of the net worth, of any Person (other than endorsements for the purpose of collection in the ordinary course of business); and

        (vi) any agreement or other undertaking that restricts, in any material respect, the Company or any of its Subsidiaries from providing any telecommunications services, engaging in any telecommunications business in any territory or hiring any employees.

    A complete and correct copy of each written agreement, lease or other type of document required to be disclosed pursuant to this Section 2.20(a) has been delivered to Parent.

    (b) Each agreement, lease or other type of document required to be filed as an exhibit to the Company's SEC Reports to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound, except for those contracts, the loss of which would not reasonably be expected to have a Material Adverse Effect (collectively, the "Company Contracts"), is valid, binding and in full force and effect and is enforceable by the Company or such Subsidiary in accordance with its terms. Neither the Company nor any such Subsidiary is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Company Contracts, and, to the Company's Knowledge, no other party to any of the Company Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Company Contracts, where such breach or default would reasonably be expected to have a Material Adverse Effect. No existing or completed agreement to which the Company or any of its Subsidiaries is a party is subject to renegotiation with any governmental body.

    SECTION 2.21 PERMITS, AUTHORIZATIONS, ETC. All Governmental Licenses and each other material approval, authorization, consent, license, certificate of public convenience, order or other permit of all governmental agencies, whether federal, state, local or foreign, necessary to enable the Company and its Subsidiaries to own, operate and lease their properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on their business as presently provided and conducted (collectively, the "Company Permits") or required to permit the continued conduct of such business following the Merger in the manner conducted on the date of this Agreement are valid and in good standing with the issuing agencies and not subject to any proceedings for suspension, modification or revocation, except for such Company Permits which would not reasonably be expected to have a Material Adverse Effect.

    SECTION 2.22 ENVIRONMENTAL MATTERS. (a) For purposes of this Agreement, the capitalized terms defined below shall have the meanings ascribed to them below.

    (i) "Environmental Law(s)" means all federal, state or local law (including common law), statute, ordinance, rule, regulation, code, or other requirement relating to the environment, natural resources, or public or employee health and safety and includes, but is not limited to the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., The Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes and any applicable transfer statutes.

    (ii) "Environmental Permits" means all approvals, authorizations, consents, permits, licenses, registrations and certificates required by any applicable Environmental Law.

    (iii) "Hazardous Substance(s)" means, without limitation, any flammable explosives, radioactive materials, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including but not limited to waste petroleum and petroleum products), methane, hazardous materials, hazardous wastes, pollutants, contaminants and hazardous or toxic substances, as defined in or regulated under any applicable Environmental Laws.

    (iv) "Release" means any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the Environment.

    (b) The Company and each Subsidiary of the Company has obtained all Environmental Permits that are required for the lawful operation of its business except for such Environmental Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries (i) are in compliance with all terms and conditions of their Environmental Permits and of any applicable Environmental Law, except for such failure to be in compliance that would not reasonably be expected to have Material Adverse Effect, and (ii) have not received written notice of any material violation by or material claim against the Company or any such Subsidiary under any Environmental Law.

    (c) There have been no Releases, or threatened Releases of any Hazardous Substances into, on or under any of the properties owned or operated (or formerly owned or operated) by the Company or any such Subsidiary, in any case in such a way as to create any liability (including the costs of investigation and remediation) under any applicable Environmental Law that would reasonably be expected to have a Material Adverse Effect.

    (d) Neither the Company nor any of its Subsidiaries has been identified as a potentially responsible party at any federal or state National Priority List ("Superfund") site.

    SECTION 2.23 COMPANY ACQUISITIONS. Section 2.23 of the Company Disclosure Schedule hereto contains a complete and correct list of all agreements ("Acquisition Agreements") executed by the Company or any of its Subsidiaries since October 1, 1996 pursuant to which the Company or any of its

Subsidiaries has acquired or agreed to acquire all or any part of the stock or assets (including any customer list) of any Person. A complete and correct copy of each of the Acquisition Agreements has been delivered to Parent. Neither the Company nor any such Subsidiary has any further material obligation or liability under any of the Acquisition Agreements or as a result of the transactions provided for therein, except as described in reasonable detail in Section 2.23 of the Company Disclosure Schedule.

    SECTION 2.24 BOOKS AND RECORDS. All accounts, books, ledgers and official and other records prepared and kept by the Company and its Subsidiaries have been kept and completed in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein.

    SECTION 2.25  INTERESTED PARTY TRANSACTIONS.  Except as set forth in Section
2.25 of the Company Disclosure Schedule or the Company SEC Reports, since October 1, 1996 no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

    SECTION 2.26 OPINION OF FINANCIAL ADVISOR. The Company has been advised by its financial advisor, AACC, to the effect that in its opinion, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Shares.

    SECTION 2.27 POOLING MATTERS. The Company has provided to the Company's independent accountants all information concerning actions taken or agreed to be taken by the Company or any of its Affiliates on or before the date of this Agreement that could reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. The Company has provided to Parent a letter from the Company's independent public accountants to the effect that, after review, such accountants know of no reason relating to the Company that should prevent the Parent from accounting for the Merger as a pooling of interests.

    SECTION 2.28 REGISTRATION STATEMENT; JOINT PROXY STATEMENT/PROSPECTUS. The information supplied by the Company with respect to the Company and its Subsidiaries and their respective officers, directors, stockholders and other Affiliates (collectively, the "Company Information") for inclusion in the Registration Statement (as defined in Section 3.23) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company Information supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the "Company Stockholders Meeting") and, if required, to the stockholders of the Parent in connection with the meeting of the stockholders of the Parent (the "Parent Stockholders Meeting" and, together with the Company Stockholders Meeting, the "Stockholders Meetings") to consider the Parent Common Stock Issuance (as defined in Section 5.3) (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "Joint Proxy Statement/Prospectus") will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Stockholders Meetings, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or its Subsidiaries or any of their respective officers, directors, stockholders or other Affiliates should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/ Prospectus, the Company shall promptly inform Parent. The Joint Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act and the Exchange Act.

Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Joint Proxy Statement/ Prospectus.

                                  ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF
                             PARENT AND MERGER SUB

    Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered by Parent to the Company (the "Parent Disclosure Schedule"):

    SECTION 3.1 CORPORATE ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased and to conduct its business as it is now being conducted. Parent is in good standing and duly qualified or licensed as a foreign corporation to do business in those jurisdictions in which the location of the property and assets owned, operated or leased by Parent or the nature of the business conducted by Parent makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. Parent has heretofore delivered to the Company complete and correct copies of Parent's Certificate of Incorporation and Bylaws, as amended to and as in effect on the date hereof.

    SECTION 3.2 CAPITALIZATION. (a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 15,000,000 shares of preferred stock, par value $0.01 per share ("Parent Preferred Stock"). As of the date hereof, 78,554,214 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding.

    (b) All outstanding shares of Parent Common Stock are validly issued and outstanding, fully paid and nonassessable, and, except as set forth in Parent's Certificate of Incorporation, there are no preemptive or similar rights in respect of Parent Common Stock. All outstanding shares of Parent Common Stock issued since July 1, 1994 were issued in compliance in all material respects with all requirements of all applicable federal and state securities laws.

    SECTION 3.3 SUBSIDIARIES. (a) The Subsidiaries of Parent listed in the exhibits to Parent's SEC Reports (as defined in Section 3.8) constitute the only material Subsidiaries of Parent. Each Subsidiary of Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, operate and lease its properties and assets as and where the same are owned, operated or leased by such Subsidiary and to conduct its business as it is now being conducted. Each such Subsidiary is in good standing and duly qualified or licensed as a foreign corporation to do business in each of the jurisdictions in which the location of the property and assets owned, operated or leased by such Subsidiary or the nature of the business conducted by such Subsidiary makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

    (b) Parent or a Subsidiary of Parent has good and valid title to all shares of each such Subsidiary owned by Parent or another Subsidiary of Parent, free and clear of all Encumbrances. All of the outstanding shares of capital stock of each Subsidiary of Parent are validly issued, fully paid and nonassessable, and there are no preemptive or similar rights in respect of any shares of capital stock of any such Subsidiary. All of the outstanding shares of each Subsidiary of Parent were issued in compliance with all requirements of all applicable federal and state securities laws. Except as set forth in Section 3.3(b) of the Parent Disclosure Schedule, neither the Parent nor any Subsidiary of the Parent owns any capital stock of or other equity interest of any kind or nature in any Person.

    SECTION 3.4 NO COMMITMENTS TO ISSUE CAPITAL STOCK. Other than pursuant to this Agreement and except for the stock options and warrants set forth in
Section 3.4 of the Parent Disclosure Schedule and in this Agreement, there are no outstanding options, warrants, calls, convertible securities or other rights, agreements, commitments or other instruments pursuant to which Parent or any of its Subsidiaries is or may become obligated to authorize, issue or transfer any shares of its capital stock or any other equity interest.

    SECTION 3.5 AUTHORIZATION; EXECUTION AND DELIVERY. Parent and Merger Sub each has all requisite corporate power and authority to execute and deliver and, subject to obtaining any necessary stockholder approval with respect to the transactions contemplated hereunder, perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent or Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub, except that the stockholders' of Parent may be required to approve the Parent Common Stock Issuance. This Agreement has been duly executed and delivered by Parent and Merger Sub and, subject to such stockholder approval and assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy laws and similar laws affecting creditor's rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The shares of Parent Common Stock to be issued as part of the Merger Consideration and upon the exercise of the Stock Options and Warrants have been duly reserved and authorized for issuance upon consummation of the Merger, and when issued pursuant to and in accordance with this Agreement or such Stock Option or Warrants will be duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock.

    SECTION 3.6 GOVERNMENTAL APPROVALS AND FILINGS. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing or registration with, any governmental or regulatory authority is required in order (a) to permit Parent or Merger Sub to consummate the Merger or perform its obligations under this Agreement, or (b) to prevent the termination of, or materially and adversely affect, any Governmental License of Parent or any of its Subsidiaries to provide its services or carry on its business, or to prevent any material loss or disadvantage to Parent's business, by reason of the Merger, except for (i) filing and recording of the Certificate of Merger as required by the DGCL, (ii) filings and other required submissions under the HSR Act, (iii) such other consents, authorizations, filing, approvals and registrations which if not made would not reasonably be expected to have a Material Adverse Effect, and (iv) as set forth in Section 3.6 of the Parent Disclosure Schedule.

    SECTION 3.7 NO CONFLICT. Subject to compliance with any Governmental Licenses described in Section 3.6 of the Parent Disclosure Schedule and obtaining the consents and waivers that are set forth and described in Section
3.7 of the Parent Disclosure Schedule (the "Private Consents"), neither the execution, delivery and performance of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, will (i) conflict with, or result in a breach or violation of, any provision of the certificate of incorporation (or similar organizational document) or bylaws of Parent or any of its Subsidiaries; (ii) conflict with, result in a breach or violation of, give rise to a default, or result in the acceleration of performance, or permit the acceleration or performance, under (whether or not after the giving of notice or lapse of time or both) any Encumbrance, note, bond, indenture, guaranty, lease, license, agreement or other instrument, writ, injunction, order, judgment or decree to which Parent or any of its Subsidiaries or any of their respective properties or assets is subject;
(iii) give rise to a declaration or imposition of any Encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries; or (iv) impair Parent's business or adversely affect any Governmental License necessary to enable Parent and its Subsidiaries to carry on their business as presently conducted, except, in the cases of clauses (ii), (iii) or (iv), for any conflict, breach, violation, default, acceleration, declaration, imposition or impairment that would not reasonably be expected to have a Material Adverse Effect.

    SECTION 3.8 SEC FILINGS. (a) The Parent has filed all forms, reports and documents required to be filed with the SEC since January 1, 1994 and has made available to the Company (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, 1995 and 1996; (ii) its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997 and June 30, 1997; (iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 1994; (iv) all other reports or registration statements (other than Reports on Form 10-Q not referred to in clause (ii) above or on Form 8-K filed before January 1, 1997) filed by Parent with the SEC since January 1, 1994; and (v) all amendments, supplements, exhibits and documents incorporated therein by reference to all such reports and registration statements filed by Parent with the SEC (collectively, the "Parent SEC Reports"). Except as disclosed in Section 3.8 of the Parent Disclosure Schedule, the Parent SEC Reports (i) were prepared in accordance, and complied as of their respective dates in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Parent has filed with the SEC as exhibits to the Parent SEC Reports all agreements, contracts and other documents or instruments required to be so filed, and such exhibits are correct and complete copies of such agreements, contracts and other documents or instruments. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    SECTION 3.9 FINANCIAL STATEMENTS; ABSENCE OF UNDISCLOSED LIABILITIES; RECEIVABLES. (a) Parent has heretofore delivered to the Company complete and correct copies of the following financial statements (collectively, the "Parent Financial Statements"), all of which have been prepared from the books and records of Parent and its Subsidiaries in accordance with GAAP consistently applied and maintained throughout the periods indicated (except as may be indicated in the notes thereto and except that the unaudited Parent Financial Statements may not include all notes thereto required by GAAP) and fairly present in all material respects the financial condition of Parent and its Subsidiaries as at their respective dates and the results of their operations and cash flows for the periods covered thereby, except that unaudited interim results were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount:

    (i) audited consolidated balance sheets at December 31, 1995 and December 31, 1996 and audited consolidated statements of income, cash flows and stockholders' equity of Parent and its Subsidiaries for the fiscal years then ended, audited by Arthur Andersen LLP, independent certified public accountants; and

    (ii) unaudited consolidated balance sheet (the "Parent Interim Balance Sheet") of Parent and its Subsidiaries as at June 30, 1997 (the "Parent Interim Balance Sheet Date") and consolidated statements of income and cash flows for the three and six months then ended.

    Such statements of income do not contain any material item of special or nonrecurring revenue or income or any material item of revenue or income not earned in the ordinary course of business, except as expressly specified therein.

    (b) Except as and to the extent reflected or reserved against on the Parent Interim Balance Sheet, and except for liabilities which will not have a Material Adverse Effect, neither Parent nor any of its Subsidiaries had, as of the Parent Interim Balance Sheet Date, any liabilities, debts or obligations (whether absolute, accrued, contingent or otherwise) of any nature that would be required as of such date to have been included on a balance sheet prepared in accordance with GAAP. Since the Parent Interim Balance

Sheet Date, neither Parent nor any of its Subsidiaries has incurred or suffered to exist any liability, debt or obligation (whether absolute, accrued, contingent or otherwise), except liabilities, debt and obligations incurred in the ordinary course of business, consistent with past practice, none of which will have a Material Adverse Effect.

    (c) Except as set forth in Section 3.9 of the Parent Disclosure Schedule, all receivables of the Parent and its Subsidiaries (including accounts receivable, loans receivable and advances) which are reflected in the Parent Interim Balance Sheet, and all such receivables which have arisen thereafter and prior to the Effective Time, have arisen or will have arisen only from bona fide transactions in the ordinary course of business, the carrying value of such receivables approximate their fair market values and adequate reserves for Parent's receivables have been established in accordance with prior practice and GAAP.

    SECTION 3.10 ABSENCE OF CHANGES. Except as set forth in Section 3.10 of the Parent Disclosure Schedule or the Parent SEC Reports, since January 1, 1997, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course, and neither Parent nor any of its Subsidiaries has:

    (a) terminated or received any notice of termination of any material contract, lease, license or other agreement or any Governmental License, or suffered any damage, destruction or loss (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect;

    (b) changed any accounting practices, policies or procedures utilized in the preparation of the Parent Financial Statements, except as required by GAAP, the SEC, the Financial Accounting Standards Board or as otherwise set forth in the Parent SEC Reports;

    (c) suffered any change, event or condition that, in any case or in the aggregate, has had or is reasonably likely to result in a Material Adverse Effect; or

    (d) entered into any agreement or made any commitment to take any of the types of action described in subparagraphs (a) through (c) of this Section 3.10.

    SECTION 3.11 TAX MATTERS. (a) Parent on behalf of itself and all of its Subsidiaries hereby represents that, other than as disclosed in Section 3.11(a) of the Parent Disclosure Schedule or the Parent SEC Reports, Parent and its Subsidiaries have timely filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them. All such Tax Returns are complete and correct in all material respects (except to the extent a reserve has been established as reflected in the Parent Interim Balance Sheet). Parent and its Subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the periods or transactions covered by such Tax Returns and have paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required), and there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which Parent is maintaining reserves unless the failure to do so would not have a Material Adverse Effect. Except as does not involve or would not result in liability to Parent or any of its Subsidiaries that would have a Material Adverse Effect, (i) there are no tax liens on any assets of Parent or any of its Subsidiaries; (ii) neither Parent nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (iii) no unpaid (or unreserved) deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority with respect to Parent or any of its Subsidiaries; (iv) there are no pending or, the Parent's Knowledge, threatened audits, investigations or claims for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries; and
(v) neither Parent nor any of its Subsidiaries has requested any extension of time within which to file any currently unfiled Tax Returns. The accruals and reserves for Taxes (including deferred taxes) reflected in the Parent Interim Balance Sheet are in all material respects adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with GAAP.

    (b) Parent on behalf of itself and all its Subsidiaries hereby represents that, other than as disclosed in Section 3.11(b) of the Parent Disclosure Schedule or the Parent SEC Reports, and other than with respect to items the inaccuracy of which would not have a Material Adverse Effect: (i) neither Parent nor any of its Subsidiaries is obligated under any agreement with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes could be affected by the transactions contemplated hereunder; (ii) neither Parent nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code; (iii) neither Parent nor any of its Subsidiaries has filed or been included in a combined, consolidated or unitary return (or substantial equivalent thereof) of any Person other than Parent and its Subsidiaries; (iv) neither Parent nor any of its Subsidiaries is liable for Taxes of any Person other than Parent and its Subsidiaries, or currently under any contractual obligation to indemnify any Person with respect to Taxes, or a party to any tax sharing agreement or any other agreement providing for payments by Parent or any of its Subsidiaries with respect to Taxes; (v) except entities the beneficial ownership of which is wholly owned by Parent and/or its Subsidiaries, neither Parent nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for United States federal income tax purposes; (vi) neither Parent nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that would result (taking into account the transactions contemplated by this Agreement), separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code; (vii) the prices for any property or services (or for the use of property) provided by Parent or any of its Subsidiaries to any other Subsidiary or to the Parent have been arm's length prices determined using a method permitted by the Treasury Regulations under section 482 of the Code; (viii) neither Parent nor any of its Subsidiaries is a "consenting corporation" under section 341(f) of the Code or any corresponding provision of state, local or foreign law; (ix) neither Parent nor any of its Subsidiaries has made an election or is required to treat any of its assets as owned by another Person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code (or any corresponding provision of state, local or foreign law); and (x) Parent is not an investment company within the meaning of section 368(a)(2)(F)(iii) of the Code.

    SECTION 3.12 RELATIONS WITH EMPLOYEES AND SALES AGENTS. (a) Except as set forth in Section 3.12 of the Parent Disclosure Schedule:

    (a) No collective bargaining agreement with respect to the business of Parent or any of its Subsidiaries is currently in effect or being negotiated. Neither Parent nor any of its Subsidiaries has any obligation to negotiate any such collective bargaining agreement.

    (b) There are no strikes or work stoppages pending or, to Parent's Knowledge, threatened with respect to the employees of Parent or any of its Subsidiaries, nor has any such strike or work stoppage occurred or, to Parent's Knowledge, been threatened since January 1, 1995. There is no representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to Parent's Knowledge, no question concerning representation has been raised or threatened since January 1, 1995 respecting the employees of Parent or any of its Subsidiaries.

    (c) To Parent's Knowledge, no charges with respect to or relating to the business of Parent or any its Subsidiaries are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which would reasonably be expected to have a Material Adverse Effect.

    SECTION 3.13 BENEFIT PLANS. (a) Complete and correct copies of all material written Employee Benefit Plans of Parent and its Subsidiaries have been filed as exhibits to the Parent's SEC Reports.

    (b) No Employee Benefit Plan of Parent or any of its Subsidiaries is, and no material employee benefit plan formerly maintained by Parent and/or any of its Subsidiaries was, a "defined benefit plan" within the meaning of section 3(35) of ERISA to which ERISA applies. Neither the Parent nor any of its Subsidiaries has ever contributed to, or withdrawn in a complete or partial withdrawal from, any multiemployer plan (within the meaning of Subtitle E of Title IV of ERISA) or incurred contingent liability under section 4204 of ERISA.

    (c) Each Employee Benefit Plan of Parent and its Subsidiaries (and each related trust, insurance contract and fund) is in compliance in all material respects in form and in operation with all applicable requirements of Applicable Benefits Law (including ERISA and the Code), and is being administered in all material respects in accordance with all relevant plan documents to the extent consistent with Applicable Benefits Law. There has been no prohibited transaction with respect to any Employee Benefit Plan of Parent or any of its Subsidiaries which would result in the imposition of any material unpaid excise tax. No Employee Benefit Plan of Parent or any of its Subsidiaries is under investigation or audit by the Department of Labor or Internal Revenue Service other than as part of a routine tax audit of Parent. There are no legal actions or suits pending or, to Parent's Knowledge, threatened against any Employee Benefit Plan of Parent or any of its Subsidiaries or the assets of any such Employee Benefit Plan or against any fiduciary of any such Employee Benefit Plan and Parent has no Knowledge of any facts that could give rise to any such actions. There has been full compliance in all material respects with the notice and continuation requirements of section 4980B of the Code applicable to any Employee Benefit Plan of Parent and its Subsidiaries.

    (d) The consummation of the Merger or any other transaction contemplated by this Agreement, in and of itself, will not result in a material increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable under any Employee Benefit Plan in respect of any employee of Parent or any of its Subsidiaries.

    (e) At no time since the organization of Parent or any of its Subsidiaries has any entity (other than Parent or any such Subsidiary) been an "ERISA affiliate" of Parent, any such Subsidiary, or both.

    SECTION 3.14 TITLE TO PROPERTIES. Except as set forth in the Parent SEC Reports or Section 3.14 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries have good and indefeasible title to all of their properties and assets, free and clear of all Encumbrances, except liens for taxes not yet due and payable and such Encumbrances or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not reasonably be expected to have a Material Adverse Effect, and except for Encumbrances which secure indebtedness reflected in the Parent Interim Balance Sheet.

    SECTION 3.15 COMPLIANCE WITH LAWS; LEGAL PROCEEDINGS. (a) Neither Parent nor any of its Subsidiaries is in violation of, or in default with respect to, any applicable statute, regulation, ordinance, writ, injunction, order, judgment, decree or any Governmental License which violation or default would reasonably be expected to have a Material Adverse Effect.

    (b) Except as set forth in the Parent SEC Reports or Section 3.15(b) of the Parent Disclosure Schedule, there is no order, writ, injunction, judgment or decree outstanding and no legal, administrative, arbitration or other governmental proceeding or investigation pending or, to Parent's Knowledge, threatened, and there are no claims (including unasserted claims of which Parent has Knowledge) against or relating to Parent or any of its Subsidiaries or any of their respective properties, assets or businesses that would reasonably be expected to have a Material Adverse Effect.

    SECTION 3.16 BROKERS. Except for Lehman Brothers, no broker, finder or investment advisor acted directly or indirectly as such for Parent, any Subsidiary of Parent or, to Parent's Knowledge, any stockholder of Parent in connection with this Agreement or the Merger, and no broker, finder, investment advisor or other Person is entitled to any fee or other commission, or other remuneration, in respect thereof based in any way on any action, agreement, arrangement or understanding taken or made by or on behalf of Parent, any Subsidiary of Parent or, to Parent's Knowledge, any stockholder of the Parent.

    SECTION 3.17 INTELLECTUAL PROPERTY. (a) Parent and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are used in the business of Parent and its Subsidiaries as currently conducted, except as would not reasonably be expected to have a Material Adverse Effect.

    (b) Except as disclosed in Section 3.17(b) of the Parent Disclosure Schedule or the Parent SEC Reports or as would not reasonably be expected to have a Material Adverse Effect: (i) Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses and other agreements as to which Parent is a party and pursuant to which Parent is authorized to use any patents, trademarks, service marks or copyrights owned by others ("Parent Third-Party Intellectual Property Rights"); (ii) No claims with respect to the patents, registered and material unregistered trademarks and service marks, registered copyrights, trade names and any applications therefor owned by Parent or any of its Subsidiaries ("Parent Intellectual Property Rights"), any trade secret material to Parent, or Parent Third Party Intellectual Property Rights to the extent arising out of any use, reproduction or distribution of Parent Third Party Intellectual Property Rights by or through Parent or any of its Subsidiaries, are currently pending or, to Parent's Knowledge, have been threatened by any Person; or (iii) Parent has no Knowledge of any valid grounds for any bona fide claims (1) to the effect that the sale, licensing or use of any product or service as now sold, licensed or used, or proposed for sale, license or use, by Parent or any of its Subsidiaries infringes on any copyright, patent, trademark, service mark or trade secret; (2) against the use by Parent or any of its Subsidiaries of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of Parent or any of its Subsidiaries as currently conducted or as proposed to be conducted; (3) challenging the ownership, validity or effectiveness of any of Parent Intellectual Property Rights or other trade secret material to Parent; or (4) challenging the license or legally enforceable right to use of Parent Third Party Intellectual Rights by Parent or any of its Subsidiaries.

    (c) To Parent's Knowledge, there is no material unauthorized use, infringement or misappropriation of any of Parent Intellectual Property Rights by any third party, including any employee or former employee of the Parent or any of its Subsidiaries.

    SECTION 3.18 CONTRACTS; ETC. (a) Each agreement, lease or other type of document required to be filed as an exhibit to the Parent's SEC Reports to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or their respective properties or assets are bound, except for those contracts, the loss of which would not reasonably be expected to have a Material Adverse Effect (collectively, the "Parent Contracts"), is valid, binding and in full force and effect and is enforceable by Parent or such Subsidiary in accordance with its terms. Neither Parent nor any such Subsidiary is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Parent
Contracts, and, to Parent's Knowledge, no other party to any of the Parent Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of or in default under any of the Parent Contracts, where such breach or default would reasonably be expected to have a Material Adverse Effect. No existing or completed agreement to which Parent or any of its Subsidiaries is a party is subject to renegotiation with any governmental body.

    SECTION 3.19 PERMITS, AUTHORIZATIONS, ETC. All Governmental Licenses and each other material approval, authorization, consent, license, certificate of public convenience, order or other permit of all governmental agencies, whether federal, state, local or foreign, necessary to enable Parent and its Subsidiaries to own, operate and lease their properties and assets as and where such properties and assets are owned, leased or operated and to provide service and carry on their business as presently provided and conducted or required to permit the continued conduct of such business following the Merger in the manner conducted on the date of this Agreement (collectively, the "Parent Permits") are valid and in good standing with the issuing agencies and not subject to any proceedings for suspension, modification or revocation, except for such Parent Permits which would not reasonably be expected to have a Material Adverse Effect.

    SECTION 3.20 ENVIRONMENTAL MATTERS. (a) Parent and each Subsidiary of Parent has obtained all Environmental Permits that are required for the lawful operation of its business except for such Environmental Permits the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect. Parent and its Subsidiaries (i) are in compliance with all terms and conditions of their Environmental Permits and are in compliance with and not in default under any applicable Environmental Law, except for such failure to be in compliance that would not reasonably be expected to have Material Adverse Effect, and (ii) have not received written notice of any material violation by or material claim against Parent or any such Subsidiary under any Environmental Law.

    (b) There have been no Releases or threatened Releases of any Hazardous Substances (i) into, on or under any of the properties owned or operated (or formerly owned or operated) by Parent or any such Subsidiary in such a way as to create any liability (including the costs of investigation or remediation) under any applicable Environmental Law that would reasonably be expected to have a Material Adverse Effect.

    (c) Neither the Parent or its Subsidiaries have been identified as a potentially responsible party at any federal or stated National Priority List ("superfund") site.

    SECTION 3.21 BOOKS AND RECORDS. All accounts, books, ledgers and official and other records prepared and kept by Parent and its Subsidiaries have been kept and completed in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein.

    SECTION 3.22 POOLING MATTERS. Parent has provided to Parent's independent accountants all information concerning actions taken or agreed to be taken by Parent or any of its Affiliates on or before the date of this Agreement that could reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests. Parent has provided Company a letter from Parent's independent public accountants to the effect that, after review, such accountants know of no reason relating to the Parent that should prevent the Parent from accounting for the Merger as a pooling of interests.

    SECTION 3.23  REGISTRATION STATEMENT; JOINT PROXY
STATEMENT/PROSPECTUS. Subject to the accuracy of the representations of the Company in Section 2.28, the registration statement (the "Registration Statement") pursuant to which the Parent Common Stock to be issued in the Merger will be registered with the SEC shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent in writing specifically for inclusion in the Joint Proxy Statement/Prospectus will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Stockholders Meetings, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its Subsidiaries or any of their respective officers, directors, stockholders or

Affiliates should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent shall promptly inform the Company. The Joint Proxy Statement/Prospectus shall comply in all material respects with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any Company Information which is contained or incorporated by reference in, or furnished in connection with the preparation of, the Registration Statement or the Joint Proxy Statement/Prospectus.

    SECTION 3.24 OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES. (a) Merger Sub is a direct, wholly-owned subsidiary of Parent and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

    (b) As of the date hereof and the Effective Time, expect for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

                                   ARTICLE IV
                     CONDUCT OF BUSINESS PENDING THE MERGER

    SECTION 4.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, other than actions taken by the Company or its Subsidiaries in order to facilitate the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereunder which actions would not breach any of the Company's representations, warranties, covenants or agreements herein; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees, agents, distributors and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

    (a) amend or otherwise change the Company's Certificate of Incorporation or Bylaws;

    (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its Subsidiaries or Affiliates (except for the issuance of shares of Company Common Stock issuable upon the exercise of the Warrants or Stock Options, which Warrants and Stock Options are outstanding on the date hereof or pursuant to the Company's Employee Stock Purchase Plan);

    (c) sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries (except for sales, pledges, dispositions and encumbrances of assets in the ordinary course of business);

    (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock;

    (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) incur any material indebtedness for borrowed money, except for borrowings and reborrowing under the Company's existing credit facilities or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Company's Subsidiaries under existing credit facilities entered into in the ordinary course of business); (iii) endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any material loans or advances, except for endorsements, accommodations, loans or advancements in the ordinary course of business consistent with prior practice;
(iv) authorize any capital expenditures or purchases of fixed assets other than in the ordinary course of business consistent with prior practice and in the aggregate less than $10,000,000 prior to December 31, 1997 and $18,000,000 prior to March 31, 1998; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this
Section 4.1(e);

    (f) make any change in the rate of compensation, commission, bonus or other remuneration payable, or pay or agree or promise to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay, to any director, officer, employee, salesman, distributor or agent of the Company or any of its Subsidiaries except in the ordinary course of business consistent with prior practice or as currently scheduled for various officers of the Company beginning October 1, 1997 as required by such officers' employment agreements, correct and complete copies of which agreements have heretofore been delivered by the Company to Parent, or make any increase in or commitment to increase any employee benefits, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Employee Benefit Plan;

    (g) take any action to change accounting practices, policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable or collection of accounts receivable) except as required by the SEC, the Financial Accounting Standards Board or GAAP;

    (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, except to the extent the amount of any such settlement has been reserved for in the financial statements contained in the Company SEC Reports filed with the SEC prior to the date of this Agreement and except as described in Section 4.1(h) of the Company Disclosure Schedule;

    (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) that are individually or in the aggregate material to the Company and its Subsidiaries, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company Financial Statements or incurred thereafter in the ordinary course of business and consistent with past practice;

    (j) take any action to delist a security of the Company from any securities exchange;

    (k) recommend or take any action to adopt a plan of dissolution or liquidation with respect to the Company or any of its Subsidiaries; or

    (l) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (k) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform in all material respects its covenants herein.

    SECTION 4.2 NO SOLICITATION. (a) Upon execution of this Agreement, the Company does not have, or shall immediately terminate any discussions with, any third party concerning an Alternative Acquisition (as defined below). From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall not permit any officer, director, employee, investment banker or other agent of the Company or any Subsidiary of the Company to, directly or indirectly, (i) solicit, engage in discussions or negotiate with any Person (whether such discussions or negotiations are initiated by the Company or otherwise) or take any other action intended or designed to facilitate the efforts of any Person, other than Parent, relating to the possible acquisition of the Company or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets (with any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as an "Alternative Acquisition"), (ii) provide information with respect to the Company or any of its Subsidiaries to any Person, other than Parent, relating to a possible Alternative Acquisition by any Person, other than Parent, (iii) enter into an agreement with any person, other than Parent, providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Parent.

    (b) Notwithstanding the foregoing, the restrictions set forth in Section 4.2(a) shall not prevent the Board of Directors of the Company (or its agents pursuant to its instructions) from taking any of the following actions: (i) furnishing information concerning the Company and its business, properties and assets to any third party or (ii) engaging in discussions or negotiating with such third party concerning an Alternative Acquisition, in either such case provided that all of the following events shall have occurred: (1) such third party is not an Affiliate of the Company and has made a written, bona fide proposal to the Board of Directors of the Company to acquire the Company (which proposal may be conditional) through an Alternative Acquisition which proposal identifies a price or range of values to be paid for all of the outstanding securities (including Stock Options and Warrants) or substantially all of the assets of the Company, and if consummated, based on the advice of the Company's investment bankers, the Board of Directors of the Company has determined, in good faith, is more favorable to the stockholders of the Company, from a financial point of view, than the terms of the Merger (a "Superior Proposal");
(2) the Company's Board of Directors has determined, based on the advice of its investment bankers, that such third party is financially capable of consummating such Superior Proposal; (3) the Board of Directors of the Company shall have determined, after consultation with its outside legal counsel, that, the fiduciary duties of the Board of Directors of the Company require the Company to furnish information to and negotiate with such third party; and (4) Parent shall have been notified in writing of such Alternative Acquisition, including all of its terms and conditions, and shall have been given copies of such proposal. Furthermore, nothing contained in this Agreement shall prevent the Company from taking any position with respect to an Alternative Acquisition pursuant to Rules 14d-9 and 14e-2 under the Exchange Act which is consistent with the advice of counsel concerning the fiduciary duties of the Board of Directors of the Company under applicable law with respect to a tender offer commenced by a third party other than an Affiliate of the Company.

    (c) Notwithstanding the foregoing, the Company shall not provide any non-public information to such third party unless (i) it has prior to or contemporaneously therewith provided such information to Parent or Parent's representatives; and (ii) the Company provides such non-public information pursuant to a nondisclosure agreement with terms which are at least as restrictive as the nondisclosure agreement heretofore entered into between Parent and the Company.

    (d) In addition to the foregoing, the Company shall not accept or enter into any agreement concerning an Alternative Acquisition for a period of not less than 48 hours after Parent's receipt of a notice of the material terms of such proposal of an Alternative Acquisition. Upon compliance with all of the foregoing provisions of this Section 4.2, the Company shall be entitled to (i) change its recommendation concerning the Merger, and (ii) enter into an agreement with such third party concerning an Alternative Acquisition provided that the Company shall immediately make payment in full to Parent of the Fee as defined in Section 7.3 below.

    (e) the Company shall ensure that the officers and directors of the Company and its Subsidiaries and any investment banker or other financial advisor or representative retained by the Company or any Subsidiary of the Company are aware of the restrictions described in this Section 4.2.

    (f) the Company shall be entitled to provide copies of this Section 4.2 to third parties who on an entirely unsolicited basis after the date hereof, contact the Company concerning an Alternative Acquisition; provided that Parent shall concurrently be notified of such contact and the delivery of such copy.

    SECTION 4.3 CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless the Company shall otherwise agree in writing, Parent shall conduct its business, and cause the businesses of its Subsidiaries to be conducted only in, and Parent and its Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice, except for actions taken by Parent or its Subsidiaries in order to facilitate the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereunder which actions would not breach any of Parent's or Merger Sub's representations, warranties, covenants and agreements herein, and shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

    (a) amend or otherwise change Parent's Certificate of Incorporation or Bylaws;

    (b) declare, set aside, make or pay any cash dividend or other distribution in respect of any of its capital stock, except that a wholly owned Subsidiary of Parent may declare and pay a dividend to its parent;

    (c) take any action to delist a security of Parent from any securities exchange;

    (d) recommend or take any action to adopt a plan of dissolution or liquidation with respect to Parent or any of its Subsidiaries; or

    (e) take or agree in writing or otherwise to take any action described in Sections 4.3(a) through (d) above or any action which would make any of the representations or warranties of Parent or Merger Sub contained in this Agreement untrue or incorrect or prevent Parent or Merger Sub from performing or cause Parent or Merger Sub not to perform its covenants herein.

    Nothing in this Section 4.3 or any other provision of this Agreement shall prevent Parent from engaging in any discussions or entering into or consummating any agreements or other arrangements with respect to (i) the sale of all or substantially all of the Parent's capital stock or assets, (ii) any material strategic alliance or (iii) the material acquisition (by merger, consolidation or acquisition of stock or assets or otherwise) of any corporation, partnership or other business organization or division thereof ((i), (ii) and (iii) each a "Material Parent Transaction") and no such actions by Parent or any of its Subsidiaries with respect to a Material Parent Transaction shall constitute a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub herein; provided, however, that after the Joint Proxy Statement/Prospectus has been mailed to the stockholders of the Company and prior to the then scheduled date of the Company Stockholders Meeting, Parent will not initiate any discussions with respect to any Material Parent Transaction, it being understood and agreed that nothing in this proviso shall in any way affect Parent's right to respond to any such discussions initiated by any third party who is not an Affiliate of the Parent.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    SECTION 5.1 JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, and after the furnishing by the Company and Parent of all information required to be contained therein, which respective information each of Parent and Company covenant to use their best efforts as promptly as possible following the date hereof to so furnish, the Company and Parent shall file with the SEC a Registration Statement on Form S-4 (or on such other form as shall be appropriate), which shall include the Joint Proxy Statement/Prospectus relating to the adoption of this Agreement and, consistent with Section 4.2, approval of the transactions contemplated hereby by the stockholders of the Company and Parent pursuant to this Agreement, and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Joint Proxy Statement/Prospectus shall include the recommendation of the Boards of Directors of the Company in favor of the Merger and of Parent in favor of the Parent Common Stock Issuance, and such recommendations shall not be withdrawn modified or changed in a manner adverse to Parent or Merger Sub or the Company, respectively, subject to the last sentence of Section 5.2.

    SECTION 5.2 COMPANY STOCKHOLDERS MEETING. The Company shall call the Company Stockholders Meeting as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its reasonable best efforts to hold the Company Stockholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the directors of the Company, as determined in accordance with Section 4.2, the Company shall solicit from its stockholders proxies in favor of approval of the Merger and this Agreement, shall take all other reasonable action necessary or advisable to secure the vote or consent of stockholders in favor of such approval and shall not take any action that could reasonably be expected to prevent the vote or consent of stockholders in favor of such approval.

    SECTION 5.3 PARENT STOCKHOLDERS MEETING. Parent shall call the Parent Stockholders Meeting as promptly as practicable for the purpose of authorizing and approving the issuance by Parent of the Parent Common Stock in the Merger, as contemplated by this Agreement (the "Parent Common Stock Issuance") as required by the NYSE, and if so required by the NYSE, Parent shall use its reasonable best efforts to hold the Parent Stockholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Parent shall solicit from its stockholders proxies in favor of approval of the Parent Common Stock Issuance, shall take all other reasonable action necessary or advisable to secure the vote or consent of stockholders in favor of such approval, if required, and shall not take any action that could reasonably be expected to prevent such vote or consent of stockholders in favor of such approval.

    SECTION 5.4 ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and shall cause each of their Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the confidentiality letter (the "Confidentiality Letter") between Parent and the Company.

    SECTION 5.5 CONSENTS; APPROVALS. The Company and Parent shall each in good faith use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

    SECTION 5.6 AGREEMENTS WITH RESPECT TO AFFILIATES. The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Affiliate Letter") identifying all Persons who are, at the time of the Company Stockholders Meeting, anticipated to be "Affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145"), or the rules and regulations of the SEC relating to pooling of interests accounting treatment for merger transactions (the "Pooling Rules"). The Company shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, no less than 30 days prior to the date of the Company Stockholders Meeting, a written agreement (an "Affiliate Agreement") in connection with restrictions on Affiliates under Rule 145 and pooling of interests accounting treatment, in form mutually agreeable to the Company and Parent.

    SECTION 5.7 INDEMNIFICATION AND INSURANCE. (a) The Bylaws and Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Bylaws and Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors, officers, employees or agents of the Company or its Subsidiaries, unless such modification is required after the Effective Time by law.

    (b) The Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or Bylaws, indemnify and hold harmless each present and former director, officer, employee or agent of the Company or any of its subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, "Actions"), (x) arising out of or pertaining to the transactions contemplated by this Agreement, or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, in each case to the same extent (including any provision for the advancement of expenses) as provided in the Company's Certificate of Incorporation or Bylaws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the Effective Time; provided, however, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. In the event of any such Action (whether arising before or after the Effective Time), the Indemnified Parties shall promptly notify the Surviving Corporation in writing, but the failure to so notify shall not relieve the Surviving Corporation of its obligations under this
Section 5.7(b) except to the extent it is materially prejudiced by such failure, and the Surviving Corporation shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Parties. The Indemnified Parties shall have the right to employ separate counsel in any such Action and to participate in (but not control) the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Parties unless (a) the Surviving Corporation has agreed to pay such fees and expenses, (b) the Surviving Corporation shall have failed to assume the defense of such Action or

(c) the named parties to any such Action (including any impleaded parties) include both the Surviving Corporation and the Indemnified Parties and such Indemnified Parties shall have been reasonably advised by counsel that there may be one or more legal defenses available to the Indemnified Parties which are in conflict with those available to the Surviving Corporation. In the event such Indemnified Parties employ separate counsel at the expense of the Surviving Corporation pursuant to clauses (b) or (c) of the previous sentence, (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation; (ii) the Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single Action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction;
(iii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received; and (iv) the Surviving Corporation will cooperate in the defense of any such Action. The Surviving Corporation shall not be liable for any settlement of any such Action effected without its written consent.

    (c) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements (the employee parties under such agreements being referred to as the "Officer Employees") with the Company's directors and officers existing on the date hereof.

    (d) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those Persons who are currently covered by the Company's directors' and officers' liability insurance policy (a correct and complete copy of which has been made available to Parent) on terms comparable to those now applicable to directors and officers of the Company; provided, however, that in no event shall the Surviving Corporation be required to expend in excess of 300% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 300% of such annual premium.

    (e) The provisions of this Section 5.7 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation, the Indemnified Parties and the Officer Employees, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties and the Officer Employees.

    SECTION 5.8 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(b) or 6.3(b) unless the failure to give such notice results in material prejudice to the other party.

    SECTION 5.9 FURTHER ACTION/TAX TREATMENT. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company. Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which to its Knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of section 368 of the Code.

    SECTION 5.10 PUBLIC ANNOUNCEMENTS; COMMUNICATIONS WITH EMPLOYEES. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE or the Nasdaq National Market, as the case may be, if it has used all reasonable efforts to consult with the other party. Parent and the Company shall cooperate with each other with respect to, and endeavor in good faith to agree in advance upon the method and content of, all written communications to employees of the Company and its Subsidiaries, and all oral communications to groups of employees, prior to the Effective Time.

    SECTION 5.11 LISTING OF PARENT COMMON STOCK. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger and upon the exercise of the Stock Options and Warrants to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

    SECTION 5.12 CONVEYANCE TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time and the Surviving Corporation shall be responsible for the payment of all such taxes and fees.

    SECTION 5.13 ACCOUNTANT'S LETTERS. Upon reasonable notice from the other, the Company shall use its best efforts to cause Arthur Andersen LLP to deliver to Parent, and Parent shall use its best efforts to cause Arthur Andersen LLP to deliver to the Company, a letter covering such matters as are requested by Parent or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

    SECTION 5.14 POOLING ACCOUNTING TREATMENT. Parent and the Company each agrees not to take any action that would reasonably be expected to adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests, and Parent and the Company each agrees to use its commercially reasonable efforts to take such action as may be reasonably required to negate the impact of any past actions by Parent, the Company or their respective Affiliates which would reasonably be expected to adversely impact the ability of Parent to treat the Merger as a pooling of interests. The taking by Parent or the Company of any action prohibited by the previous sentence, or the failure of Parent or the Company to use its commercially reasonable efforts to take any action required by the previous sentence, if the Merger is not able to be accounted for as a pooling of interests because of such action or failure to take action, shall constitute a breach of this Agreement by such party for the purposes of Section 7.1(h).

    SECTION 5.15 RIGHTS AGREEMENT. Prior to the Effective Time, the Company shall take all necessary action to (i) render rights issued pursuant to the Rights Agreement dated April 12, 1996 by and between the Company and U.S. Trust Company of Texas, N.A., as Rights Agent (as amended, the "Company Rights Agreement"), inapplicable to the Merger, and (ii) ensure that (x) neither Parent nor any of its Affiliates (as defined in the Company Rights Agreement) is an Acquiring Person (as defined in the Company Rights

Agreement) and (y) no Billing Distribution Date, Triggering Event or Stock Acquisition Date (each as defined in the Company Rights Agreement) shall occur by reason of the approval, execution or delivery of this Agreement, or the announcement or consummation of the Merger.

    SECTION 5.16 DELIVERY OF CERTAIN REPORTS. Within 30 days after the date of this Agreement, the Company shall deliver to Parent or its counsel complete and correct copies of all trust agreements related to any Employee Benefit Plan, insurance and other contracts and other funding arrangements, the current summary plan descriptions and current summaries of material modifications relating to each Employee Benefit Plan, the most recent Form 5500's which have been filed with any appropriate government agency with respect to each Employee Benefit Plan, the most recent favorable determination letter issued for each Employee Benefit Plan and related trust that is intended to satisfy the qualification requirements of sections 401(a) and 501(a) of the Code (and the latest IRS form 5300 or 5307, whichever is applicable, filed with the IRS for each such Employee Benefit Plan).

    SECTION 5.17 RECEIPT OF ACKNOWLEDGMENTS. The Company shall use its best efforts to obtain prior to the Effective Time an acknowledgment in form and substance reasonably satisfactory to Parent from all holders of Stock Options, and shall obtain such acknowledgment from all holders of Stock Options who are officers or directors of the Company, that such Stock Options from and after the Effective Time are exercisable for shares of Parent Common Stock as provided in
Section 1.6(c) of this Agreement.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    SECTION 6.1  CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

        (b) Stockholder Approval. The Merger and this Agreement shall have been approved by the requisite vote of the stockholders of the Company, and the Parent Common Stock Issuance shall have been approved by the requisite vote of the stockholders of Parent, if required;

        (c) Listing. The shares of Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

        (d) HSR Act. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

        (e) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, domestic or foreign, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, or any other legal restraint (i) preventing or seeking to prevent consummation of the Merger, (ii) prohibiting or seeking to prohibit or limiting or seeking to limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its Subsidiaries of all or a material portion of the business or assets of Parent or any of its Subsidiaries (including the Surviving Corporation or any of its

    Subsidiaries), or (iii) compelling or seeking to compel Parent or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement;

        (f) Illegality. No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

        (g) Opinions of Counsel. The Company shall have received the written opinion of Kramer, Levin, Naftalis & Frankel, in form reasonably satisfactory to the Company, as to certain customary corporate and legal matters relating to Parent, Merger Sub, the Merger, this Agreement and the transactions contemplated hereby. Parent and Merger Sub shall have received the written opinion of Arter & Hadden, in form reasonably satisfactory to Parent, as to certain customary corporate and legal matters relating to the Company, the Merger, this Agreement and the transactions contemplated hereby; and

        (h) Tax Opinions. The Company shall have received a written opinion of Arter & Hadden, and Parent shall have received a written opinion of Kramer, Levin, Naftalis & Frankel, in form and substance reasonably satisfactory to each of them to the effect that the Merger will constitute a reorganization within the meaning of section 368 of the Code. Each party agrees to make all reasonable representations and covenants in connection with the rendering of such opinions.

        (i) Pooling. The Merger shall be accounted for as a pooling of interests.

    SECTION 6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

        (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or (iii) where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect, and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company;

        (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate dated as of the Effective Time to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company;

        (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all material filings required to be made, by the Company for the authorization, execution and delivery of this Agreement, the consummation by it of the transactions contemplated hereby and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of the Company shall have been obtained and made by the Company, except where the failure to receive such consents, waivers, approvals, authorizations or orders or make such filings would not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation or Parent;

        (d) Opinion of Accountant. Parent shall have received an opinion of Arthur Andersen LLP, independent certified public accountants, regarding the qualification of the Merger as a pooling of interests for accounting purposes, and Company shall have received an opinion of Arthur Andersen LLP, independent certified public accountants, regarding the qualification of the Merger as a pooling of interests for accounting purposes. Such opinions shall be in form and substance reasonably satisfactory to Parent; and

        (e) Affiliate Agreements. Parent shall have received from each Person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect.

        (f) Agreements with Warrant Holders. Parent shall have received from each Warrant holder and from the holders of Stock Options to purchase at least 2.5 million shares of Company Common Stock an acknowledgement in form and substance reasonably satisfactory to Parent that such Warrant and Stock Options from and after the Effective Time are exercisable for shares of Parent Common Stock as provided in section 1.6(c) of this Agreement.

    SECTION 6.3 ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the following conditions:

        (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), or
    (iii) where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect, and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of Parent;

        (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate dated as of the Effective Time to such effect signed by the President and Chief Financial Officer of Parent; and

        (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all material filings required to be made, by Parent or Merger Sub for the authorization, execution and delivery of this Agreement, the consummation by them of the transactions contemplated hereby and the continuation in full force and effect of any and all material rights, documents, agreements or instruments of Parent shall have been obtained and made by Parent and Merger Sub, except where the failure to receive such consents, waivers, approvals, authorizations or orders or make such filings would not be reasonably be expected to have a Material Adverse Effect on the Surviving Corporation or Parent, and except where Parent has requested the Company to take such reasonable actions, including the transfer of assets and the execution of management agreements or similar arrangements with Affiliates of the Company, where, as a result of the consummation of such actions, the failure to receive such consents, waivers, approvals, authorizations or orders would not have a Material Adverse Effect on the Surviving Corporation or Parent.

                                  ARTICLE VII
                                  TERMINATION

    SECTION 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

        (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

        (b) by either Parent or the Company if the Merger shall not have been consummated by February 28, 1998 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available (i) to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date or (ii) to Parent in the event that a Material Parent Transaction has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

        (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.9 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

        (d) by either Parent or the Company if:

           (i) subject to clause (iii) below, (x) the requisite vote of the stockholders of the Company shall not have been obtained by February 28, 1998, or (y) if required, the requisite vote of the stockholders of Parent shall not have been obtained by February 28, 1998;

           (ii) (x) the stockholders of the Company shall not have approved the Merger and this Agreement at the Company Stockholders Meeting or (y) if required, the stockholders of Parent shall not have approved the Parent Common Stock Issuance at the Parent Stockholders Meeting;

           (iii) in the event that a Material Parent Transaction prevents holding the Company Stockholders Meeting or the Parent Stockholders Meeting, as the case may be, by February 28, 1998, (x) the requisite vote of the stockholders of the Company shall not have been obtained by the earlier of (1) the 45th consecutive day that the Registration Statement is effective and (2) December 31, 1998 or (y) if required, the requisite vote of the stockholders of Parent shall not have been obtained by the earlier of (1) the 45th consecutive day that the Registration Statement is effective and (2) December 31, 1998; or

        (e) by the Company or Parent, if the Board of Directors of the Company shall withdraw, modify or change its approval of this Agreement or the Merger in a manner adverse to Parent or Merger Sub or shall have resolved to do so, in each case in compliance with the provisions of Section 4.2; or

        (f) by Parent or the Company if any representation or warranty of the Company, or Parent and Merger Sub, respectively, set forth in this Agreement shall be untrue when made, such that the conditions set forth in Sections 6.2(a) or 6.3(a), as the case may be, would not be satisfied (a "Terminating Misrepresentation"); provided, however, that, if such Terminating Misrepresentation is curable prior to the Closing Date by the Company or Parent, as the case may be, through the exercise of its commercially reasonable efforts and for so long as the Company or Parent, as the case may be, continues to exercise such commercially reasonable efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(f); or

        (g) by Parent if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.2(a) would not be satisfied (a "Company Terminating Change"), or by the Company if any representation or warranty of Parent and Merger Sub shall have become untrue such that the condition set forth in Section 6.3(a) would not be satisfied (a "Parent Terminating Change" and together with a Company Terminating Change, a "Terminating Change"), in either case other than by reason of a Terminating Breach (as hereinafter defined); provided, however, that if any such Terminating Change is curable prior to Closing Date by the Company or Parent, as the case may be, through the exercise of its commercially reasonable efforts, and for so long as the Company or Parent, as the case may be, continues to exercise such commercially reasonable efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(g); or

        (h) by Parent or the Company upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, such that the conditions set forth in Sections 6.2(b) or 6.3(b), as the case may be, would not be satisfied (a "Terminating Breach"); provided, however, that, if such Terminating Breach is curable prior to the Closing Date by the Company or Parent, as the case may be, through the exercise of its commercially reasonable efforts and for so long as the Company or Parent, as the case may be, continues to exercise such commercially reasonable efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(h); or

        (i) by the Company, if (x) the Average Stock Price for the twenty (20) consecutive trading days ending on the third trading day prior to the Company Stockholders Meeting is less than $20.40, (y) on or before the second trading day prior to the date of the Company Stockholders Meeting, the Company delivers to Parent written notice of its intention, subject to the following clause (z), to terminate this Agreement, and (z) Parent has not agreed by notice to the Company in writing on or before one trading day prior to the date of the Company Stockholders Meeting to an Exchange Ratio at least equal to $18.90 divided by the Average Stock Price. In the event Parent delivers its notice specified in clause (z) of this Section 7.1(i), the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(i); or

        (j) by Parent, if the Average Stock Price is less than $20.40.

    SECTION 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or of any of its Affiliates, directors, officers or stockholders except (i) as set forth in
Section 7.3 and Section 8.1, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

    SECTION 7.3 FEES AND EXPENSES. (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all SEC filing fees and printing expenses incurred in connection with the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

    (b) The Company shall pay Parent a fee of $11,000,000 upon (i) the termination of this Agreement pursuant to Section 7.1(d)(i)(x) or Section 7.1(d)(iii)(x)(1), provided that in either such case, such failure to obtain the requisite vote is the result of a Terminating Misrepresentation by the Company or a Terminating Breach by the Company, (ii) the termination of this Agreement pursuant to Section 7.1(d)(ii)(x), provided, the average of the closing prices (or the average of the closing bid and asked prices for any day on which the Parent Common Stock does not trade) of the Parent Common Stock on the NYSE for the three trading days immediately prior to the Company Stockholders Meeting is not below $20.40, (iii) the termination of this Agreement pursuant to Section 7.1(e) or (iv) the termination of this Agreement for any reason other than a Terminating Breach by Parent, a Terminating Misrepresentation by Parent, a Terminating Change or pursuant to Section 7.1(a), Section 7.1(c), Section 7.1(d)(i)(y), (ii)(y) or (iii)(y)(1), Section 7.1(i) or Section 7.1(j), and the Company enters into an agreement with a third party within six months of the date of the termination of this Agreement relating to the possible acquisition of the Company or any of its Subsidiaries (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its or their capital stock or assets.

    (c) Parent shall pay the Company a fee of $11,000,000 upon (i) the termination of this Agreement pursuant to Section 7.1(d)(i)(y) or Section 7.1(d)(iii)(y)(1), provided that in either such case, such failure to obtain the requisite vote is the result of a Terminating Misrepresentation by Parent or a Terminating Breach by Parent or (ii) the termination of this Agreement pursuant to Section 7.1(d)(ii)(y).

    (d) Upon termination of this Agreement by either Parent or the Company, the respective parties hereto may seek any and all remedies available to it under applicable law.

    (e) The fee payable pursuant to Section 7.3(b) or 7.3(c) shall be paid within one Business Day after a demand for payment following the occurrence of any of the events described in Section 7.3(b) or Section 7.3(c); provided, however, that, in no event shall the Company or Parent, as the case may be, be required to pay such fee to the other party, if, immediately prior to the termination of this Agreement, the party entitled to receive such fee was in material breach of its obligations under this Agreement.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    SECTION 8.1  EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. (a) Except as otherwise provided in this Section 8.1, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the covenants and agreements set forth in Article I and Section 5.7 or 7.2 shall survive the Effective Time and those set forth in Section 7.3 shall survive such termination. The Confidentiality Letter shall survive termination of this Agreement as provided therein.

    (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent. Disclosure of any matter in the Company Disclosure Schedule or the Parent Disclosure Schedule shall not be deemed an admission that such matter is material.

    SECTION 8.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number (or to such other Person's attention) for a party as shall be specified by like notice):


    If to Parent or Merger Sub:


      LCI International, Inc.
       8180 Greensboro Drive
       Suite 800
       McLean, VA 22102
       Telecopier No.: (703)714-1750
       Telephone No.: (703) 848-4446
       Attention: Lee M. Weiner, Esq.
                Vice President and General Counsel

       With a copy to:


       Kramer, Levin, Naftalis & Frankel
       919 Third Avenue
       New York, NY 10022
       Telecopier No.: (212) 715-8000
       Telephone No.: (212) 715-9100
       Attention: Peter S. Kolevzon, Esq.



If to the Company:


       USLD Communications Corp.
       9311 San Pedro, Suite 100
       San Antonio, TX 78216
       Telecopier No.: (210) 525-0389
       Telephone No.: (210) 525-9009
       Attention: W. Audie Long, Esq.
                General Counsel
       With a copy to:

       Arter & Hadden
       1717 Main Street, Suite 4100
       Dallas, Texas 75201
       Telecopier No.: (214) 741-7139
       Telephone No.: (214) 761-4779
       Attention: Joseph A. Hoffman, Esq.

    SECTION 8.3  CERTAIN DEFINITIONS.  For purposes of this Agreement, the term:

        (a) "Affiliates" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

        (b) "Business Day" means any day other than a day on which banks in New York are required or authorized to be closed;

        (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

        (d) "Knowledge" means the actual knowledge of the directors and executive officers of such Person and its significant Subsidiaries who are listed in Section 8.3 of the Company Disclosure Schedule, with respect to the Company and its Subsidiaries, and Section 8.3 of the Parent Disclosure Schedule, with respect to Parent and its Subsidiaries.

        (e) "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

        (f) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Parent or any other Person means any significant corporation, partnership, limited liability company, or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    SECTION 8.4 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger and this Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 8.5 WAIVER. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 8.6 HEADINGS; CONSTRUCTION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement (a) words denoting the singular include the plural and vice versa, (b) "it" or "its" or words denoting any gender include all genders, (c) the word "including" shall mean "including without limitation," whether or not expressed, (d) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Effective Time, as applicable, unless otherwise expressly provided, (e) any reference herein to a Section, Article or Schedule refers to a Section or Article of or a Schedule to this Agreement, unless otherwise stated, (f) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day, and (g) any reference to a party's "best efforts" or "commercially reasonable efforts" or like or similar phrases shall not include any obligation of such party to pay, or guarantee the payment of, money or other consideration to any third party or to agree to the imposition on such party or its Affiliates of any condition reasonably considered by such party to be materially burdensome to such party or its Affiliates.

    SECTION 8.7 SEVERABILITY. (a) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent reasonably possible.

    (b) The Company and Parent agree that the fees provided in Sections 7.3(b) and 7.3(c) are fair and reasonable in the circumstances. If a court of competent jurisdiction shall nonetheless, by a final, non-appealable judgment, determine that the amount of any such fee exceeds the maximum amount permitted by law, then the amount of such fee shall be reduced to the maximum amount permitted by law in the circumstances, as determined by such court of competent jurisdiction.

    SECTION 8.8 ENTIRE AGREEMENT. This Agreement, together with any written agreements relating to the transactions contemplated hereby entered into contemporaneously with this Agreement, constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letter), both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except as otherwise expressly provided herein.

    SECTION 8.9 ASSIGNMENT; MERGER SUB. This Agreement shall not be assigned by operation of law or otherwise, except that all or any of the rights of Merger Sub hereunder may be assigned to any direct, wholly-owned Subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent guarantees the full and punctual performance by Merger Sub of all the obligations hereunder of Merger Sub or any such assignees.

    SECTION 8.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than
Section 5.7 (which is intended to be for the benefit of the Indemnified Parties and Officer Employees and may be enforced by such Indemnified Parties and Officer Employees).

    SECTION 8.11 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

    SECTION 8.12 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

    SECTION 8.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 8.14 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY, AND EACH INDEMNIFIED PARTY AND OFFICER EMPLOYEE, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

                       [This space intentionally left blank.]

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          LCI INTERNATIONAL, INC.

                                          By  /s/ H. BRIAN THOMPSON
                                             -----------------------------------
                                             H. Brian Thompson
                                             Chairman of the Board and
                                             Chief Executive Officer

                                          LCI ACQUISITION CORP.

                                          By  /s/ H. BRIAN THOMPSON
                                             -----------------------------------
                                             H. Brian Thompson
                                             Chairman of the Board and
                                             Chief Executive Officer

                                          USLD COMMUNICATIONS CORP.

                                          By  /s/ LARRY M. JAMES
                                             -----------------------------------
                                             Larry M. James
                                             Chairman of the Board,
                                             Chief Executive Officer and
                                          President

                                                                         ANNEX B

                    [LETTERHEAD OF ABN - AMRO CHICAGO CORPORATION]


September 17, 1997

Board of Directors
USLD Communications Corp.
9311 San Pedro Avenue
San Antonio, TX 78216

Members of the Board:

We understand that USLD Communications Corp. (the "Company"), LCI International, Inc. (the "Acquiror") and LCI Acquisition Corp., a wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger dated September 17, 1997 (the "Merger Agreement") pursuant to which Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which each issued and outstanding share of common stock of the Company, $0.01 par value per share (the "Company Common Stock"), will be converted into the right to receive shares of common stock of the Acquiror, $0.01 par value per share (the "Acquiror Common Stock"), in the applicable ratio (the "Exchange Ratio") as follows: (i) if the average of the daily weighted average of the per share selling prices on the New York Stock Exchange for the Acquiror Common Stock for the twenty (20) consecutive trading days ending on the third trading day prior to the Company Stockholders Meeting (as defined in the Merger Agreement) or as otherwise specified in the Merger Agreement ("Average Stock Price") is between $21.60 and $26.40, the Exchange Ratio shall be equal to $20.00 divided by the Average Stock Price, (ii) if the Average Stock Price is greater than $26.40, the Exchange Ratio shall be 0.7576, (iii) if the Average Stock Price is less than $21.60, the Exchange Ratio shall be 0.9259, provided that if the Average Stock price is less than $20.40, the Exchange Ratio may be adjusted upon request by the Company and agreed to by the Acquiror, so that the Exchange Ratio shall be equal to $18.90 divided by the Average Stock Price. If the Average Stock Price is less than $20.40 and the adjustment contemplated by clause (iii) above is not made, the Company shall have the right to terminate the Merger Agreement.

You have asked us whether, in our opinion, the Exchange Ratio to be received by the holders of Company Common Stock in the Merger is fair to such stockholders from a financial point of view.

In connection with this opinion, we have reviewed the Merger Agreement and certain related documents and held discussions with certain senior officers and other representatives and advisors of the Company and certain senior officers and other representatives of the Acquiror concerning the businesses, operations and prospects of the Company and the Aquiror. We examined certain publicly available business and financial information relating to the Company and the Acquiror as well as certain financial data and other data for the Company and certain financial information and other data related to the Acquiror which were provided to or otherwise discussed with us by the respective managements of the Company and the Acquiror. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to: (i) current and historical market prices and trading volumes of the Company Common Stock and the Acquiror Common Stock; (ii) the respective companies' financial and other operating data; and
(iii) the capitalization and financial condition of the Company and the Acquiror. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company and the Acquiror.

                                                  September 17, 1997

                                                  Page  of 2

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information reviewed by us and we have not made or obtained or assumed any responsibility for independent verification of such information. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or the Acquiror or any of their respective subsidiaries. With respect to the financial data, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Acquiror as to the future financial performance of the Company or the Acquiror, as the case may be. We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement including, among other things, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. We are not expressing any opinion in the event that the Average Stock Price is less than $20.40 and the adjustment contemplated by clause (iii) in the first paragraph has not been made. We also are not expressing any opinion as to what the value of the Acquiror Common Stock actually will be when issued to the Company's stockholders pursuant to the Merger or the price at which the Acquiror Common Stock will trade subsequent to the Merger.

In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

ABN AMRO Chicago Corporation ("AACC"), as part of its investment banking business, is continually engaged in the valuation of businesses in connection with mergers and acquisitions, as well as public offerings and secondary market transactions of securities and valuations for other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, AACC and its affiliates may actively trade securities of both the Company and Acquiror for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Merger and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that this letter may be used as part of any proxy statement/prospectus relating to the Merger. This letter does not address the Company's underlying business decision to enter into the Merger or constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the proposed Merger. Finally, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date hereof, and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the shareholders of the Company.

                                   Very truly yours,

                                   /s/ ABN AMRO Chicago Corporation

                                   ABN AMRO CHICAGO CORPORATION

                                                                         ANNEX C



                                LEHMAN BROTHERS



                                                              September 17, 1997



Board of Directors
LCI International, Inc.
8180 Greensboro Drive
McLean, VA 22102



Members of the Board:



    We understand that LCI International, Inc. ("LCI" or the "Company") and USLD Communications Corp. ("USLD") intend to enter into an Agreement and Plan of Merger, to be dated as of September 17, 1997 (the "Merger Agreement"), pursuant to which USLD will merge with a newly-formed, wholly-owned subsidiary of LCI (the "Proposed Transaction") and each outstanding share of common stock of USLD will be exchanged for the number of shares of the Company's common stock equal to $20 divided by the price of the Company's common stock over a period of time ("Average Stock Price") prior to the closing of the Proposed Transaction (the "Exchange Ratio"), subject to the collar described below. We further understand that the Exchange Ratio for the Proposed Transaction has been set based on an assumed Average Stock Price of $24.00 with a collar such that if the Average Stock Price is greater than or equal to $21.60 and less than or equal to $26.40, the Exchange Ratio shall be equal to $20.00 divided by the Average Stock Price. If the Average Stock Price decreases by more than 10%, to less than $21.60, the Exchange Ratio will be fixed at 0.9259 LCI shares for each USLD share, and if the Average Stock Price increases by more than 10%, to over $26.40, the Exchange Ratio will be fixed at 0.7576 LCI shares for each USLD share. Furthermore, if the Average Stock Price is less than $20.40, USLD has the right to terminate the Merger Agreement unless the Company agrees to an Exchange Ratio at least equal to $18.90 divided by the Average Stock price. LCI has the right to terminate the Merger Agreement in the event that LCI's common stock price falls below $20.40. In addition, each outstanding option and warrant to purchase common stock of USLD will be converted into options and warrants to purchase common stock of the Company based upon the Exchange Ratio. The terms and conditions of the Proposed Transaction are set forth in more detail in the Merger Agreement.



    We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.



    In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Proposed Transaction, (2) such publicly available information concerning the Company and USLD which we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) financial and operating information with respect to the business, operations and prospects of USLD furnished to us by USLD and by the Company, (5) a trading history of the Company's common stock from September 1, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (6) a trading history of USLD's common stock from September 1, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (7) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (8) a comparison of the historical financial results and present financial condition of USLD with those of other companies we deemed relevant, (9) third party research analysts' quarterly and annual earnings estimates and recommendations for the Company and USLD, (10) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant, and
(11) the potential pro forma financial effects of the Proposed Transaction, including the cost savings and operating synergies expected to result from a combination of the businesses of the Company and USLD. In addition, we have had discussions with the managements of the Company and USLD concerning their respective businesses, operations, assets, financial conditions and prospects and the strategic benefits which may result from the Proposed Transaction, and have undertaken such other studies, analyses and investigations as we deemed appropriate.



    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. With respect to the financial projections of USLD prepared by management of USLD, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of USLD as to the future financial performance of USLD and we have relied upon such projections in performing our analysis. In arriving at our opinion, we also have relied upon the financial projections for USLD and the combined company following consummation of the Proposed Transaction (including the cost savings and operating synergies expected to result form a combination of the businesses) which have been prepared by management of the Company. In arriving at our opinion, we have not conducted any physical inspection of the properties and facilities of the Company or USLD and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or USLD. Upon advice of the Company and its legal and accounting advisors, we have assumed that the Proposed Transaction will qualify (i) for pooling-of-interest accounting treatment and (ii) as a reorganization with the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and therefore as a tax- free transaction to the stockholders of the Company and USLD. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.



    Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid by the Company in the Proposed Transaction is fair to the Company.



    The Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past (including acting as lead manager for the Company's $350 million senior notes offering in June 1997) and received customary fees for such services. In the ordinary course of our business, we actively trade in the debt and equity securities of the Company and USLD for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.



    This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.



                                          Very truly yours,



                                          LEHMAN BROTHERS

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law provides that:

    (a) a corporation may indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

    (b) a corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted unless the Court of Chancery (or the Court in which such suit or action was brought) finds, upon application, in view of all of the circumstances, that such person is fairly and reasonably entitled to indemnity for such expenses which the court may deem proper;

    (c) where an officer or director is successful on the merits or otherwise in defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) that he actually and reasonably incurred in connection therewith;

    (d) any indemnification set forth above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the officer, director, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth above, and such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders;

    (e) the indemnification of any officer or director of a corporation continues after such person has ceased to be an officer or director and inures to the benefit of such person's heirs, executors and administrators;

    (f) exclusive of any other rights to which an officer or director may be entitled under a corporation's bylaws, by agreement, vote or otherwise;

    (g) expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as described above. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate; and

    (h) a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director,officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

    Article X of the Registrant's Amended and Restated Certificate of Incorporation reads as follows:

    1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

    2. (a) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding") (including an action by or in the right of the Corporation), by reason of the fact that he is or was serving as a director or officer of the Corporation (or is or was serving at the request of the Corporation in a similar capacity with another entity, including employee benefit plans), shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law. This indemnification will cover all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and settlement amounts) reasonably incurred by the director or officer in connection with a proceeding. All such indemnification shall continue as to a director or officer who has ceased to be a director or officer and shall continue to the benefit of such director's or officer's heirs, executors and administrators. Except as provided in paragraph (b) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such director or officer only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred by this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"). If the Delaware General Corporation Law requires, an advancement of expenses incurred by a director in his capacity as a director or an officer in his capacity as an officer shall be made only upon delivery to the Corporation of an undertaking by such director or officer to repay all amounts so advanced if it is ultimately determined by final judicial decision that such director or officer is not entitled to be indemnified for such expenses under this Section or otherwise (hereinafter an "undertaking").

    (b) If a claim under paragraph (a) of this Section is not paid in full by the Corporation within ninety days after receipt of a written claim, the director or officer may bring suit against the Corporation to recover the unpaid amount. (In the case of a claim for advancement of expenses, the applicable period will be twenty days.) If successful in any such suit, the director or officer will also be entitled to be paid the expense of prosecuting such suit. In an suit brought by the director or officer to enforce a right to indemnification hereunder (but not in a suit brought by the director or officer to enforce a right to an advancement of expenses) it shall be a defense that the director or officer has not met the applicable standard of conduct under the Delaware General Corporation Law. In any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, it shall be entitled to recover such expenses upon a final adjudication that the director or officer has not met the applicable standard of conduct set forth in the Delaware General Corporation Law. Neither the failure of the Board of Directors of the Corporation to determine prior to the commencement of such suit that the director or officer has met the applicable standard of conduct for indemnification set forth in the Delaware General Corporation Law, nor an actual determination by the Board of Directors of the Corporation that the director or officer has not met such applicable standard of conduct, shall create a presumption that the director or officer has not met such applicable standard of conduct or, in the case of such a suit brought by the director or officer, be a defense to such suit. In any suit brought by the director or officer to enforce a right hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the director or officer is not entitled to be indemnified or to such advancement of expenses under this Section or otherwise shall be on the Corporation.

    (c) The rights to indemnification and to the advancement of expenses conferred in this Section will not be exclusive of any other right which any person may have or hereafter acquires under any statute, this Amended and Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

    (d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or other entity against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person under the Delaware General Corporation Law.

    (e) The Corporation may, if authorized by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the same extent as for directors and officers of the Corporation. The Company maintains a directors' and officers' liability insurance policy. John L. Vogelstein and Douglas M. Karp, nominees of Warburg, Pincus Capital Company, L.P. ("Warburg") to the Company's Board of Directors, are entitled to indemnification by Warburg for liabilities incurred as a result of their service as directors of the Company.

ITEM 21. EXHIBITS


      2.1     --      Agreement and Plan of Merger, dated September 17, 1997, by and among LCI
                      International, Inc., LCI Acquisition Corp. and USLD Communications Corp.
                      (included as Annex A to the Joint Proxy Statement/Prospectus which forms a part of this Registration Statement)
      3.1     --      Certificate of Incorporation of the Registrant (previously filed as an Exhibit to
                      Registrant's Form 10-K for the year ended December 31, 1996 (the "1996 10-K"))
      3.2     --      Bylaws of the Registrant (previously filed as an Exhibit to the 1996 10-K)
      4.1     --      Rights Agreement between Registrant and Fifth Third Bank, N.A. dated as of
                      January 22, 1997 (previously filed as an Exhibit to Registrant's Current Report on Form 8-K, dated January 22, 1997).
      5.1     --      Opinion of Kramer, Levin, Naftalis & Frankel regarding the legality of the LCI
                      Common Stock to be issued to the USLD stockholders**
      8.1     --      Form of Tax Opinion of Kramer, Levin, Naftalis & Frankel**
      8.2     --      Form of Tax Opinion of Arter & Hadden**
     23.1     --      Consent of Arthur Andersen LLP (Washington, D.C.)**
     23.2     --      Consent of KPMG Peat Marwick, LLP**
     23.3     --      Consent of BDO Seidman, LLP**
     23.4     --      Consent of Arthur Andersen LLP (San Antonio)**
     23.5     --      Consent of Kramer, Levin, Naftalis & Frankel (contained in Exhibit 5.1 and
                      Exhibit 8.1)**
     23.6     --      Consent of Arter & Hadden (contained in Exhibit 8.2)**
     23.7     --      Consent of ABN AMRO Chicago Corporation (contained in Annex B to the Joint Proxy
                      Statement/Prospectus which forms a part of this Registration Statement)**
     23.8     --      Consent of Lehman Brothers**
     24.1     --      Power of Attorney*
     99.1     --      Form of Proxy of Registrant*
     99.2     --      Form of Proxy of USLD Communications Corp.*


------------------------


*   Previously filed



**  Filed herewith

ITEM 22. UNDERTAKINGS

    The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The Registrant undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on the 7th day of November 1997.


                                LCI INTERNATIONAL, INC.

                                By:  /s/ H. BRIAN THOMPSON
                                     -----------------------------------------
                                     Name: H. Brian Thompson
                                     Title: Chairman of the Board and Chief
                                            Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on November 7th, 1997 in the capacities indicated below.



          SIGNATURE                       TITLE
------------------------------  --------------------------
                                Chairman of the Board,
    /s/ H. BRIAN THOMPSON         Chief Executive Officer
------------------------------    and Director (Principal
      H. Brian Thompson           Executive Officer)
              *
------------------------------  Director
     Richard E. Cavanagh
              *
------------------------------  Director
      William F. Connell
              *
------------------------------  Director
     Julius W. Erving, II
              *
------------------------------  Director
       Douglas M. Karp
                                Chief Financial Officer
              *                   and Executive Vice
------------------------------    President (Principal
      Joseph A. Lawrence          Financial and Accounting
                                  Officer)
              *
------------------------------  Director
       George M. Perrin
              *
------------------------------  Director
      John L. Vogelstein




*By:                              /s/ H. BRIAN THOMPSON
                                --------------------------
                                    H. Brian Thompson
                                     ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER                                                          DESCRIPTION
---------             --------------------------------------------------------------------------------------------------
      2.1     --      Agreement and Plan of Merger, dated September 17, 1997, by and among LCI International, Inc., LCI
                      Acquisition Corp. and USLD Communications Corp. (included as Annex A to the Joint Proxy
                      Statement/Prospectus which forms a part of this Registration Statement)
      3.1     --      Certificate of Incorporation of the Registrant (previously filed as an Exhibit to Registrant's
                      Form 10-K for the year ended December 31, 1996 (the "1996 10-K"))
      3.2     --      Bylaws of the Registrant (previously filed as an Exhibit to the 1996 10-K)
      4.1     --      Rights Agreement between Registrant and Fifth Third Bank, N.A. dated as of January 22, 1997
                      (previously filed as an Exhibit to Registrant's Current Report on Form 8-K, dated January 22,
                      1997).
      5.1     --      Opinion of Kramer, Levin, Naftalis & Frankel regarding the legality of the LCI Common Stock to be issued to the USLD stockholders**
      8.1     --      Form of Tax Opinion of Kramer, Levin, Naftalis & Frankel**
      8.2     --      Form of Tax Opinion of Arter & Hadden**
     23.1     --      Consent of Arthur Andersen LLP (Washington, D.C.)**
     23.2     --      Consent of KPMG Peat Marwick, LLP**
     23.3     --      Consent of BDO Seidman, LLP**
     23.4     --      Consent of Arthur Andersen LLP (San Antonio)**
     23.5     --      Consent of Kramer, Levin, Naftalis & Frankel (contained in Exhibit 5.1 and Exhibit 8.1)**
     23.6     --      Consent of Arter & Hadden (contained in Exhibit 8.2)**
     23.7     --      Consent of ABN AMRO Chicago Corporation (contained in Annex B to the Joint Proxy
                      Statement/Prospectus which forms a part of this Registration Statement)**
     23.8     --      Consent of Lehman Brothers**
     24.1     --      Power of Attorney*
     99.1     --      Form of Proxy of Registrant*
     99.2     --      Form of Proxy of USLD Communications Corp.*


------------------------


*   Previously filed



**  Filed herewith